UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

A. H. Belo Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 23, 2018

Dear Fellow Shareholder:

I invite you to attend our annual meeting of shareholders on June 6, 2018 in the auditorium of A. H. Belo Corporation’s (the “Company”) corporate headquarters, located at 1954 Commerce Street, Dallas, Texas. We hope that you will be able to attend.

Materials being provided include the Notice of Annual Meeting setting forth the business expected to come before the meeting, the 2018 proxy statement and A. H. Belo’s 2017 annual report. If you requested printed versions of the materials by mail, these materials also include a proxy/voting instruction card for the annual meeting. The proxy statement tells you more about the agenda and voting procedures for the meeting and provides information about A. H. Belo’s directors, including those nominated for election at this year’s meeting.

As permitted by the rules of the Securities and Exchange Commission, most of the Company’s shareholders were mailed a Notice of Internet Availability of Proxy Materials with instructions for electronically accessing these proxy materials and for voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how you may obtain printed copies of our proxy materials free of charge. We believe that this approach allows us to provide our shareholders with the information they need to vote their shares while reducing delivery costs and conserving natural resources.

For those A. H. Belo shareholders with access to the Internet, we encourage you to vote your shares online. Detailed instructions on how to vote over the Internet or by telephone are set forth in the proxy materials and in the Notice of Internet Availability of Proxy Materials. We encourage you to elect to receive future annual reports, proxy statements and other materials over the Internet by following the instructions in the proxy statement. This electronic means of communication is quick and convenient and reduces the Company’s printing and mailing costs.

Whether or not you attend the meeting, it is important that your shares be represented at the annual meeting. I encourage you to vote your shares as soon as possible either by returning your proxy/voting instruction card or by voting using the Internet or telephone voting procedures outlined in the proxy materials or in the Notice of Internet Availability of Proxy Materials.

I hope to see you on June 6.

Sincerely,

James M. Moroney III

Chairman of the Board

President and Chief Executive Officer

P. O. Box 224866 Dallas, Texas 75222-4866                Tel. 214.977.8222                Fax 214.977.8285

www.ahbelo.com                Deliveries: 1954 Commerce Street                Dallas, Texas 75201

P. O. Box 224866

Dallas, Texas 75222-4866

www.ahbelo.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 6, 2018

To A. H. Belo Shareholders:

Please join us for the 2018 annual meeting of shareholders of A. H. Belo Corporation. The meeting will be held in the auditorium of our corporate headquarters at 1954 Commerce Street, Dallas, Texas 75201, on Wednesday, June 6, 2018, at 10:00 a.m., Dallas, Texas time.

At the meeting, holders of A. H. Belo Series A common stock and A. H. Belo Series B common stock will act on the following matters:

1.	Election of the two directors named in the proxy statement;

2.	Ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm;

3.	Adoption of an Agreement and Plan of Merger and approval of reincorporation in Texas; and

4.	Any other matters that may properly come before the meeting.

All record holders of shares of A. H. Belo Series A common stock and A. H. Belo Series B common stock at the close of business on April 9, 2018 are entitled to vote at the meeting or at any postponement or adjournment of the meeting.

As permitted by the rules of the Securities and Exchange Commission (the “SEC”), we are furnishing our proxy materials to shareholders via the Internet. Shareholders will receive a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our proxy statement and annual report, and for voting via the Internet. The electronic delivery of our proxy materials will expedite receipt of the materials by our shareholders, reduce any environmental impact and lessen our printing and mailing costs.

The Notice of Internet Availability of Proxy Materials identifies the date, time and location of the annual meeting; the matters to be acted upon at the meeting and the Board of Directors’ recommendation with regard to each matter; a website where shareholders can access the proxy materials and vote their shares; and a toll-free telephone number, an email address and a website where shareholders can request a paper or email copy of the proxy materials, including our proxy statement, annual report to shareholders and form of proxy/voting instruction card, free of charge.

By Order of the Board of Directors

CHRISTINE E. LARKIN

Secretary

April 23, 2018

P. O. Box 224866

Dallas, Texas 75222-4866

www.ahbelo.com

PROXY STATEMENT

For the Annual Meeting of Shareholders

To Be Held On June 6, 2018

This proxy statement contains information related to the annual meeting of shareholders of A. H. Belo Corporation (“A. H. Belo,” the “Company,” “we,” “our” or “us”) to be held on Wednesday, June 6, 2018, beginning at 10:00 a.m., Dallas, Texas time, in the auditorium of our corporate headquarters at 1954 Commerce Street, Dallas, Texas 75201, and any postponement or adjournment of the meeting.

A Notice of Internet Availability of Proxy Materials (the “Notice”) is being mailed or otherwise sent to shareholders of A. H. Belo on or about April 23, 2018. Paper copies of this proxy statement and related proxy/voting instruction card will be distributed to shareholders beginning on or about April 23, 2018.

Important Notice Regarding the Availability of Proxy Materials for the 2018 Annual Meeting to be Held on June 6, 2018. A. H. Belo’s 2018 proxy statement and 2017 annual report, which includes consolidated financial statements for the year ended December 31, 2017, are available at www.proxyvote.com by entering a control number found in your notification materials. These documents are also posted on our website at www.ahbelo.com.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At the annual meeting, shareholders will act on matters outlined in the accompanying notice, including the election of directors, ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm, adoption of an Agreement and Plan of Merger and approval of reincorporation in Texas, and any other matters properly brought before the meeting. Management will report on A. H. Belo’s performance in 2017 and respond to questions and comments from shareholders.

Who can attend the annual meeting?

Shareholders and guests of A. H. Belo may attend the annual meeting.

Who may vote at the meeting?

Only shareholders who owned A. H. Belo shares of common stock at the close of business on April 9, 2018 (the “record date”), or their duly appointed proxies, are entitled to vote at the meeting, or at any postponement or adjournment of the meeting. Our common stock is divided into two series: Series A common stock and Series B common stock. Holders of either series of common stock as of the close of business on the record date will be entitled to vote at the meeting. At the close of business on the record date, a total of [•] shares of Series A common stock and [•] shares of Series B common stock were outstanding and entitled to vote.

What are the voting rights of the holders of Series A common stock and Series B common stock?

Holders of A. H. Belo Series A and Series B common stock vote together as a single class on all matters to be acted upon at the annual meeting. Each outstanding share of Series A common stock will be entitled to one vote on each matter. Each outstanding share of Series B common stock will be entitled to 10 votes on each matter.

Why did I receive a one-page Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), the Company has elected to provide access to its proxy materials via the Internet and has sent the Notice to its shareholders. Shareholders can access the proxy materials on the website referred to in the Notice or request to receive free of charge a printed set of the proxy materials, including a proxy/voting instruction card. Instructions on how to access the proxy materials over the Internet or to request a printed copy are set forth in the Notice. If you hold A. H. Belo shares in your A. H. Belo Savings Plan account, the Notice also has instructions on how to provide your voting instructions via the Internet.

In addition, all shareholders may request to receive proxy materials electronically by email on an ongoing basis by following the instructions in the paragraph captioned “How to Receive Future Proxy Statements and Annual Reports Online” in the “Annual Report and Additional Materials” section of this proxy statement. The Company encourages shareholders to take advantage of the availability of the proxy materials on the Internet in order to help reduce printing and mailing costs and environmental impacts.

What constitutes a quorum to conduct business at the meeting?

In order to carry on the business of the meeting, we must have a quorum present in person or by proxy. A majority of the voting power of the outstanding shares of common stock eligible to vote and at least one-third of the outstanding shares entitled to vote must be present at the meeting, in person or by proxy, in order to constitute a quorum.

Abstentions and broker non-votes are counted as present at the meeting for purposes of determining whether we have a quorum. A broker non-vote occurs when a broker or other nominee returns a proxy but does not vote on a particular proposal because the broker or nominee does not have authority to vote on that particular item and has not received voting instructions from the beneficial owner.

How do I cast my vote?

You may receive more than one Notice or proxy/voting instruction card depending on how you hold your shares. It is important that you follow the instructions on each card or Notice and vote the shares represented by each card or Notice separately.

Shareholders of record.    If you hold shares directly and are listed as a shareholder on A. H. Belo’s stock records, you may vote in person if you attend the meeting or you may vote by proxy, which gives the proxy holder the right to vote your shares on your behalf. You may vote by proxy online via the Internet, by telephone, or, if you request copies of the proxy materials, by completing and returning your proxy card in the envelope provided. Shares represented by proxy cards that are properly completed and submitted will be voted in accordance with the shareholder’s instructions.

Shares held in broker or other nominee name (“street name”).    If you hold shares in street name, you have the right to instruct your broker or other nominee on how to vote those shares on your behalf and you will receive a Notice or, if you request, a copy of the proxy materials, including a voting instruction form, from them. Alternatively, you may vote these shares in person at the meeting, by following the instructions below under “How do I vote in person.”

Shares held in your A. H. Belo Savings Plan account.    These shares may be voted only by the plan trustee, but you may instruct the plan trustee on how to vote them. Information on how to provide voting instructions to the plan trustee via the Internet is set out in the Notice. The Notice also includes information on how to obtain paper copies of the proxy materials, including a voting instruction card, if you so desire. For more information, please refer to the question and answer “How do I vote my shares held in the A. H. Belo Savings Plan” below.

If you want to vote using the Internet or telephone, please follow the instructions on each proxy/voting instruction card or in the Notice, and have the proxy/voting instruction card or the Notice available when you call in or access the voting site. In order to be included in the final tabulation of proxies, completed proxy/voting instruction cards must be received, and votes cast using the Internet or telephone must be cast, by the date and time noted on the card or in the Notice.

How do I vote in person?

For shares held of record in your name, you may vote in person by completing a ballot at the annual meeting. If you plan to vote in person but hold shares through a broker or other nominee, you must provide a “legal proxy” from the broker or nominee evidencing your authority to vote shares the broker held for your account at the close of business on April 9, 2018. You must contact your brokerage firm directly in advance of the annual meeting to obtain a legal proxy. Blank ballots will be available at the registration table at the meeting. Completed ballots may be deposited at the registration table and a call for completed ballots will be made during the course of the meeting prior to the close of the polls. Voting instructions with respect to shares held in the A. H. Belo Savings Plan must be submitted by 11:59 p.m. Eastern Time on June 4, 2018, and may not be provided at the meeting.

Can I change my vote or revoke my proxy prior to the final voting?

Yes. For shares held of record in your name, you may revoke your proxy (including an Internet or telephone vote) by:

➤	filing a written notice of revocation with the Secretary of A. H. Belo at any time prior to the annual meeting; or

➤	delivering a duly executed written proxy bearing a later date by the voting deadline set forth on the proxy card; or

➤	submitting a new proxy by Internet or telephone by the voting deadline set forth on the proxy card; or

➤	voting by ballot at the meeting. Attendance at the meeting does not by itself revoke a previously granted proxy.

If your shares are held through a broker or nominee, contact that broker or nominee if you wish to change your voting instructions.

For information on how to revoke or modify previously given voting instructions with respect to shares held through the Savings Plan, please see “How do I vote my shares held in the A. H. Belo Savings Plan” below.

How do I vote my shares held in the A. H. Belo Savings Plan?

Fidelity Management Trust Company is the plan trustee for the A. H. Belo Savings Plan. The A. H. Belo Savings Plan is referred to herein as the “Savings Plan.” Only the plan trustee can vote the shares held by the Savings Plan. If you participate in the Savings Plan and had full shares of A. H. Belo common stock credited to your account as of the record date, you received a Notice in lieu of a paper copy of our proxy materials. The Notice includes instructions on how to access the proxy materials over the Internet and how to request a printed set of the proxy materials, including a voting instruction card, if you desire to do so. The Notice also has information on how to provide your voting instructions to the plan trustee via the Internet or telephone. You will not be able to vote these shares in person at the annual meeting.

Because of the time required to tabulate voting instructions from participants in the Savings Plan before the annual meeting, the plan trustee must receive your voting instructions by June 4, 2018. If you sign, date and return a paper voting instruction card but do not check any boxes on the card, the plan trustee will vote your shares FOR the nominees standing for election as directors named in this proxy statement, FOR ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm, and FOR adoption of an Agreement and Plan of Merger and approval of reincorporation in Texas. In addition, at its discretion, the plan trustee will be authorized to vote on any other matter that may properly come before the meeting or any adjournment or postponement of the meeting. If the plan trustee does not receive instructions from you (by Internet, telephone or voting instruction card) by June 4, 2018, the plan trustee will vote your shares in the same proportion as the shares in the Savings Plan for which voting instructions have been received from other plan participants. You may revoke or modify previously given voting instructions by June 4, 2018, by submitting a new voting instruction by Internet or telephone, filing with the plan trustee either a written notice of revocation or submitting a properly completed and signed voting instruction card by that date.

What happens if I do not give specific voting instructions?

If you indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board or you sign and return a proxy card or voting instruction card without giving specific voting instructions, then the proxy holders or the plan trustee, as appropriate, will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement as follows: FOR the nominees standing for election as directors named in this proxy statement, FOR ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm, and FOR adoption of an Agreement and Plan of Merger and approval of reincorporation in Texas. In addition, the proxy holders or the plan trustee, as appropriate, may vote in their discretion on any other matter that may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

If you hold your shares through a broker, and you do not provide any voting instructions on the Internet or by telephone and do not return a voting instruction form, your broker may vote your shares at its discretion only on certain “routine matters.” If the organization that holds your shares does not receive any voting instructions from you, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote your shares with respect to “non-routine” matters. This is generally referred to as a “broker non-vote.”

Which proposals are considered “routine” or “non-routine”?

The Company believes that the election of directors (Proposal One) and adoption of an Agreement and Plan of Merger and approval of reincorporation in Texas (Proposal Three) are not “routine matters” and a broker or other nominee will not be permitted to vote any uninstructed shares on Proposal One or Proposal Three. The Company believes that Proposal Two, the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm, is a “routine matter” on which brokers will be permitted to vote uninstructed shares. With respect to all other matters, however, your broker may not vote your shares for you without instructions and the aggregate number of unvoted shares is reported as the “broker non-vote.”

How are broker non-votes and abstentions treated?

For Proposal One (election of directors), abstentions and broker non-votes have no effect. For matters requiring majority or two-thirds approval, abstentions and broker non-votes have the effect of negative votes, meaning that abstentions and broker non-votes will be counted in the denominator, but not the numerator, in determining whether a matter has received sufficient votes to be approved.

What vote does the Board recommend?

The Board recommends a vote:

FOR all director nominees named in this proxy statement,

FOR ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm, and

FOR adoption of an Agreement and Plan of Merger and approval of reincorporation in Texas

With respect to any other matter that properly comes before the meeting, the proxy holders will vote in their own discretion.

What number of votes is required to approve each proposal?

➤     Election of directors (Proposal One) — The affirmative vote of a plurality of the voting power represented at the annual meeting and entitled to vote is required for the election of directors. This means that the nominees receiving the highest number of votes cast for the number of positions to be filled are elected. You do not have the right to cumulate votes in the election of directors. In other words, you cannot multiply the number of shares you own by the number of directorships being voted on and then cast the total for only one candidate or among several candidates as you see fit. Votes that are instructed to be withheld with respect to the election of one or more directors will not be voted for the director or directors indicated, although they will be counted for purposes of determining whether a quorum is present. Shares held in broker or street name cannot be voted on this proposal without your instruction.

Additionally, if an incumbent director does not receive the affirmative vote of at least a majority of the votes cast with respect to that director’s election at the annual meeting (which for this purpose includes votes cast “for” the director’s election and votes to withhold authority with respect to the director’s election), then that director is required to promptly tender his or her resignation, and the Board will act on such resignation as provided in the Company’s Corporate Governance Guidelines, the applicable portion of which is attached to this proxy statement as Appendix A.

➤     Ratification of appointment of independent registered public accounting firm (Proposal Two) — The affirmative vote of a majority of the voting power represented at the annual meeting and entitled to vote is required to ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm for the Company for 2018. With respect to shares held in broker or street name, your broker has discretion to vote any uninstructed shares on this matter.

➤    Adoption of an Agreement and Plan of Merger and approval of reincorporation in Texas (Proposal Three) — The affirmative vote of two-thirds of the voting power of the Company’s outstanding shares entitled to vote is required for adoption of an Agreement and Plan of Merger and approval of reincorporation in Texas. Shares held in broker or street name cannot be voted on this proposal without your instruction.

➤    Other matters — Unless otherwise required by law or the Company’s Certificate of Incorporation, the affirmative vote of a majority of the voting power represented at the annual meeting and entitled to vote is required for other matters that properly may come before the meeting.

Where can I find the voting results of the annual meeting?

The preliminary voting results will be announced at the annual meeting. The final voting results will be tallied by the inspector of election and published in a Current Report on Form 8-K, which the Company is required to file with the SEC within four business days following the annual meeting.

PROXY SOLICITATION

Your proxy is being solicited on behalf of A. H. Belo’s Board of Directors. In addition to use of the mail, the solicitation may also be made by use of facsimile, the Internet or other electronic means, or by telephone or personal contact by directors, officers, employees and agents of A. H. Belo. A. H. Belo pays the costs of this proxy solicitation.

We have hired Morrow Sodali LLC, 470 West Ave, Stamford, CT 06902, to assist in soliciting proxies from beneficial owners of shares held in the names of brokers and other nominees, and have agreed to pay Morrow Sodali a fee of $5,000 plus its related costs and expenses. We also supply brokers, nominees and other custodians with proxy forms, proxy statements and annual reports for the purpose of sending proxy materials to beneficial owners. We reimburse brokers, nominees and other custodians for their reasonable expenses.

A. H. BELO CORPORATION STOCK OWNERSHIP

The following tables set forth information about the beneficial ownership of A. H. Belo common stock by our current directors, nominees for election as director, the executive officers named in the Summary Compensation Table (the “named executive officers” or “NEOs”), all current directors, director nominees and executive officers as a group, and by each person known to A. H. Belo to own more than 5% of the outstanding shares of A. H. Belo Series A or Series B common stock. At the close of business on December 31, 2017, there were 19,269,331 Series A shares, 2,469,755 Series B shares and 21,739,086 combined Series A and Series B shares issued and outstanding. The outstanding shares will be updated as of the April 9, 2018 record date in the definitive proxy.

Under SEC rules, the beneficial ownership of a person or group includes not only shares held directly or indirectly by the person or group but also shares the person or group has the right to acquire within 60 days of the record date pursuant to exercisable options and convertible securities. The information below, including the percentage calculations, is based on beneficial ownership rather than direct ownership of issued and outstanding shares, except as described in footnote (1) to the table below.

Unless otherwise indicated, each person listed below has sole voting power and sole dispositive power with respect to the shares of common stock indicated in the table as beneficially owned by such person. Series A common stock has one vote per share and Series B common stock has 10 votes per share. Consequently, the voting power of Series B holders is greater than the number of shares beneficially owned. For example, the shares of A. H. Belo common stock beneficially owned by all current directors, director nominees and executive officers as a group, representing 13.3% of the total outstanding shares of Series A and Series B common stock, have combined voting power of 50.8%.

A. H. Belo Corporation Stock Ownership of Directors and Executive Officers

Shares of Common Stock Beneficially Owned as of April 9, 2018 And Percentage of Outstanding Shares as of December 31, 2017 (1)(2)(3)
					Combined		Combined
	Series A		Series B		Series A and Series B		Series A and Series B
Name	Number	Percent	Number	Percent	Number	Percent	Votes	Percent
James M. (Jim) Moroney III*◆+(4)	427,059	2.2%	579,519	23.5%	1,006,578	4.6%	6,222,249	14.2%
Katy Murray+	12,478	**	0	**	12,478	**	12,478	**
Christine E. Larkin+	8,383	**	0	**	8,383	**	8,383	**
Grant S. Moise+	13,735	**	0	**	13,735	**	13,735	**
Timothy M. Storer+	48,000	**	0	**	48,000	**	48,000	**
John A. Beckert*	26,915	**	0	**	26,915	**	26,915	**
Louis E. Caldera*	30,361	**	0	**	30,361	**	30,361	**
Robert W. Decherd*	0	**	1,582,431	64.1%	1,582,431	7.3%	15,824,310	36.0%
Ronald D. McCray*◆	30,136	**	0	**	30,136	**	30,136	**
Tyree B. (Ty) Miller*(4)	45,457	**	0	**	45,457	**	45,457	**
John P. Puerner*	48,637	**	0	**	48,637	**	48,637	**
Nicole G. Small*	26,915	**	0	**	26,915	**	26,915	**
All directors, director nominees and executive officers as a group (15 persons)	725,477	3.8%	2,161,950	87.5%	2,887,427	13.3%	22,344,977	50.8%

*	Director
♦	Nominee
+	Named Executive Officer
**	Less than one percent

(1)

➤ Series B shares are convertible at any time on a share-for-share basis into Series A shares but not vice versa. For purposes of determining the number of Series A shares beneficially owned by the persons listed, the person may be deemed to be the beneficial owner of the Series A shares into which the Series B shares owned are convertible. The numbers listed in the Series A column, however, do not reflect the Series A shares that may be deemed to be beneficially owned by the person listed because of this convertibility feature. If the Series A shares total included shares into which Series B shares held are convertible, the persons listed would be deemed to be the beneficial owners of the following percentages of the Series A shares: Mr. Moroney, 5.1% and Mr. Decherd, 7.6%; and all current directors, director nominees and executive officers as a group, 13.5%. These percentages are calculated by taking the person’s number of combined Series A and Series B shares as reflected in the table above and dividing that number by the sum of (a) the Series A shares issued and outstanding, plus (b) the total of Series B shares owned by the person as reflected in the table above, plus (c) the person’s exercisable Series A stock options plus shares issuable upon the vesting and payment of restricted stock unit (“RSU”) awards listed in footnote (2) to the table. None of our named executive officers or directors held any options exercisable on April 9, 2018 or within 60 days thereafter.

➤ The family relationships among the directors and named executive officers are as follows: Robert Decherd and Jim Moroney are second cousins.

➤ The following shares are included in the individual’s holdings because the individual has either sole or shared voting or dispositive power with respect to such shares.

Jim Moroney — 954 Series A shares held by Moroney Family Belo, LLC, a limited liability company of which Mr. Moroney is the manager; 5,960 Series A shares held by a family charitable foundation for which Mr. Moroney serves as trustee; and 503,374 Series B shares held by Moroney Preservation Limited, a family limited partnership, for which Mr. Moroney serves as manager. He disclaims beneficial ownership of these shares except to the extent of his pecuniary interest. Mr. Moroney shares voting and dispositive power with respect to 96 Series B shares owned by him and his wife.

Robert Decherd — 300,291 Series B shares held by The Decherd Foundation for which Mr. Decherd serves as chairman and director; and 4,631 Series B shares owned by him and his wife as to which he shares voting and dispositive power.

(2)

The number of shares shown in the table above includes (a) shares held in the A. H. Belo Savings Plan at April 9, 2018 and (b) shares that could be received upon the vesting and payment of RSU awards through June 8, 2018, as reflected in the following table.

	Shares Held in A. H. Belo Savings Plan		Net Shares Issuable Upon Vesting & Payment of RSU Awards
Name	Series A	Series B	Series A	Series B
James M. Moroney III	981	—	—	—
Katy Murray	—	—	—	—
Christine E. Larkin	—	—	—	—
Grant S. Moise	—	—	—	—
Timothy M. Storer	—	—	—	—
John A. Beckert	—	—	5,689	—
Louis E. Caldera	—	—	5,689	—
Robert W. Decherd	—	—	—	—
Ronald D. McCray	—	—	5,689	—
Tyree (Ty) B. Miller	—	—	5,689	—
John P. Puerner	—	—	5,689	—
Nicole G. Small	—	—	5,689	—
All directors, director nominees and executive officers as a group (15 persons)	981	—	34,134	—

(3)

Pursuant to SEC rules, the percentages above are calculated by taking the number of shares indicated as beneficially owned by the listed person or group and dividing that number by the sum of (a) the number of issued and outstanding shares in each series or the combined series, as applicable, plus (b) the number of shares of each series or the combined series, as applicable, that the person or group may purchase through the exercise of stock options or may receive upon the vesting and payment of RSU awards as indicated in footnote (2) to the table.

(4)	Ty Miller has all of his Series A shares held in a margin account. Jim Moroney has 60,000 of his Series B shares subject to a pledge.

A. H. Belo Corporation Stock Ownership of Other Principal Shareholders (greater than 5%)

Shares of Common Stock Beneficially Owned as of December 31, 2017 And Percentage of Outstanding Shares as of December 31, 2017
	Series A		Series B		Combined Series A and Series B		Combined Series A and Series B
Name and Address	Number	Percent	Number	Percent	Number	Percent	Votes	Percent
Dealey D. Herndon(1)	43,419	**	215,900	8.7%	259,319	1.2%	2,202,419	5.0%
2905 San Gabriel Street, Suite 206 Austin, TX 78705
Wells Fargo & Company; Wells Fargo Funds Management, LLC; and Wells Capital Management Inc.(2)	2,206,022	11.5%	—	**	2,206,022	10.2%	2,206,022	5.0%
420 Montgomery Street San Francisco, CA 94104
Dimensional Fund Advisors LP(3)	1,556,555	7.6%	—	**	1,556,555	6.7%	1,556,555	3.3%
Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746
North Star Investment Management Corporation (4)	1,271,962	6.6%	—	**	1,271,962	5.9%	1,271,962	2.9%
20 N. Wacker Drive, Suite 1416, Chicago, IL 60606
Punch & Associates Investment Management, Inc.(5)	1,114,620	5.8%	—	**	1,114,620	5.1%	1,114,620	2.5%
7701 France Ave. So., Suite 300 Edina, MN 55435
Luther King Capital Management Corporation(6)	997,445	5.2%	—	**	997,445	4.6%	997,445	2.3%
2905 San Gabriel Street, Suite 206, Austin, TX 78705

**	Less than one percent

(1)

Dealey Herndon is a former director of the Company, the sister of Robert Decherd and the second cousin of Jim Moroney. The ownership information reflected above for Ms. Herndon is based upon information (a) with respect to Series A shares, from the Company’s records maintained prior to Ms. Herndon’s retirement from the Board of Directors of the Company on May 14, 2015, and (b) with respect to Series B shares, the most recently filed Schedule 13D/A (Amendment No. 2) filed on behalf of Ms. Herndon on June 24, 2016 reporting 200,000 Series B shares, and 18,357 Series B shares issuable pursuant to stock options, of which 1,323 options expired unexercised on May 9, 2016 and an additional 1,134 unexercised options expired on May 8, 2017. In addition, Series A shares include 3,100 shares that were received upon payment of vested RSUs on May 11, 2017.

(2)

Based upon information contained in Amendment No. 13 to its report on Schedule 13G for the year ended December 31, 2017, as filed with the SEC on January 29, 2018. Wells Fargo & Company shares voting power with respect to 611,023 of these shares and shares dispositive power with respect to 2,181,674 of these shares, and has sole voting and dispositive power with respect to 6,528 of these shares. Wells Capital

Management Incorporated does not have sole voting or dispositive power with respect to any of these shares. Wells Capital Management Incorporated shares voting power with respect to 1,941,129 of these shares and shares dispositive power with respect to 2,166,004 of these shares. Wells Fargo Funds Management, LLC does not have sole voting or dispositive power with respect to any of these shares. Wells Fargo Funds Management, LLC shares voting power with respect to 1,357,068 of these shares and shares dispositive power with respect to 1,358,392 of these shares. The Amendment No. 13 to Schedule 13G filed by Wells Fargo & Company, was filed on its own behalf and on behalf of the following subsidiaries: Wells Fargo Clearing Services, LLC, Wells Capital Management Incorporated, Wells Fargo Funds Management, LLC, Wells Fargo Bank, National Association and Analytic Investors, LLC. Aggregate beneficial ownership reported by Wells Fargo & Company is on a consolidated basis and includes any beneficial ownership separately reported by a subsidiary.

(3)

Based upon information contained in Amendment No. 6 to its report on Schedule 13G for the year ended December 31, 2017, as filed with the SEC on February 9, 2018, Dimensional Fund Advisors LP has sole voting power with respect to 1,491,474 of these shares and has sole dispositive power with respect to all of these shares. Dimensional Fund Advisors LP is an investment adviser to four investment companies and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such as investment companies, trusts and accounts, collectively referred to as the “Funds”). In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors, LP or its subsidiaries may possess voting and/or investment power over the securities of A. H. Belo that are owned by the Funds, and may be deemed to beneficially own the shares held by the Funds.

(4)

Based upon information contained in its report on Schedule 13G for the year ended December 31, 2017, as filed with the SEC on January 8, 2018, North Star Investment Management Corporation has sole voting and dispositive power with respect to 1,128,644 of these shares and has shared dispositive power with respect to 143,318 of these shares.

(5)

Based upon information contained in its report on Schedule 13G for the year ended December 31, 2017, as filed with the SEC on February 14, 2018, Punch & Associates Investment Management, Inc. has sole voting and dispositive power with respect to all of these shares.

(6)

Based upon information contained in its report on its Schedule 13D as of March 31, 2017, as filed with the SEC on April 6, 2017, (i) LKCM Private Discipline Master Fund, SPC (“PDP”) holds 934,777 of these shares directly, and has sole voting and dispositive power with respect to these shares, (ii) LKCM Micro-Cap Partnership, L.P. (“Micro”) holds 44,666 of these shares directly, and has sole voting and dispositive power with respect to these shares, and (iii) LKCM Core Discipline, L.P. (“Core”) holds 14,402 of these shares directly, and has sole voting and dispositive power with respect to these shares. Luther King Capital Management Corporation (“LKCM”) is the Investment Manager for PDP, Micro, and Core, and J. Luther King, Jr. is the controlling shareholder of LKCM. As such, LKCM and J. Luther King, Jr. may be deemed to beneficially own the shares held by PDP, Micro and Core. Further, the sole holder of management shares of PDP is LKCM Private Discipline Management, L.P. (“PDP GP”), of which LKCM Alternative Management, LLC (“PDP Management”) is the general partner. Additionally, the general partner of Core is LKCM Core Discipline Management, L.P. (“Core GP”), of which PDP Management is the general partner. J. Luther King, Jr. and J. Bryan King are controlling members of PDP Management. As such, J. Bryan King, as well as J. Luther King, Jr., as previously stated, may be deemed to beneficially own the shares held by PDP and Core.

Equity Compensation Plan Information

The following table provides information regarding Series A and Series B common stock authorized for issuance under A. H. Belo’s equity compensation plans as of December 31, 2017. The amounts set out in the table do not include any adjustment for risk of forfeiture:

	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)		(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(2)		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))(3)
Plan Category	Series A	Series B	Series A	Series B	Series A or Series B
Equity Compensation Plans Approved by Shareholders(4)(5)	308,927	100,344	—	$6.464	12,666,726
Equity Compensation Plans Not Approved by Shareholders	—	—	—	—	—
Total	308,927	100,344	—	$6.464	12,666,726

(1)	Shares of Series A common stock are potentially issuable under outstanding RSU grants and shares of Series B common stock are reserved for issuance under outstanding option grants.

(2)	RSUs are valued as of the date of vesting and have no exercise price. Consequently, they are not included in the calculation of weighted average exercise price.

(3)	A. H. Belo’s equity compensation plans allow the Compensation Committee to designate at the time of grant that awards will be settled in either Series A or Series B common stock.

(4)	All of A. H. Belo’s equity compensation plans under which Series A or Series B common stock is authorized for issuance were approved by its shareholders.

(5)

At December 31, 2017, 4,666,726 shares remained available under the 2008 Incentive Compensation Plan. The 2008 Incentive Plan expired on February 8, 2018 and no further equity grants will be made under the 2008 Incentive Compensation Plan after that date. At December 31, 2017, 8,000,000 shares remain available under the 2017 Incentive Compensation Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Federal securities laws require that A. H. Belo’s executive officers and directors, and persons who own more than ten percent of a registered class of A. H. Belo common stock, file reports with the SEC within specified time periods disclosing their beneficial ownership of A. H. Belo common stock and any subsequent changes in beneficial ownership of A. H. Belo common stock. These reporting persons are also required to furnish us with copies of these reports. Based on information provided to us by these reporting persons or otherwise, we believe that all filings required to be made by the reporting persons during 2017 were timely filed.

PROPOSAL ONE: ELECTION OF DIRECTORS

A. H. Belo’s bylaws provide that the Board of Directors comprises five to ten directors, divided into three classes, approximately equal in number, with staggered terms of three years so that the term of one class expires at each annual meeting. The bylaws further provide that a director will retire on the date of the annual meeting of shareholders next following his or her 68th birthday.

Selection, Qualifications and Experience of Directors

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying director candidates and making recommendations to the Board. The Board is ultimately responsible for nominating candidates for election to the Board. The Nominating and Corporate Governance Committee employs a variety of methods for identifying and evaluating director nominees. Candidates may come to the Committee’s attention through current Board members, shareholders or other persons. In evaluating director candidates, the Committee considers a variety of criteria, including an individual’s character and integrity; business, professional and personal background; skills; current employment; community service; and ability to commit sufficient time and attention to activities of the Board. The Nominating and Corporate Governance Committee also may take into account any specific financial, technical or other expertise, and the extent to which such expertise would complement the Board’s existing mix of skills and qualifications. The Committee considers these criteria in the context of the perceived needs of the Board as a whole. For more information regarding the Nominating and Corporate Governance Committee and the nominee selection and evaluation process, please see “Corporate Governance — Committees of the Board — Nominating and Corporate Governance Committee.”

Based on a review of the background and experiences of the directors, we believe that each of our directors, including those proposed for election to the Board at the 2018 annual meeting, possesses the professional and personal qualifications necessary for service on the A. H. Belo Board of Directors. In the individual biographies below, we have highlighted particularly noteworthy attributes of each Board member that led to the Board’s conclusion that the person should serve as an A. H. Belo director in light of the Company’s business and structure. In addition, we note that, based on their length of service to the Company, several of our directors have significant exposure to both our business and the communities in which we operate.

Nominees for A. H. Belo Directors

The following candidates are nominated by the Board and each is an incumbent director: James M. Moroney III and Ronald D. McCray are standing for election as a Class I director, and each will be eligible to serve a three-year term until the 2021 annual meeting. The independence of each director is addressed under “Corporate Governance — Director Independence.”

Each independent director serves on each of the three standing committees of the Board (Audit, Compensation and Nominating and Corporate Governance). Mr. Moroney and Mr. Decherd do not serve on any standing committee of the Board.

Class I Directors (Terms expire at A. H. Belo’s 2018 annual meeting)

James M. Moroney III	Director since September 2013
Age 61

Jim Moroney has served as chairman, president and chief executive officer of A. H. Belo Corporation since September 2013. He also serves as Chief Executive Officer of The Dallas Morning News, a position he has held since June 2001. Jim served as Publisher of the Dallas Morning News from June 2001 until March 2018. From November 2007 to September 2013, Jim served as executive vice president of A. H. Belo. Previously, Jim held several executive positions with Belo Corp., including president of Belo Interactive, Inc. from its formation in May 1999 until June 2001, executive vice president of Belo Corp. from July 1998 through December 1999, with responsibilities for Finance, Treasury and Investor Relations, and president/Television Group from January 1997 through June 1998, with responsibility for the operations of all of Belo Corp.’s television stations. Jim served on the board of Belo Corp. from February 2008 through December 2013. He currently serves on the boards of the Associated Press, the International News Media Association, the Advisory Board of the College of Communication at The University of Texas, The Dallas Foundation, the Bishop’s Finance Council of the Catholic Diocese of Dallas and the State Fair of Texas. Jim has also served as an unpaid member of the Board of Andrew Harper, LLC, a luxury travel company, since January 2015.

Jim’s extensive knowledge and experience in the media industry, finance, technology and his broad leadership and business experience gained through his service as a member of private and non-profit boards all serve to strengthen the Board’s collective qualifications, skills and experience.

Ronald D. McCray	Director since September 2010
Age 60

Ron McCray is a private investor and corporate director. He served as chairman of the board of Career Education Corp., a for-profit education services company, from July 2015 to October 2015 and served as its interim president and chief executive officer from February 2015 to April 2015. Ron served as vice president and chief administrative officer of Nike, Inc. from August 2007 until May 2009. He served as senior vice president — law and government affairs of Kimberly-Clark Corporation from August 2003 until August 2007 and as its chief compliance officer from November 2004 until August 2007. Ron joined Kimberly-Clark in 1987 and held other senior positions prior to 2003 and also served as a member of the management executive committee. Before joining Kimberly-Clark, Ron was an attorney at the law firms of Weil, Gotshal & Manges in New York and Jones Day in Dallas. He is a limited partner of Boston Championship Basketball, LLC; an advisor to RLJ Equity Partners; and a former director of Career Education Corp., Knight-Ridder, Inc., Kimberly-Clark de Mexico, S.A. de C.V. and EveryWare Global, Inc. Additionally, Ron is a member of the governing boards of Cornell University and Harvard Law School, is a member of the boards of Jazz at Lincoln Center and Jazz Artists of Charleston, and was nominated by President Obama and confirmed by the Senate to be a member of the Federal Retirement Thrift Investment Board.

Ron has significant experience and knowledge in the leadership of large organizations, accounting, finance, corporate governance, risk management, operations and marketing, as well as public company board experience. These skills, together with his legal training and experience, serve to strengthen the Board’s collective qualifications, skills and experience.

Vote Required for Approval

The affirmative vote of a plurality of the voting power represented at the annual meeting and entitled to vote is required for the election of directors. This means that the nominees receiving the highest number of votes cast for the number of positions to be filled are elected. For additional information, please see “What number of votes is required to approve each proposal?”

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR Proposal One, for the election of each of the director nominees named in this proxy statement.

Directors Continuing in Office

Information regarding our directors continuing in office is provided below.

Class II Directors (Terms expire at A. H. Belo’s 2019 annual meeting)

Louis E. Caldera	Director since March 2011
Age 60	Compensation Committee Chairman

Louis Caldera is a Professor of Leadership in the College of Professional Studies at George Washington University since July 2016 where he teaches courses on public policy. He also serves as a senior fellow at the Cisneros Hispanic Leadership Institute since July 2016. Louis is also a private investor and consultant. Louis previously served on the board of directors and the audit, compensation, compliance and nominating and governance committees of Career Education Corp. from March 2013 until October 2015. He served as vice president of Programs of the Jack Kent Cooke Foundation from July 2010 until March 2012. Louis was a senior fellow at the Center for American Progress from June 2009 to June 2010, and served as Director of the White House Military Office in the Obama Administration from January 2009 to May 2009. Louis served as a tenured member of the University of New Mexico Law School faculty from August 2003 to December 2010 and was president of the University of New Mexico from August 2003 to February 2006. Previously, Louis was vice chancellor for university advancement at The California State University and Secretary of the Army in the Clinton Administration.

Louis is a former director of A. H. Belo Corporation (December 2007 to January 2009), Belo Corp. (July 2001 to February 2008), IndyMac Bancorp, Inc. (May 2002 to August 2008), and Southwest Airlines Co. (March 2003 to January 2009).

Louis has significant experience and knowledge in the leadership of large organizations, accounting and finance, as well as governmental policy and public company board experience (including audit committee chairmanship experience). These skills, together with his legal training and experience, serve to strengthen the Board’s collective qualifications, skills and experience.

John P. Puerner	Director since May 2008
Age 66

John Puerner is a private investor whose professional career was spent primarily with Tribune Company. He served as publisher, president and chief executive officer of the Los Angeles Times from April 2000 to May 2005, when he retired from Tribune. Before that, John was publisher, president and chief executive officer of the Orlando Sentinel and vice president and director of marketing and development for the Chicago Tribune. He held a number of corporate staff positions in finance and strategic planning starting in 1979 when he joined Tribune.

John’s extensive experience in journalism and specifically, the newspaper industry, combined with his business leadership roles while at Tribune Company, and his finance background (including a Master of Business Administration, and roles in financial planning and analysis) all add to the Board’s collective qualifications, skills and experience.

Nicole G. Small	Director since September 2011
Age 44

Nicole Small has served as president of the Lyda Hill Foundation, which funds conservation, medical and nature research, and chief executive officer of LH Holdings, Inc., a private investment firm, since January 2014. Nicole served previously as chief executive officer of the Perot Museum of Nature and Science from April 2002 through December 2013. She also served as a member of the Museum’s expansion team from 2001 until April 2002. From 2000 to 2001, Nicole was a strategy and financial consultant and served as Entrepreneur in Residence of Idealab!, a business incubator based in Pasadena, California. From 1998 to 2000, she was co-founder and director of business development and strategy of Webwisher.com, an online gift registry that was subsequently acquired by WeddingChannel.com. She serves on the board of the Hockaday School of Dallas and is active in various other business and community organizations.

Nicole possesses extensive community, business development and entrepreneurial experience. This experience, together with her knowledge and background in management, finance and marketing (including a master’s degree in management), serve to strengthen the Board’s collective qualifications, skills and experience.

Class III Directors (Terms expire at A. H. Belo’s 2020 annual meeting)

John A. Beckert	Director since September 2011
Age 64	Audit Committee Chairman

John Beckert has been an Operating Partner for Highlander Partners, L.P., a private equity firm, since March 2012. He served as a Special Advisor to Highlander Partners from October 2010 to March 2012. John served ClubCorp, Inc., a golf course and resort management company, as chief executive officer from June 2004 through December 2006 and chief operating officer from August 2002 through June 2004. He became chairman of the board and a director of ClubCorp Holdings, Inc. in August 2013 prior to the company’s initial public offering and served in this role until the sale of ClubCorp, Inc. in September 2017. John served as chairman of the board of The Composites Group, a company that develops and manufactures thermoset plastic compounds and custom molded components, from December 2010 to November 2014. He was a member of the board of directors of Meisel, a digital graphic arts provider, until December 2012. From May 2000 until July 2002, John was a partner in Seneca Advisors L.L.P., a Dallas-based consulting and private investment firm, and from 1985 to April 2000, he served as chief operating officer of Dallas-based Bristol Hotels & Resorts, then the largest independent hotel operating company in North America.

As a result of these experiences and others, John possesses extensive business and leadership experience in large organizations, and knowledge and background in accounting, finance and tax. As a result of such experiences, together with his private equity experience, the Board’s collective qualifications, skills and experience are strengthened.

Robert W. Decherd	Director since October 2007
Age 66

Robert Decherd served as chairman, president and chief executive officer of A. H. Belo Corporation from December 2007 through September 2013, and served as vice chairman of the Board of Directors from September 2013 through December 2016. Robert served as non-executive chairman of Belo Corp. from February 2008 through December 2013 and he held several executive positions during his 35-year career with Belo Corp., including chairman and chief executive officer from January 1987 through January 2008. Robert has been a member of the board of directors of Kimberly-Clark Corporation since 1996, served as that company’s Lead Director from 2004 to 2008, chairman of its audit committee from 2002 to 2004, and a member of its audit committee since 2008. Robert is presently chairman of Parks for Downtown Dallas, a 501(c)(3) private operating foundation that promotes the establishment of center-city parks. He has served on the Advisory Council for Harvard University’s Center for Ethics and the Board of Visitors of the Columbia University Graduate School of Journalism.

As a result of these and other professional experiences, Robert possesses extensive knowledge and experience in the media industry, as well as with related regulatory agencies and industry organizations. Robert also has significant public company board experience (including lead director and audit committee chairmanship experience), all of which serve to strengthen the Board’s collective qualifications, skills and experience.

Tyree B. (Ty) Miller	Director since May 2009
Age 64	Nominating and Corporate Governance Committee Chairman Lead Director

Ty Miller is a co-founder and principal of Expedition Capital Advisors, LLC, a Dallas-based real estate investment advisor and management fund, since April 2016. Prior to that, Ty was president of A.G. Hill Partners, LLC, a Dallas-based investment firm, from May 2009 to April 2016. Ty served as a director and a member of the audit and nominating and corporate governance committees of SWS Group, Inc. from November 2011 to December 2014 and served as its chairman of the special committee from February 2014 to December 2014. SWS Group, Inc. merged with and into Hilltop Holdings Inc. in January 2015, at which time all of Ty’s positions with SWS Group ceased. Ty was a partner and director of COMM Ventures from November 2007 to September 2013. From October 2005 until February 2008, Ty was a venture partner with Austin Ventures, a private equity firm. He served as president and chief executive officer of Bank One Global Treasury Services, a unit of Banc One Corporation, from 2000 until the business merged with JPMorgan Chase in July 2004. During his 28-year career with Bank One, Ty held several executive positions, including chairman and chief executive officer of Bank One, Texas NA from 1998 to 2000. Ty served as a director and chairman of Paymetric, Inc. from September 2004 to February 2009 and as a director of Corillian Corp. from April 2005 to May 2007 and VISA USA from 2001 through 2003. He was on the executive committee of the Clearing House for Payments Company, New York, from 2001-2004.

Ty possesses extensive experience in financial services, private equity and money management. That experience, combined with his business leadership roles, accounting and finance background (including a Master of Business Administration), and public and private company board experience (including audit committee and compensation committee experience) combine to strengthen the Board’s collective qualifications, skills and experience.

PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As part of our cost control measures, the Audit Committee determined to solicit and consider competitive proposals for audit services from independent public accounting firms. This proposal process resulted in the Audit Committee’s appointment of Grant Thornton LLP to serve as our independent auditor to perform the audit of our financial statements for the fiscal year ending December 31, 2018. As a matter of good corporate governance, we have determined to submit the appointment of Grant Thornton for ratification by our shareholders.

KPMG LLP served as our independent public accounting firm from March 2009 to March 2018. The Audit Committee dismissed KPMG on March 16, 2018. The audit reports of KPMG on the Company’s consolidated financial statements as of and for the years ended December 31, 2017 and 2016, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. The audit reports of KPMG on the effectiveness of internal control over financial reporting as of December 31, 2017 and 2016, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except that KPMG’s report as of December 31, 2017, indicates that the Company did not maintain effective internal control over financial reporting as of December 31, 2017.

During the years ended December 31, 2017 and 2016, and the subsequent interim period through March 16, 2018, there were no (1) disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreement in their reports, or (2) reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K), except that KPMG advised the Company of certain material weaknesses in the Company’s internal controls over financial reporting, disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

The Audit Committee discussed the material weaknesses with KPMG. The Company has authorized KPMG to respond fully to inquiries of Grant Thornton concerning the material weaknesses. There are no limitations placed on KPMG or Grant Thornton concerning the inquiry or any matter related to the Company’s financial reporting.

The Company provided KPMG and Grant Thornton with a copy of the disclosures required by Item 304(a) of Regulation S-K prior to the time this proxy statement was filed with the SEC. In the event that KPMG or Grant Thornton believed the disclosures were incorrect or incomplete, each was permitted to express its views in a brief statement to be included in this proxy statement. Neither submitted such a statement.

Representatives of KPMG and Grant Thornton will be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions presented at the annual meeting.

In March 2018, the Audit Committee approved the appointment of Grant Thornton as our independent public accountant for the fiscal year ended December 31, 2018. During the years ended December 31, 2017 and 2016, and the subsequent interim period through March 16, 2018, neither the Company nor anyone on its behalf has consulted Grant Thornton with respect to either (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements or the effectiveness of internal control over financial reporting, where either a written report or oral advice was provided to the Company that Grant Thornton concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (2) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.

The table below sets forth the KPMG fees related to the audits of our financial statements for the fiscal years ended December 31, 2017 and December 31, 2016 and the reviews of our financial statements for the quarterly periods within those fiscal years, and all other fees KPMG has billed us for services rendered during the fiscal years ended December 31, 2017 and December 31, 2016:

	2017	2016

Audit Fees(1)	$850,000	$806,430
Audit-Related Fees	$—	$—
Tax Fees	$—	$—
All Other Fees	$—	$—

(1)

Consists of the audit of the annual consolidated financial statements, reviews of the quarterly consolidated financial statements, procedures to attest to the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and assistance with SEC filings.

The Audit Committee has adopted a policy and related procedures that set forth the manner in which the Audit Committee will review and approve all services to be provided by Grant Thornton before the firm is retained to provide such services. The policy requires Audit Committee pre-approval of the terms and fees of the annual audit services engagement, as well as any changes in terms and fees resulting from changes in audit scope or other items. The Audit Committee also pre-approves, on an annual basis, other audit services and audit-related and tax services set forth in the policy, subject to estimated fee levels pre-approved annually by the Committee. Any other services to be provided by the independent auditors must be separately pre-approved by the Audit Committee. In addition, if the fees for any pre-approved services are expected to exceed by 5% or more the estimated fee levels previously approved by the Audit Committee, the services must be separately pre-approved by the Committee. As a general guideline, annual fees paid to the independent auditors for services other than audit, audit-related and tax services should not exceed one-half the dollar amount of fees to be paid for these three categories of services collectively. The Audit Committee has delegated to the Committee chairman and other Committee members the authority to pre-approve services up to certain limits. Services pre-approved pursuant to delegated authority must be reported to the full Committee at its next scheduled meeting. The Company’s Chief Financial Officer reports periodically to the Audit Committee on the status of pre-approved services, including projected fees. All of the services and fees reflected in the above table were approved by the Audit Committee in accordance with our pre-approval policy.

Vote Required for Approval

The affirmative vote of a majority of the voting power represented at the annual meeting and entitled to vote on this proposal is required for approval.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR Proposal Two, for the ratification of the appointment of Grant Thornton LLP as A. H. Belo’s independent registered public accounting firm.

PROPOSAL THREE: ADOPTION OF AN AGREEMENT AND PLAN OF MERGER AND APPROVAL OF REINCORPORATION IN TEXAS

Our Board of Directors has unanimously approved and recommends that the shareholders adopt the Agreement and Plan of Merger attached hereto as Exhibit I (the “Plan of Merger”) and thereby approve the reincorporation of the Company from the State of Delaware to the State of Texas (the “Reincorporation”). The Reincorporation will be effected pursuant to the Plan of Merger. The Plan of Merger provides for the merger of the Company into A. H. Belo Texas, Inc. (“A. H. Belo Texas”), a wholly owned subsidiary of the Company incorporated under the laws of the State of Texas. A. H. Belo Texas currently has no operations, assets or liabilities. The Board believes that this Reincorporation will result in the advantages described below.

The Reincorporation will not result in any material change in our business, assets or financial position or the location of our corporate headquarters or primary publishing operations. The persons who will serve as the directors and officers of A. H. Belo Texas will be the same persons serving in such capacities with the Company immediately before the merger. Upon the effective time of the merger (“Effective Time”):

•	The legal existence of the Company as a separate Delaware corporation will cease;

•	A. H. Belo Texas, as the surviving corporation, will succeed to the assets and assume the liabilities of the Company;

•

Each outstanding share of our Series A common stock will automatically be converted into one share of Series A common stock, par value $0.01 per share, of A. H. Belo Texas (“A. H. Belo Texas Series A common stock”);

•

Each outstanding share of our Series B common stock will automatically be converted into one share of Series B common stock, par value $0.01 per share, of A. H. Belo Texas (“A. H. Belo Texas Series B common stock”);

•

Each outstanding share of our Series A common stock and Series B common stock held in the treasury of the Company will automatically be converted into one share of A. H. Belo Texas Series A common stock or A. H. Belo Texas Series B common stock, as applicable;

•	Each share of A. H. Belo Texas outstanding immediately prior to the merger will be cancelled and retired and will cease to exist;

•

All of the Company’s employee benefit and incentive plans and arrangements will be assumed by A. H. Belo Texas upon the same terms and subject to the same conditions set forth in such plans and arrangements as before the Reincorporation;

•

Each outstanding option to purchase our Series A common stock or Series B common stock will automatically be converted into an option to purchase an identical number of shares of A. H. Belo Texas Series A common stock or A. H. Belo Texas Series B common stock, as applicable, at the same option price per share and upon the same terms and subject to the same conditions set forth in the applicable plan and related award agreement;

•

A. H. Belo Texas Series A common stock or A. H. Belo Texas Series B common stock, as applicable, will become issuable upon the vesting of restricted shares and awards of restricted stock units upon the same terms and subject to the same conditions set forth in the applicable plan and related award agreement; and

•	A. H. Belo Texas’ name will be changed to A. H. Belo Corporation.

The terms of the Reincorporation are described in more detail in the Plan of Merger and all descriptions of the Reincorporation are qualified by and subject to the more complete information therein.

After the Effective Time, certificates representing shares of our Series A common stock or Series B common stock will be deemed to represent an equal number of shares of A. H. Belo Texas Series A common stock or A. H. Belo Texas Series B common stock, as applicable, into which those shares are converted. The Reincorporation will not affect the validity of the currently outstanding stock certificates. Consequently, it will not be necessary for shareholders of the Company to exchange their existing stock certificates for stock certificates of A. H. Belo Texas.

The Reincorporation will become effective upon filing certificates of merger in Delaware and Texas, which filings are expected to be made as soon as practicable after shareholder adoption of the Plan of Merger. Pursuant to the terms of the Plan of Merger, the merger may be abandoned by the Board or the A. H. Belo Texas board of directors, any time before the Effective Time (whether before or after shareholder approval). In addition, the Company and A. H. Belo Texas may amend the Plan of Merger at any time before the Effective Time (whether before or after shareholder approval), provided that after shareholder approval, no amendment may be made that by law requires further shareholder approval without obtaining such further approval.

After the Effective Time, the Certificate of Formation of A. H. Belo Texas, the form of which is attached hereto as Exhibit II, and the Bylaws of A. H. Belo Texas, the form of which is attached hereto as Exhibit III, will govern the surviving corporation. All descriptions of the Certificate of Formation and Bylaws are qualified by and subject to the more complete information set forth in those documents.

In the event shareholders adopt the Plan of Merger, neither the Certificate of Formation of A. H. Belo Texas nor the Bylaws of A. H. Belo Texas will provide for a classified board of directors. If the shareholders do not adopt the Plan of Merger, then the classification of directors of the Company will continue as provided in the Company’s Bylaws. See “Classified Board of Directors” below.

Certain changes in the rights of the shareholders of the Company will result under Texas law and the new Certificate of Formation and Bylaws of A. H. Belo Texas. See “Comparison of Shareholder Rights Before and After the Reincorporation” below.

Reasons for the Reincorporation

The Reincorporation will allow the Company to better align its legal domicile with its corporate headquarters and primary publishing operations. Following the Reincorporation, the Company will benefit from having its operational center, legal domicile and corporate office in Dallas, Texas, the situs of its Dallas Morning News publishing operations. Because the Company’s corporate headquarters and its principal operations, management and employees are located in Dallas, Texas, the Company’s status as a Delaware corporation physically located in Texas requires the Company to comply with reporting and tax obligations in both Delaware and Texas. For the most recent franchise tax period, the Company paid $180,000 in franchise taxes to the State of Delaware. The Delaware legislature recently amended the Delaware Code in 2017 to increase maximum annual Delaware franchise taxes from $180,000 to $200,000, which increase will be applicable to the Company when it files its Delaware franchise tax return for 2017. The Company is obligated to pay the same amount of Texas franchise tax regardless of where it is incorporated, and the Company’s Texas franchise tax obligations will not change as a result of the Reincorporation. In addition, the Company incurs annual Delaware service-related fees for statutory service of process and other representation and for legal fees to Delaware counsel, as well as fees related to Delaware tax filing preparation, which will no longer be required after the Reincorporation. The Company already maintains statutory representation for service of process and other matters in the State of Texas. Accordingly, the Company estimates that the Reincorporation will result in a net cash savings by the Company of at least approximately $210,000 annually.

The Company does not conduct any operations in the State of Delaware and does not anticipate doing so in the future other than advertising or marketing sales, through its subsidiaries, to customers with locations in Delaware, which at present do not account for an appreciable portion of the Company’s overall sales.

The Company is a very different company than it was when it was spun-off from Belo Corp. in 2008. Prior to the spin-off transaction, Belo Corp. was a national news and media corporation with television and cable news stations and newspapers nationwide. With media industry headwinds, Belo Corp. decided to separate its newspaper operations from its broadcast operations, and spun-off the Company as a stand-alone newspaper company with three major metropolitan newspapers and niche news products in the markets they served. At the time of the spin-off, the Company’s three major newspaper assets included The Dallas Morning News in Dallas, Texas, the Press-Enterprise in Riverside, California, and The Providence Journal in Providence, Rhode Island. The Company also held an interest in Classified Ventures through its subsidiary, Belo Enterprises. Classified Ventures owned cars.com, which operated in fifty states.

In addition to The Dallas Morning News, the Company’s Dallas-area assets included The Denton-Record Chronicle serving Denton and north Texas markets, al Dia serving the Hispanic and Spanish speaking population of the Dallas market area, briefing, Quick, and FD! The Dallas Morning News discontinued its Quick product, which was a free weekly print product, in 2011. It discontinued its FD! product, which was a monthly magazine focused on the Dallas area’s luxury market, in 2016. The Company recently sold its interest in The Denton Record Chronicle.

The Company’s subsidiary, The Press-Enterprise Company, sold substantially all of the assets of the Press-Enterprise newspaper operations in 2013, along with all of the Company’s real property assets in the State of California in 2014, and ceased doing business in California at that time. In 2014, The Providence Journal Company, the Company’s subsidiary, sold substantially all of the assets of The Providence Journal newspaper operations, and the Company sold its remaining Rhode Island real property assets in 2015. The Providence Journal Company ceased all business operations in the State of Rhode Island at that time. In 2014, the Company also sold its interest in Classified Ventures.

As a result of the foregoing, in 2018, the Company’s business is no longer national in scope and the Company finds itself essentially back to its Texas roots where it started as a newspaper company in 1842. It is the oldest continuous publishing institution in the State of Texas serving Texas communities. The Company does not conduct any material operations in any state in the United States other than Texas, other than sales to customers located in those other states. Thus, the Company does not believe it receives any material financial benefit as a result of being incorporated in Delaware. The Company also considered its relatively small capitalization and its desire to cut unnecessary costs. If the proposed Reincorporation is implemented, A. H. Belo Texas would benefit from a recurring reduction in franchise taxes compared to the Company because A. H. Belo Texas would no longer have a franchise tax obligation in Delaware.

Furthermore, incorporation in Delaware subjects the Company to the jurisdiction and venue of federal and state courts in Delaware in possible litigation, even though it has no management, employees, or operations there. Delaware courts typically require the retention of Delaware counsel in proceedings there in addition to the Company’s Texas counsel. The Company believes the risk of this potential expense and other hurdles of litigation conducted far from its Dallas office is unwarranted.

The Company believes that the Texas legislature has demonstrated a willingness to maintain modern and effective corporation laws to meet changing business needs. While some regard Delaware corporate law as the most extensive and well-defined body of corporate law in the United States, the Company does not believe there is significant risk to the Company or its shareholders if the Company is governed under Texas corporate law rather than Delaware corporate law. While there are some advantages under Delaware corporate law to being a Delaware corporation, there are also advantages under Texas corporate law to being a Texas corporation. The Company believes that, on balance, the impact on the Company of implementing the Reincorporation proposal from a corporate law perspective will be neutral to the Company and its shareholders.

Comparison of Shareholder Rights Before and After the Reincorporation

Because of differences between the Texas Business Organizations Code (“TBOC”) and the General Corporation Law of the State of Delaware (the “DGCL”), as well as certain differences between the Company’s and A. H. Belo Texas’s charter and bylaw documents before and after the Reincorporation, the Reincorporation will effect some changes in the rights of the Company’s shareholders. Summarized below are the most significant differences between the rights of the shareholders of the Company and the rights of shareholders of A. H. Belo Texas before and after the Reincorporation as a result of the differences between each of the TBOC and the DGCL, the Certificate of Formation (the “Texas Charter”) and the Bylaws (the “Texas Bylaws”) of A. H. Belo Texas and the Certificate of Incorporation (the “Delaware Charter”) and the Bylaws (the “Delaware Bylaws”) of the Company. The summary below is not intended to be relied upon as an exhaustive list of all the differences or a complete description of the differences, and is qualified in its entirety by reference to the TBOC, the Texas Charter, the Texas Bylaws, the DGCL, the Delaware Charter and the Delaware Bylaws.

(For consistency of reference, even though the DGCL, the Delaware Charter and the Delaware Bylaws use the term “stockholder” to refer to a holder of shares of stock of the Company, this discussion generally uses the term “shareholder,” which is used in the TBOC, the Texas Charter and the Texas Bylaws.)

Business Combinations

Delaware

The DGCL prohibits certain transactions between a Delaware corporation and an “interested stockholder” (referred to as an “interested shareholder” in the discussion below). An interested shareholder is broadly defined as a person (including the affiliates and associates of such person) that is directly or indirectly a beneficial owner of 15% or more of the outstanding voting stock (or, if different, 15% or more of the voting power) of a Delaware corporation. This provision prohibits certain business combinations between an interested shareholder and a company for a period of three years after the date the interested shareholder acquired its stock unless certain exemptions apply. Prohibited business combinations include (i) mergers or consolidations, (ii) sales or other dispositions of assets having an aggregate fair market value of 10% or more of either the consolidated assets of a company or the market value of the outstanding stock of a company, and (iii) certain transactions that would result in the issuance or transfer of stock of a company, increase the interested shareholder’s proportionate share of ownership in a company or grant the interested shareholder disproportionate financial benefits.

Exemptions apply if: (i) the business combination is approved by a majority of the board of directors and the affirmative vote of two-thirds of the votes entitled to be cast by disinterested shareholders at an annual or special meeting, (ii) the business combination or the transaction in which the shareholder became an interested shareholder is approved by that company’s board of directors prior to the date the interested shareholder becomes an interested shareholder, (iii) a majority of the shareholders approve an amendment to the charter or bylaws that elects that the company not be covered by the DGCL business combination provisions (such amendment to take effect 12 months thereafter and not to have retroactive effect), or (iv) the interested shareholder acquires at least 85% of the voting stock of that company in the transaction in which it became an interested shareholder.

Texas

The TBOC prohibits certain transactions between a Texas corporation and an “affiliated shareholder,” which is broadly defined as a person that is directly or indirectly a beneficial owner of 20% or more of the outstanding voting shares of a Texas corporation or that owned such shares within the prior three years. This provision, which also applies to affiliates and associates of the affiliated shareholder, prohibits certain business combinations with affiliated shareholders for a period of three years following the shareholder’s acquisition of 20% or more of the corporation’s voting shares unless certain exemptions apply. Prohibited business combinations include (i) mergers, share exchanges and conversions of a company or a majority-owned subsidiary, (ii) sales or other dispositions of assets by a company or a majority-owned or controlled subsidiary having an aggregate market value of 10% or more of (a) the aggregate market value of the consolidated assets of a company, (b) the aggregate market value of the outstanding stock of a company or (c) the earning power or net income of a company on a consolidated basis, (iii) certain transactions that would result in the issuance or transfer of shares of a company to an affiliated shareholder, increase the affiliated shareholder’s proportionate share of ownership in a company or grant the affiliated shareholder disproportionate financial benefits, and (iv) liquidation proposals under an agreement or understanding with, or proposed by, an affiliated shareholder.

Exemptions apply if (i) the transaction is approved by a majority of the board of directors and the affirmative vote by holders of two-thirds of the unaffiliated shares at a meeting held no earlier than six months after the affiliated shareholder acquires ownership of 20% or more of the voting shares, (ii) the board of directors approves the transaction or the purchase of shares by the affiliated shareholder before the affiliated shareholder acquires beneficial ownership of 20% or more of the voting shares, or (iii) two-thirds of the unaffiliated shareholders approve an amendment to the charter or bylaws that elects that the corporation not be covered by the TBOC business combination provisions (such amendment to take effect 18 months thereafter and not to have retroactive effect).

Charter Provisions

The Delaware Charter includes additional restrictions on business combinations that in many ways are more stringent than either of the statutory business combination provisions in the DGCL or TBOC. The Texas Charter includes an almost identical provision. In both cases, these charter provisions must be satisfied, in addition to compliance with the statutory provisions of the state, for a business combination with an interested shareholder or an affiliated shareholder to be permitted.

The Delaware Charter prohibits certain transactions between the Company and an “interested stockholder” (referred to as an “interested shareholder” in the discussion below), which is broadly defined as a person (including certain affiliates and transferees of such person) that is directly or indirectly a beneficial owner of 10% or more of the outstanding voting power of the Company. This provision prohibits certain business combinations between an interested shareholder and the Company indefinitely, unless certain exemptions apply. Prohibited business combinations include (i) mergers or combinations, (ii) sales or other dispositions of assets of the Company or any subsidiary having an aggregate fair market value of $25 million or more, (iii) issuances or transfers of securities of the Company or a subsidiary to the interested shareholder for consideration having a fair market value of $25 million or more, (iv) reclassifications, recapitalizations, mergers or consolidations of the Company into any subsidiary, or any other transactions that, in each case, have the effect of increasing the interested shareholder’s proportionate share of ownership of any class of equity or convertible securities of the Company, and (v) plans or proposals for liquidation by or on behalf of the interested shareholder.

Exemptions include (i) approval of the business combination by at least 80% of the voting power of all the then outstanding shares of stock voting together, each share having the number of votes granted by the charter, as well as any class vote required by law or the charter, (ii) approval of the transaction by a majority of the “continuing directors” (directors who are not affiliated with the interested shareholder and who were directors prior to the time the interested shareholder became such, and successors of continuing directors who are not affiliated with the interested shareholder and are recommended by a majority of the continuing directors), and (iii) compliance with certain fair price and fair terms requirements.

The fair price and terms exemption generally requires that (i) the consideration to be received by shareholders be cash or the same form of consideration used by the interested shareholder in acquiring shares during the prior two years, (ii) the value of the consideration to be received by shareholders in the business combination be equal to or greater than the highest of several fair price tests, (iii) unless approved by a majority of the continuing directors, there has been no failure to pay preferred stock dividends and no reduction in the annual dividend rate on common stock, and (iv) the interested shareholder has not received the benefit (except proportionately as a shareholder) of any loans, guarantees, pledges, or other financial assistance or tax advantages.

Under this provision, a fair price is generally the highest of (i) the highest price paid by the interested shareholder for shares of common stock during the preceding two years or in the transaction in which the interested shareholder became such, plus the excess of interest thereon, compounded annually at the prime rate, over the amount of dividends paid thereon, (ii) the higher of the fair market value per share of the common stock on the date of public announcement of the business combination or the date the interested shareholder became such, (iii) the price in (ii) multiplied by the ratio of the highest price paid by the interested shareholder for shares during the two-year period preceding the announcement of the business combination to the fair market value of the stock on the first day in such two-year period on which the interested shareholder acquired stock, and (iv) an amount per share equal to the earnings per share of Company common stock for the four full consecutive fiscal quarters preceding the consummation of the business combination multiplied by the then reported price/earnings multiple (if any) of the interested shareholder.

The business combination provision in the Texas Charter will be substantially identical to the present Delaware Charter provision except that (i) it will specify, for the avoidance of doubt, that the directors of A. H. Belo Texas immediately prior to the effectiveness of the Reincorporation who are not then affiliated with a person who is then an affiliated shareholder of A. H. Belo Texas or the Company will be deemed to be continuing directors with respect to such affiliated shareholder, and (ii) certain minor revisions will be made to conform to Texas law requirements and certain immaterial corrections or clarifications will be made.

Effect and Comparison

The board believes that there will be no material change in the combined protective effect of the statutory and charter business combination provisions as a result of the Reincorporation in Texas. The board also believes that the presence of the ownership by Robert Decherd, Jim Moroney and certain other descendants of George B. Dealey, a longtime publisher of The Dallas Morning News, including Dealey Herndon, and the voting power of such shares, as discussed below, together with the business combination provisions of either charter and either statute will offer protection to shareholders from transactions that may be unfair or disadvantageous to shareholders. Such transactions may include market accumulations or tender offers followed by second-step mergers to eliminate minority shareholders effected by an interested shareholder without prior negotiation with the board and at a potentially lower price or on less advantageous terms than the original purchases by the interested shareholder. The board further believes that the statutory and charter business combination provisions will encourage a potential acquirer to bring any proposal to the board for its consideration, and that it is more likely that a transaction fair to the shareholders can be achieved through that method.

If their holdings are considered together, Messrs. Decherd and Moroney presently own or may be deemed to beneficially own a majority of the voting power of the Company, and that is expected to continue to be the case at A. H. Belo Texas immediately following the Reincorporation. Irrespective of the business combination provisions of the Delaware and Texas statutes and charter provisions, their ownership and/or deemed beneficial ownership of a majority of the voting power of the Company and A. H. Belo Texas would tend to discourage hostile offers and takeover proposals for the Company or A. H. Belo Texas as a whole.

In addition to the existing ownership and/or deemed beneficial ownership of Mr. Decherd and Mr. Moroney, the application of either statute and either charter provision could make more difficult or discourage a potential acquirer from seeking to engage in a business combination with the Company or A. H. Belo Texas, irrespective of whether such action might be perceived by certain shareholders to be beneficial to either company or its shareholders, and could adversely affect the ability of shareholders to benefit from certain transactions that are opposed by the board or by the majority shareholders, even if the price offered in those transactions represents a premium over the then-current market price of the Company’s or A. H. Belo Texas’s stock.

Because of the present ownership and/or deemed beneficial ownership of majority voting power by Mr. Decherd and Mr. Moroney and the almost identical nature of the two business combination charter provisions, which are more restrictive than the statutory provisions, there will be no practical difference in the effect on potential acquisitions of the Company or A. H. Belo Texas as a result of the Reincorporation.

Robert Decherd and Jim Moroney are interested shareholders under the Delaware statute. However, the restrictions on business combinations under the Delaware statute do not currently apply to them because their acquisitions of shares of the Company were approved by the directors of the Company prior to their acquisition of shares of the Company. Robert Decherd and Jim Moroney will not be affiliated shareholders under the Texas statute because they do not own sufficient voting shares. In addition, the restrictions on business combinations under the Texas statute will not apply to them because their acquisitions of shares of A. H. Belo Texas will be approved by the directors of A. H. Belo Texas prior to their acquisition of such shares. Thus, approval or non-approval of the Reincorporation will not have any effect on the applicability of the restrictions on business combinations under Delaware or Texas law to transactions between the Company and Mr. Decherd or Mr. Moroney.

Under the Delaware Charter Robert Decherd and Jim Moroney are currently considered interested shareholders, and any business combination with either of them would be impermissible absent an exemption from those charter provisions, as discussed above. Likewise, Mr. Decherd and Mr. Moroney will be considered interested shareholders under the analogous provisions of the Texas Charter. Thus, the status of Mr. Decherd and Mr. Moroney as interested shareholders under the Company’s charter will be unchanged as a result of the Reincorporation.

The board also believes that, if the Reincorporation is approved, the charter provisions of A. H. Belo Texas, coupled with the requirements of Texas law generally, will continue to be adequate to protect the interests of the other shareholders in connection with any possible transactions with Mr. Decherd or Mr. Moroney, including business combinations. To effect a business combination transaction with Mr. Decherd or Mr. Moroney, a majority of the continuing directors, who are not affiliated with either of them, in the exercise of their fiduciary duties, or the holders of at least 80% of the voting power of the outstanding stock entitled to vote, must approve the transaction or the business combination must meet the fair price and terms standards summarized above regardless of whether the Reincorporation is approved. As a result of the Reincorporation, the charter of A. H. Belo Texas will specify the persons initially constituting continuing directors in reference to Mr. Decherd and Mr. Moroney following the Merger.

Other Mergers, Consolidations, Conversions, Share Exchanges and Sales, Leases, Exchanges or Other Dispositions

Delaware

Under the DGCL, except as provided in the business combination provision described above and except for certain mergers with subsidiaries, a Delaware corporation may merge or consolidate with another entity, or sell, lease or exchange all or substantially all of its property and assets, when and as authorized by a majority of the outstanding stock of the corporation entitled to vote thereon, unless the certificate of incorporation provides for a higher percentage. A parent corporation may merge with a 90% or more-owned subsidiary, and no vote of the shareholders of the parent corporation is generally required if the parent corporation is the survivor in the merger. A corporation may convert into another form of entity such as a limited liability company, if unanimously approved by the shareholders (both voting and nonvoting). The DGCL does not statutorily provide for exchanges of ownership interests or mergers with more than one surviving corporation, which are permitted under the TBOC.

The Delaware Charter provides a higher voting standard than required under the DGCL for approval of a merger, sale of all or substantially all assets or a dissolution and requires approval of the holders of at least two-thirds of the voting power of the outstanding shares of the Company then entitled to vote for approval of such a transaction.

Texas

Under the TBOC, except for transactions subject to the business combination provisions of the TBOC and other than certain mergers with subsidiaries, generally a merger, including a merger with more than one surviving corporation, an exchange of ownership interests with another entity, a conversion into another form of entity or a sale, lease, exchange or other disposition of all, or substantially all, of the property and assets of a Texas corporation, if not made in the usual and regular course of its business, requires the approval of the holders of at least two-thirds of all the outstanding shares of the corporation entitled to vote thereon, and the approval of the holders of two-thirds of the outstanding shares of each class or series of shares entitled to vote as a class or series thereon. A parent corporation may merge with a 90% or more-owned subsidiary, and no vote of the shareholders of the parent corporation is generally required if the parent corporation is the survivor in the merger. A conversion may not convert a share of a corporation into an interest in another entity that does not provide limited liability to its interest owners without the shareholder’s consent. Under the TBOC, the transfer of substantially all of a corporation’s assets in such a manner that the corporation continues to engage, directly or indirectly, in one or more businesses after the sale, or applies a portion of the proceeds of sale to the conduct of such business or businesses, is not a sale of all or substantially all of the assets of such corporation.

The Texas Charter requires the approval of such transactions by the holders of shares that possess at least two-thirds of the voting power of all the outstanding voting shares of the corporation entitled to vote thereon. The result in Texas is generally consistent with the combined effect in Delaware of the DGCL and the Delaware Charter, except that conversions on a less than a unanimous vote, exchanges of ownership interests and mergers with more than one surviving corporation are permitted under the TBOC and the Texas Charter.

Appraisal Rights

Delaware

Shareholders of a Delaware corporation have appraisal rights in consolidations and mergers, but they do not have appraisal rights in sales of all or substantially all of the assets of the corporation.

Notwithstanding the foregoing, under the DGCL, shareholders have no appraisal rights in the event of a merger or consolidation of the corporation if, at the record date for the meeting held to approve such transaction, the stock of the Delaware corporation is listed on a national securities exchange or such stock is held of record by more than 2,000 shareholders.

Further, no appraisal rights are available for any shares of stock of the corporation surviving a merger if:

(1) the agreement of merger does not amend the certificate of incorporation of the surviving corporation;

(2) each share of stock of the surviving corporation outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of the surviving corporation after the effective date of the merger; and

(3) either no shares of common stock, or securities convertible into common stock, of the surviving corporation are issued in the merger; or the increase in the outstanding shares as a result of the merger does not exceed twenty percent (20%) of the shares of common stock of the surviving corporation outstanding immediately prior to the merger.

Even if appraisal rights would not otherwise be available under Delaware law in the cases described above, shareholders would still have appraisal rights if they are required by the terms of the agreement of merger or consolidation to accept for their stock anything other than:

(1) shares of stock (or depository receipts in respect thereof):

(A) of the surviving or resulting corporation; or

(B) of any other corporation, which shares (or depository receipts) at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 shareholders;

(2) cash in lieu of fractional shares; or

(3) a combination of such shares and such cash.

Shareholders of a Delaware parent corporation have no appraisal rights in a merger between that parent corporation and a subsidiary corporation wholly owned by the parent corporation; but, if the parent corporation does not own all of the subsidiary’s stock, the other shareholders of the subsidiary would have appraisal rights.

Under the DGCL, a corporation may provide in its certificate of incorporation that appraisal rights will also be available as a result of an amendment to its certificate of incorporation, any merger or consolidation involving such corporation, or the sale of all or substantially all of the assets of the corporation.

The Delaware Charter has no provision with respect to appraisal rights.

Texas

Except for the limited classes of mergers for which no shareholder approval is required under the TBOC, shareholders of Texas corporations with voting rights on the transaction have appraisal rights in the event of a merger, exchange of ownership interests, conversion, or sale of all, or substantially all, of the assets of the corporation. Notwithstanding the foregoing, a shareholder of a Texas corporation has no appraisal rights with respect to a plan of merger or conversion in which there is a single surviving or new domestic or foreign corporation, or with respect to any plan of exchange, if:

(1) the shares held by the shareholder are part of a class or series of shares that are, on the record date set for purposes of determining which owners are entitled to vote on the plan of merger, conversion, or exchange, as appropriate:

(A) listed on a national securities exchange; or

(B) held of record by at least 2,000 owners;

(2) the shareholder is not required by the terms of the plan of merger, conversion, or exchange to accept for the shareholder’s shares any consideration that is different from the consideration to be provided to any other holder of shares of the same class or series, other than cash instead of fractional shares; and

(3) the shareholder is not required by the terms of the plan of merger, conversion, or exchange to accept for its shares any consideration other than:

(A) shares of a corporation that, immediately after the effective date of the merger, conversion, or exchange will be part of a class or series of shares, that are:

(i) listed on a national securities exchange or authorized for listing on the exchange on official notice of issuance; or

(ii) held of record by at least 2,000 owners;

(B) cash in lieu of fractional shares; or

(C) any combination of the shares and cash above.

The Texas Charter contains no provision with respect to appraisal rights.

Charter Amendments

Delaware

The DGCL provides that amendments to the certificate of incorporation must be declared advisable by resolution of the board of directors, and then approved by the holders of a majority of the corporation’s outstanding stock entitled to vote thereon, unless the certificate of incorporation provides for a greater vote.

Under the Delaware Charter, amendments to Article Twelve of the Delaware Charter (regarding Business Combinations) require approval of the holders of at least 80% of the voting power of the outstanding shares of the Company then entitled to vote thereon, voting as a single class. Under the Delaware Charter, amendments to Article Nine (regarding authority of the board to amend the Bylaws) and Article Eleven (regarding two-thirds voting standard for certain extraordinary transactions) require approval of the holders of at least two-thirds of the voting power of the outstanding shares of the Company then entitled to vote thereon, voting as a single class. All other amendments to the Delaware Charter would require approval of the holders of at least a majority of the voting power of the Company’s outstanding stock entitled to vote thereon.

Texas

Under the TBOC, an amendment to the certificate of formation, requires the approval of the holders of at least two-thirds of the outstanding shares of the corporation entitled to vote thereon, and the approval of the holders of two-thirds of the outstanding shares of each class or series of shares entitled to vote as a class or series thereon, unless a different amount, not less than a majority, is specified in the certificate of formation.

Under the Texas Charter, amendments to Article Nine (regarding authority of the board to amend the Bylaws), Article Ten (regarding certain extraordinary transactions) and Article Eleven (regarding Business Combinations) require the same approvals as under the provisions of the Delaware Charter. The Texas Charter provides that other amendments to the Texas Charter require approval of the holders of a majority of the voting power of A. H. Belo Texas, which is the same vote required under the DGCL and Delaware Charter for such amendments.

Bylaw Amendments

Delaware

Under the DGCL, the right to amend, repeal or adopt the bylaws is vested in the shareholders of the corporation entitled to vote and, if the corporation’s certificate of incorporation so provides, the corporation’s board of directors.

The Delaware Charter and Delaware Bylaws provide that the Delaware Bylaws may be amended, repealed, altered or adopted by the shareholders by the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of the Company then entitled to vote on such matter, voting as a single class, or by the board of directors.

Texas

Under the TBOC, the board of directors may amend, repeal or adopt a corporation’s bylaws unless the certificate of formation or the TBOC wholly or partly reserves this power exclusively to the shareholders, or the shareholders in amending, repealing or adopting a particular bylaw expressly provide that the board of directors may not amend, repeal or readopt that bylaw.

The Texas Charter and the Texas Bylaws provisions concerned with amending or adopting the Bylaws are substantially the same as the Delaware provisions.

Shareholder Consent to Action Without a Meeting

Delaware

Under the DGCL, unless otherwise provided in the certificate of incorporation, any action that can be taken at a meeting can be taken without a meeting, without prior notice and without a vote, if written consent (or consents), setting forth the action to be taken, is (or are) signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were presented and voted.

The Delaware Charter provides that no action may be taken by shareholders through written consent.

Texas

Under the TBOC, any action that may be taken at a meeting of the shareholders may be taken without a meeting if written consent thereto is signed by all the holders of shares entitled to vote on that action. The certificate of formation of a Texas corporation may provide that action by written consent in lieu of a meeting may be taken by the holders of that number of votes which, under the corporation’s certificate of formation, would be required to take the action which is the subject of the consent at a meeting at which each of the shares entitled to vote thereon were present and voted.

The Texas Charter provides that no action may be taken by shareholders through written consent, unless the consent is unanimous.

Right to Call Meetings; Shareholder Proposals and Director Nominations

Delaware

The DGCL provides that special meetings of the shareholders may be called by the board of directors or such other persons as are authorized in the certificate of incorporation or bylaws.

The Delaware Bylaws provide that special meetings may be called only by the Chief Executive Officer, by a majority of the total number of directors on the board of directors if there were no vacancies, or by the request of holders of record of not less than one-fifth of the voting power of all shares entitled to vote at the meeting (a “Special Meeting Request”). If the Special Meeting Request is in proper form, the Secretary will call a special meeting of shareholders within 120 days of the request. To be in proper form, a Special Meeting Request must meet the criteria set forth in the Bylaws, including the furnishing of written information similar to that required for shareholder proposals as summarized below, and an agreement to provide notice of dispositions of shares prior to the record date of the meeting (which could result in a cancellation of the special meeting if the one-fifth requirement is no longer met).

The Delaware Bylaws also include provisions as to the requirements for shareholder proposals at annual meetings and director nominations. The Chief Executive Officer, the board or directors and any shareholder who is entitled to vote at the meeting and is a shareholder of record both at the time of a proposal or nomination and at the time of the meeting, may bring a matter before the meeting or submit a director nomination if such shareholder complies with the notice procedures set forth in the Bylaws. These generally include: timely delivery of the proposal or nomination and furnishing of written information about the proposal or nominee (including a nominee questionnaire); identification of the shareholder or nominee and the shareholder’s or nominee’s holdings or short positions in the corporation’s securities and in derivatives and other securities related to the corporation; disclosure of any arrangements that involve voting or indicate a direct or indirect financial or other interest in the matter to be voted on, the corporation or its competitors; disclosure of relationships between the shareholder and such nominee; disclosure of any litigation involving such shareholder or nominee relating to the corporation and recent transactions with the corporation or its competitors; disclosure of discussions of matters proposed to be brought before the meeting with other shareholders; a statement as to whether the shareholder intends to engage in a solicitation with respect to matters proposed to be brought before the meeting and whether the shareholder intends to deliver a proxy statement or form of proxy to shareholders; and furnishing of any other information required to be disclosed in a proxy statement relating to such proposal or nomination and certain other specified information.

Texas

Under the TBOC, holders of not less than 10% of all of the shares entitled to vote at the proposed meeting have the right to call a special shareholders’ meeting, unless the certificate of formation provides for a number of shares greater than 10%, but in no event may the certificate of formation provide for a number of shares greater than 50%. The president, board of directors, or any other person authorized to call special meetings by the certificate of formation or bylaws of the corporation may also call special shareholders’ meetings.

The Texas Bylaws are substantially similar to the Delaware Bylaws with respect to the calling of special meetings, shareholder proposals and director nominations.

Voting by Proxy

Delaware

Under the DGCL, a shareholder may authorize another person or persons to act for such shareholder by proxy, and a proxy is valid for three years from its date unless the proxy provides for a longer period.

The Delaware Bylaws are consistent with the DGCL.

Texas

Under the TBOC, a shareholder may authorize another person or persons to act for such shareholder by proxy. Under the TBOC, a proxy is only valid for eleven months from its date of execution unless otherwise provided in the proxy.

The Texas Bylaws are consistent with the TBOC.

Quorum and Voting at Shareholders Meetings

Delaware

Under the DGCL, the certificate of incorporation or the bylaws may specify the number of shares that must be present or represented at a shareholder meeting for a quorum to be present, but it may not be less than one-third of the voting power of the shares entitled to be voted at the meeting. Absent such specification, shares representing a majority of the voting power of the outstanding shares entitled to vote, present in person or represented by proxy, constitute a quorum. Unless a different vote is specified by the DGCL or a corporation’s certificate of incorporation or bylaws and except for the election of directors, the affirmative vote of the holders of a majority of the voting power of the shares present or represented at the meeting and entitled to vote on the subject matter is the act of the shareholders.

The Delaware Charter includes no quorum requirements. The Delaware Bylaws provide that a majority of the voting power of all shares entitled to vote that are present or represented at the meeting is a quorum, but in no event shall a quorum consist of the holders of less than one-third (1/3) of the shares entitled to vote and thus represented at such meeting. The DGCL and the Delaware Charter provide for specified votes for certain actions as described elsewhere in this summary. Otherwise, as to matters other than the election of directors, the Delaware Bylaws provide that the act of the shareholders meeting is the vote of a majority of the voting power of the shares entitled to vote on the matter and present or represented at the meeting if a quorum is present.

Texas

The TBOC provides that the holders of a majority of the shares entitled to vote or the votes thereof, present or represented at the meeting, constitutes a quorum, unless another quorum is specified in the certificate of formation. The TBOC provides that, unless another permitted vote is specified in the certificate of formation or bylaws, the act of a shareholders meeting is the affirmative vote of a majority of the shares entitled to vote and which were voted for, voted against or expressly abstained from voting on, the matter at a meeting at which a quorum was present.

In order to preserve the same quorum requirement as under the Delaware Bylaws, the Texas Charter provides that a majority of the voting power of all shares entitled to vote that are present or represented at the meeting is a quorum, but in no event shall a quorum consist of the holders of less than one-third (1/3) of the shares entitled to vote and represented at such meeting. The Texas Bylaws are consistent. Pursuant to authority granted by the TBOC, the Texas Bylaws provide that, other than with respect to the election of directors, the act of a shareholders meeting is the vote of a majority of the voting power of shares entitled to vote on the matter and present or represented at the meeting if a quorum is present, unless the vote of a greater number is required by law or the Texas Charter.

Classified Board of Directors

Under the DGCL, the certificate of incorporation, an initial bylaw or a bylaw adopted by a vote of the shareholders may divide the directors into one, two or three classes to be elected for staggered terms of office.

The Delaware Bylaws provide for the directors to be divided into three classes, each consisting of approximately one-third of the whole number of directors. Directors are elected for three-year terms, with the term of office of one of the classes expiring each year.

The TBOC also allows the certificate of formation or bylaws to provide for classes of directors elected for staggered terms of office in a manner similar to the DGCL.

Neither the Texas Charter nor the Texas Bylaws provide for a classified board of directors. If the Plan of Merger is adopted by our shareholders, then the directors named in the Texas Charter (who will consist of the directors of the Company elected at the 2018 annual meeting and the continuing directors whose terms do not expire in 2018) will serve until the 2019 annual meeting and until their successors are elected and qualified. Beginning with the 2019 annual meeting, and continuing thereafter, all directors will be elected annually.

If the Plan of Merger is not adopted, then the classification of the directors of the Company will continue as described above.

Election of Directors

Delaware

The DGCL provides that the certificate of incorporation or bylaws may specify the votes necessary for the transaction of business at a meeting, but if no such specification is made, directors are elected by a plurality of the votes of shares present or represented at the meeting and entitled to vote on the election of directors.

The Delaware Bylaws provide that directors are elected by a plurality of the voting power of all the shares present or represented at the meeting and entitled to vote thereon.

Texas

The TBOC provides that directors are elected by a plurality of the votes cast by shareholders entitled to vote in the election of directors present or represented at the meeting at which a quorum is present, unless the certificate of formation or bylaws provide for other specified votes, each of which must be by at least a majority.

The Texas Bylaws are consistent with the TBOC and are based on a plurality of the votes cast, and do not require a majority vote.

Removal of Directors

Delaware

Under the DGCL, the holders of a majority of the voting power of the shares then entitled to vote at an election of directors may remove a director with or without cause, except that if the board of directors of a Delaware corporation is classified (i.e., directors are elected for staggered terms), a director may only be removed for cause, unless the corporation’s certificate of incorporation provides otherwise.

Because the board of directors of the Company is currently classified and the Series B Stock is entitled to ten votes per share, the Delaware Bylaws provide that removal may only be for cause and by a majority of the voting power of all the shares then entitled to be voted in the election of directors.

Texas

Under the TBOC, except as otherwise provided by the certificate of formation or bylaws of a corporation, the shareholders may remove a director, with or without cause, by a vote of the holders of a majority of the shares entitled to vote at an election of the directors. If the corporation’s directors serve staggered terms, a director may not be removed except for cause unless the certificate of formation provides otherwise.

As discussed above, the Texas Bylaws do not provide for a classified board with staggered terms. The Texas Bylaws also provide that removal may only be for cause and by a majority of the voting power of all the shares then entitled to be voted in the election of directors.

Procedures for Filling Vacant Directorships

Delaware

Under the DGCL, unless the certificate of incorporation or bylaws provide otherwise, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the shareholders as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

The Delaware Bylaws are consistent with the DGCL and, in addition, expressly restrict the shareholders from filling any such vacancy.

Texas

Under the TBOC, any vacancy occurring in the board of directors may be filled by the shareholders or by the affirmative vote of a majority of the remaining directors, even if such directors constitute less than a quorum. A directorship to be filled by an increase in the number of directors may be filled by the shareholders or by the board of directors for a term of office continuing only until the next election of one or more directors by the shareholders, provided that the board of directors may not fill more than two such directorships during the period between any two successive annual meetings of shareholders.

The Texas Bylaws are consistent with the TBOC and provide that the shareholders may also fill vacancies.

Number of Directors

Delaware

The DGCL provides that the number of directors will be fixed by, or in the manner provided in, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case the number of directors may be changed only by amendment of the certificate of incorporation.

The Delaware Charter provided for six initial members of the board of directors but provides that thereafter the number will be fixed from time to time by the Delaware Bylaws.

The Delaware Bylaws provide that the number of directors shall be not less than five nor more than 10 as determined from time to time in accordance with the Delaware Bylaws by resolution of the board of directors. The Company’s board of directors currently has 8 members.

Texas

The TBOC provides that, after specifying the initial number of directors in the certificate of formation, the number of directors will be set by or in the manner provided in the certificate of formation or the bylaws.

The Texas Charter provides for 8 initial members of the board of directors but provides that thereafter the number will be fixed from time to time by or in the manner set forth in the Texas Bylaws.

The Texas Bylaws are substantially the same as the Delaware Bylaws and provide that the number of directors shall be not less than five nor more than 10 as determined from time to time in accordance with the Texas Bylaws by resolution of the board of directors. It is currently anticipated that, immediately following the Reincorporation, A. H. Belo Texas’ board of directors will have 8 members.

Inspection of Books and Records

Delaware

Under the DGCL, any shareholder has the right to inspect the corporation’s books and records for any proper purpose upon written demand under oath stating the purpose of the inspection. If the corporation refuses to permit inspection or does not reply to the demand within five business days after the demand has been made, the shareholder may apply to the Court of Chancery for an order to compel such inspection.

The Delaware Charter and Delaware Bylaws have no provisions on this subject.

Texas

Under the TBOC, subject to the certificate of formation and bylaws of a corporation, a shareholder may, on written demand stating a proper purpose, examine the books and records of the corporation if such shareholder holds at least 5% of the outstanding shares of stock of the corporation or has been a holder of shares for at least six months prior to such demand. A court may also compel the examination for a proper purpose regardless of the ownership or holding period of the shareholder.

The Texas Charter and Texas Bylaws have no provisions on this subject.

Distributions and Dividends

Delaware

Under the DGCL, a corporation may, subject to any restrictions contained in its certificate of incorporation, pay dividends out of surplus and, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, unless the capital of the corporation is less than the capital represented by issued and outstanding stock having preferences on asset distributions. In addition, the Delaware courts have indicated that a corporation must otherwise have funds legally available for the payment of a dividend and, following the payment of a dividend, must remain solvent.

In the case of share dividends, an amount equal to at least the aggregate par value of the shares must be transferred from surplus to capital.

The Delaware Charter provides that, subject to the provisions of law and the dividend preferences of any preferred shares then outstanding, the holders of common stock are entitled to receive dividends at such time and in such amounts as may be determined by the board of directors. The Series A Stock, the Series B Stock and any Series C Stock, if issued, are entitled to share pro rata in common dividends based on the number of shares. If dividends are paid in shares of common stock, they are payable only in the same series as the shares they are paid in reference to, unless no shares of that series are outstanding.

Texas

Under the TBOC, a distribution is defined as a transfer of cash or other property (except a share dividend or rights to acquire shares), or an issuance of debt, by a corporation to its shareholders in the form of: (i) a dividend on any class or series of the corporation’s outstanding shares; (ii) a purchase or redemption, directly or indirectly, of the corporation’s shares; or (iii) a payment by the corporation in liquidation of all or a portion of its assets. The term distribution thus includes ordinary cash dividends. Unless the corporation is in receivership, the board of directors may authorize distributions unless (x) it violates the certificate of formation, (y) the corporation would be unable to pay its debts as they become due in the course of its business or affairs, or (z) the distribution exceeds the corporation’s surplus (or net assets in the case of certain limited types of redemptions).

Under the TBOC, share dividends may be authorized by the board of directors, subject to any limitations in its certificate of formation; provided that an amount equal to the aggregate par value of the shares being distributed as a share dividend must be transferred from surplus to the corporation’s stated capital, and shares of a class or series may be distributed only on that same class or series of shares unless otherwise allowed by the certificate of formation or approved by holders of a majority of the outstanding shares of the class or series in which the share dividend is to be paid.

The Texas Charter is substantially the same as the Delaware Charter in respect to the payment of ordinary dividends and share dividends and is consistent with the TBOC.

In Texas, however, dividends are not permitted out of net profits for the current and/or the preceding fiscal year, as would be the case in Delaware.

Stock Redemption and Repurchase

Delaware

Under the DGCL, a corporation may purchase or redeem shares of any class except when its capital is impaired or would be impaired by such purchase or redemption. A corporation may, however, purchase or redeem out of capital, shares that are entitled upon any distribution of its assets to a preference over another class or series of its stock, or, if no shares entitled to such a preference are outstanding, any of its own shares, if such shares are to be retired and the capital reduced as permitted by statute. In addition, the Delaware courts have indicated that a corporation must otherwise have funds legally available for a repurchase or redemption and, following such repurchase or redemption, must remain solvent.

Texas

As noted above, under the TBOC, the purchase or redemption by a corporation of its shares constitutes a distribution. Accordingly, the discussion above relating to distributions is applicable to stock redemptions and repurchases.

Indemnification of Directors and Officers; Advancement of Expenses; Insurance

Although organized differently, the DGCL and the TBOC have generally similar provisions and limitations regarding indemnification by a corporation of its officers, directors, employees and agents, but there are certain differences as discussed below.

Neither the Delaware Charter nor the Texas Charter include indemnification provisions. These are contained in the bylaws of both corporations. With respect to indemnification, advancement of expenses and insurance, the Texas Bylaws are substantially similar to the Delaware Bylaws but differ to the extent appropriate to conform to the TBOC.

Key differences between the DGCL and Delaware Bylaws and the TBOC and Texas Bylaws include:

1.    Standard of Conduct.    The required standard of conduct for indemnification under the TBOC and DGCL is similar. The Texas Bylaws expressly incorporate the required standard of conduct. While the Delaware Bylaws do not expressly set forth a standard of conduct, they do not permit indemnification that would be prohibited by law or be beyond the scope of the right to indemnification under the Delaware Bylaws. Thus, under the Delaware

Bylaws, indemnification would not be permitted unless the standard of conduct set forth in the DGCL has been met. Under the Texas Bylaws, with respect to acts in an official capacity, the indemnified person must have reasonably believed that his or her conduct was in the corporation’s best interests. With respect to acts not in an official capacity, the indemnified person must have reasonably believed that his or her conduct was not opposed to the corporation’s best interests. With respect to any criminal action or proceeding, the indemnified person must have had no reasonable cause to believe the person’s conduct was unlawful. Under the DGCL (and by reference to the DGCL, the Delaware Bylaws), in order to meet the applicable standard of conduct, a person must have acted in good faith and in a manner reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, must have had no reasonable cause to believe the person’s conduct was unlawful.

2.    Persons Making Determination.    Under the Texas Bylaws, the directors or committee members making the determination of whether the standard for indemnification has been met must be both disinterested and independent, and the determination (or designation of such committee) may be made by such directors even though less that a quorum. Under the Delaware Bylaws the determination of whether indemnification is appropriate (or designation of a committee to make the determination) is made by the board of directors by a majority vote of a quorum consisting of directors who are not be parties to the action, suit or proceeding with respect to which indemnification is sought. If the determination is made by a vote of the shareholders, under the Texas Bylaws shares held by directors who are not disinterested and independent are excluded. Under the Delaware Bylaws, shares held by directors who are not disinterested and independent are not expressly excluded if the determination is to be made by the shareholders.

3.    Success on the Merits.    Under the Texas Bylaws and the TBOC a person must be wholly successful on the merits in a proceeding to be entitled to indemnification as a matter of right. Under the Delaware Bylaws and DGCL, success on the merits would be determined with respect to each claim, issue or matter in the proceeding.

4.    Liability to Corporation.    Under the Texas Bylaws, if a person has been found liable to the corporation or is found to have received an improper personal benefit, indemnity is limited to reasonable expenses (which under the TBOC and Texas Bylaws include amounts paid in settlement), but no indemnification may be paid if the person has been found liable for willful or intentional misconduct in the performance of his or her duties to the corporation, a breach of the person’s duty of loyalty to the corporation or an act or omission not committed in good faith that constitutes a breach of a duty owed to the corporation. Under the Delaware Bylaws, in actions by or in the right of the corporation indemnification is limited to reasonable expenses (including attorney’s fees but excluding amounts paid in settlement), but no indemnification may be made as to any claim, issue or matter as to which the person has been found liable to the corporation unless a court orders indemnification as being fair and reasonable based on the circumstances of the case.

5.    Service with Other Enterprise or Employee Benefit Plan.    The TBOC and Texas Bylaws expressly state that when a director is acting in a managerial capacity with another enterprise at the request of the corporation, actions that that person reasonably believes to be in the interest of the other enterprise or its owners is for a purpose not opposed to the best interests of the corporation, and they make similar provision with respect to service with employee benefit plans. The DGCL and Delaware Bylaws do not have such a provision, but the DGCL has a similar provision with respect to employee benefit plans.

6.    Advancement of Expenses.    For advancement of expenses (including amounts paid in settlement), the Texas Bylaws require a written affirmation by a person of his or her good faith belief that he or she has met the required standard of conduct and a written undertaking to repay the amounts advanced if the person is ultimately found not to have met the required standard of conduct. The Delaware Bylaws provide for advancement of expenses (but not amounts paid in settlement) and require only that a director or officer make an undertaking to repay the amounts advanced if the person is ultimately found not to have met the required standard of conduct.

7.    Insurance and Other Arrangements.    The TBOC permits insurance and other arrangements to provide and secure indemnification even in cases where indemnification by the corporation would not otherwise be permissible. Other arrangements can include trust funds, self-insurance and indemnity contracts, letters of credit, guaranties and other surety arrangements, and security interests in the corporation’s assets; however, the TBOC requires such arrangements to be approved by shareholders if they involve self-insurance or an agreement to indemnify by a person not regularly engaged in the business of providing insurance. The DGCL also permits insurance and other arrangements in cases where indemnification would not otherwise be permissible, but does not have specific statutory authorizations or limitations with respect to the types of insurance or other arrangements that may be used.

The following is a summary of the indemnification provisions of the DGCL, the Delaware Bylaws, the TBOC and the Texas Bylaws:

RIGHT TO INDEMNIFICATION

Delaware

DGCL

Non-derivative Actions – Standard of Conduct.    The DGCL permits a corporation to indemnify present or former directors, officers, employees and agents and persons serving at the request of the corporation as officers, directors, employees or agents of another entity or employee benefit plan against expenses (including attorneys’ fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding, other than an action by or in the right of the corporation, to which such indemnifiable person may be a party, provided such indemnifiable person shall have acted in good faith and in a manner such person shall have reasonably believed to be in or not opposed to the best interests of the corporation, and in the case of a criminal proceeding, such person had no reasonable cause to believe such person’s conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement, conviction or plea of nolo contendere does not, of itself, create a presumption that the applicable standard of conduct has not been met.

Derivative Actions – Standard of Conduct.    In connection with an action by or in the right of the corporation against an indemnifiable person, the corporation has the power to indemnify such person for expenses (including attorneys’ fees) actually and reasonably incurred in connection with such suit (a) if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, but (b) if such person is found liable to the corporation, only if ordered by a court of law. The DGCL does not authorize indemnification of judgments, fines, excise taxes or amounts paid in settlement in derivative actions.

Non-Exclusivity.    The DGCL provides that such section is not exclusive of any other indemnification rights, which may be granted by a corporation to its indemnifiable persons, but under Delaware law such person’s conduct must generally meet the standard of conduct required by the DGCL.

Delaware Bylaws.

Non-derivative Actions.    The Delaware Bylaws provide that the Company shall, to the maximum extent permitted or required by the DGCL or other applicable law, as in existence or as amended (but only to the extent a new or amended law provides broader indemnification rights) indemnify any indemnifiable person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with an action, suit or proceeding (other than one by or in the right of the Company) to which such indemnifiable person may be a party.

Derivative Actions.    In connection with an action by or in the right of the Company against an indemnifiable person, the Delaware Bylaws provide that the Company shall, to the maximum extent permitted by the DGCL or other applicable law, as in existence or as amended (but only to the extent a new or amended law provides broader indemnification rights), indemnify any indemnifiable person against expenses (including attorney’s fees) in connection with such an action. Consistent with the DGCL, the Delaware Bylaws do not provide for the indemnification of judgments, fines, excise taxes or amounts paid in settlement in derivative actions.

Standard of Conduct.    While the Delaware Bylaws do not expressly set forth a standard of conduct, they do not permit indemnification that would be prohibited by law or be beyond the scope of the right to indemnification under the Delaware Bylaws. Thus, under the Delaware Bylaws, indemnification would not be permitted unless the standard of conduct set forth in the DGCL has been met.

Non-exclusivity.    The indemnification provided by the Delaware Bylaws is also not exclusive of other indemnification rights.

Texas

TBOC

Derivative and Non-derivative Actions – Standard of Conduct.    The TBOC permits a corporation to indemnify a director, a former director or a director serving in a managerial capacity with another enterprise or an employee benefit plan (a “delegate”), against expenses (which are defined to include court costs, judgments, penalties, settlements, fines, excise taxes and reasonable attorneys’ fees) reasonably and actually incurred by the person in connection with a proceeding if the person (i) acted in good faith, (ii) reasonably believed, in the case of conduct in the person’s official capacity, that the person’s conduct was in the corporation’s best interests, and otherwise, that the person’s conduct was not opposed to the corporation’s best interests, and (iii) in the case of a criminal proceeding, did not have a reasonable cause to believe the person’s conduct was unlawful. A person does not fail to meet the standard of conduct solely because of termination of a proceeding by judgment, order, settlement, conviction or a plea of nolo contendere. If, however, the person is found liable to the corporation, or is found liable on the basis he received an improper personal benefit, then indemnification under Texas law is limited to the reimbursement of reasonable expenses actually incurred (including attorneys’ fees and amounts paid in settlement) but does not include a judgment, penalty, fine, or excise or similar tax, and no indemnification will be available if the person is found liable for (i) willful or intentional misconduct in the performance of the person’s duty to the corporation, (ii) breach of the person’s duty of loyalty owed to the enterprise, or (iii) an act or omission not committed in good faith that constitutes a breach of a duty owed by the person to the corporation. A director, former director or delegate is considered to have been found liable in relation to a claim, issue or matter only if the liability is established by an order, including a judgment or decree of a court, and all appeals thereof are exhausted or foreclosed by law.

Non-exclusivity.    The TBOC permits indemnification of and advancement of expenses (discussed below) to officers, employees and agents, former directors and other persons who are not directors on such terms as are provided in or by the corporation’s charter or bylaws, action by the board of directors, resolution of shareholders, contract or common law.

Consistency with TBOC Required for Directors.    The TBOC provides that any provision for indemnification or advancement of expenses (discussed below) to a director is valid only to the extent consistent with the indemnification and advancement provisions of the TBOC.

Texas Bylaws

Non-derivative Actions.    The Texas Bylaws provide that A. H. Belo Texas shall, to the maximum extent permitted or required by the TBOC or other applicable law, as in existence or as amended (but only to the extent a new or amended law provides broader indemnification rights) indemnify any indemnifiable person against expenses (including attorneys’ fees, court costs, judgments, penalties, fines, excise taxes and amounts paid in settlement in connection with an action, suit or proceeding (other than one by or in the right of A. H. Belo Texas) to which such indemnifiable person may be a party.

Derivative Actions.    In connection with an action by or in the right of A. H. Belo Texas against an indemnifiable person, the Bylaws provide that A. H. Belo Texas shall, to the maximum extent permitted by the TBOC or other applicable law, as in existence or as amended (but only to the extent a new or amended law provides broader indemnification rights), indemnify any indemnifiable person against expenses (including attorney’s fees, court costs and amounts paid in settlement, but excluding judgments, penalties, fines and excise taxes) in connection with such an action.

Standard of Conduct.    The Texas Bylaws provide that any indemnification under such bylaws shall be paid by A. H. Belo Texas upon a determination that (i) the person to be indemnified meets the standard of conduct set forth in the TBOC; and (ii) with respect to expenses, the amount of expenses other than a judgment is reasonable. A person does not fail to meet this standard solely because of the termination of any investigation, claim, action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere. If, however, the person is found liable to the corporation, or is found liable on the basis he received an improper personal benefit, then indemnification under Texas law is limited to the reimbursement of reasonable expenses (including court costs, attorneys’ fees and amounts paid in settlement) actually incurred and does not include a judgment, penalty, fine, or excise or similar tax, and no indemnification will be available if the person is found liable for (i) willful or intentional misconduct in the performance of the person’s duty to the corporation, (ii) breach of the person’s duty of loyalty owed to the enterprise, or (iii) an act or omission not committed in good faith that constitutes a breach of a duty owed by the person to the corporation. A director, former director or delegate is considered to have been found liable in relation to a claim, issue or matter only if the liability is established by an order, including a judgment or decree of a court, and all appeals thereof are exhausted or foreclosed by law.

Non-exclusivity. The indemnification provided by the Texas Bylaws is also not exclusive of other indemnification rights, but is subject to the TBOC consistency provision as to directors discussed above.

RIGHT TO ADVANCEMENT OF EXPENSES

Delaware

DGCL

The DGCL also permits expenses (including attorneys’ fees but not amounts paid in settlement) incurred by an officer or director of the corporation in defending against any action, suit or proceeding to be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by such person to repay such amounts if it shall be ultimately determined that such person is not entitled to indemnification. Such expenses incurred by former directors and officers or by employees and agents of the corporation or by persons serving at the request of the corporation as officers, directors, employees or agents of another entity or employee benefit plan may be so paid by the corporation upon such terms and conditions, if any, as the corporation deems appropriate.

Delaware Bylaws

The Delaware Bylaws provide that the Company shall, to the maximum extent permitted by the DGCL or other applicable law, as in existence or as amended (but only to the extent providing broader rights) pay in advance of the final disposition of any action, expenses (including attorneys’ fees) incurred by a director or officer in defending such action upon receipt of an undertaking by such person to repay such amounts if it shall be ultimately determined that such person is not entitled to indemnification. The Bylaws do not mention amounts paid in settlement. Expenses incurred by former directors or officers or by other indemnifiable persons shall be advanced upon such terms as the board of directors deems appropriate. The board of directors may, upon approval of an indemnifiable person, authorize the Company’s counsel to represent such person in such action, whether or not the Company is a party to it.

Texas

TBOC

The TBOC allows advancement of reasonable expenses (including attorneys’ fees and amounts paid in settlement) to directors and delegates in advance of the final disposition of a proceeding, without a determination that the applicable standard of conduct has been met and that the expenses are reasonable, if the corporation receives a written affirmation by the person of the person’s good faith belief that the required standard of conduct has been met and a written undertaking by the person to repay the amount paid or reimbursed if the final determination is that the person has not met the standard for indemnification or that indemnification is prohibited.

Texas Bylaws

The Texas Bylaws provide that A. H. Belo Texas shall, to the maximum extent permitted by the TBOC or other applicable law, as in existence or as amended (but only to the extent providing broader rights) pay in advance of the final disposition of any action, expenses (including attorneys’ fees and amounts paid in settlement) incurred by a director or officer or delegate in defending such action upon receipt of a written affirmation by the person of the person’s good faith belief that the required standard of conduct has been met and a written undertaking by the person to repay the amount paid or reimbursed if the final determination is that the person has not met the standard for indemnification or that indemnification is prohibited. Expenses incurred by former directors or officers or by other indemnifiable persons shall be advanced upon such terms as the board of directors deems appropriate. The board of directors may, upon approval of an indemnifiable person, authorize A. H. Belo Texas’s counsel to represent such person in such action, whether or not A. H. Belo Texas is a party to it.

ADDITIONAL RIGHTS IN RESPECT OF INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

Both the Delaware Bylaws and Texas Bylaws provide that, in addition to the specific rights of indemnification and advancement of expenses granted under such bylaws, the Company or A. H. Belo Texas, as applicable, shall indemnify and advance expenses to an indemnifiable person, in each case to the fullest extent authorized or permitted by the DGCL, TBOC or other law or the Delaware Charter or Texas Charter, as applicable.

The bylaws of both corporations provide that rights to indemnification and advancement of expenses vest when a person becomes an indemnifiable person, continue after the person no longer holds that position and are deemed to be a contract between the indemnifiable person and the corporation.

The bylaws of both corporations provide that repeal or modification of the bylaw provisions or the relevant provisions of the DGCL or TBOC, as applicable, shall not diminish such rights to indemnification and advancement of expenses in respect of acts or omissions occurring prior to such repeal or modification.

If the Reincorporation is approved, directors, officers and other indemnifiable persons of the Company will have vested rights under the indemnification provisions of the Delaware Bylaws, which will be an obligation of A. H. Belo Texas as a successor corporation, and those bylaws and Delaware law, to the extent applicable, will continue to apply to any act or omission that occurs before the effective date of the Reincorporation. In addition, the indemnification provisions of the TBOC and the Texas Bylaws will be applicable to any indemnifiable person who served with the Company, as a predecessor corporation of A. H. Belo Texas, and such persons will have indemnification rights under the Texas Bylaws and TBOC as well.

PROCEDURE FOR INDEMNIFICATION

Delaware

DGCL

The DGCL provides that a determination that indemnification of a director or officer is appropriate must be made: (i) by a majority vote of directors who are not party to the proceeding, even though less than a quorum, (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (iii) if there are no such directors or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by shareholder vote.

Delaware Bylaws

The Delaware Bylaws provide that any indemnification under such bylaws shall be paid by the Company unless a determination has been made that indemnification is not proper in the circumstances (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, (ii) by a committee of such directors designated by a majority vote of the non-party directors, even though less than a quorum, (iii) if such a quorum is not obtainable or if a quorum of non-party directors so directs, by independent legal counsel in a written opinion, or (iv) by shareholder vote by a majority of the voting power of shares present or represented at a meeting at which a quorum is present and that are entitled to vote on the matter. Under the Delaware Bylaws, the only basis for which a finding that indemnification may not be made is that such indemnification is prohibited by law or is beyond the right to indemnification conferred by the Delaware Bylaws.

Indemnification shall be paid promptly and, in any event, within 60 days, and advancement of expenses shall be made promptly and, in any event, within 20 days, upon request of the director, officer, employee or agent. In any action to enforce such rights, the burden of proving the standard for indemnification was not met shall be upon the Company and a successful claimant is entitled to reimbursement of expenses (including attorneys’ fees) in such action.

Neither the failure to have made such a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct, nor the fact that there has been an actual determination that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Texas

TBOC

The TBOC provides that a determination that indemnification of a director, former director or delegate is appropriate must be made: (i) by a majority vote of the directors who, at the time of the vote, are disinterested and independent, regardless of whether such directors constitute a quorum, (ii) by a majority vote of a committee of the board of directors if the committee is designated by a majority vote of the directors who at the time of the vote are disinterested and independent and is composed solely of one or more directors who are disinterested and independent, (iii) by special legal counsel selected by majority vote under (i) or (ii), (iv) by the shareholders in a vote that excludes those shares held by directors who, at the time of the vote, are not disinterested and independent, or (v) by a unanimous vote of the shareholders of the corporation.

The procedure for indemnification under the TBOC summarized above need not be followed for officers, employees or agents.

Texas Bylaws

A determination that the required standard of conduct has been met must be made (i) by a majority vote of directors who at the time of the vote are disinterested and independent, regardless of whether the directors who are disinterested and independent constitute a quorum, (ii) by a committee of the directors designated by majority vote of the board of directors who at the time of the vote are disinterested and independent, regardless of whether the directors who are disinterested and independent constitute a quorum, and is composed solely of directors who are disinterested and independent, (iii) by special legal counsel selected by the board of directors or a committee by a vote in accordance with (i) or (ii) above in a written opinion, or (iv) by the vote of the holders of a majority of the voting power of all of the shares entitled to vote thereon and present or represented at a meeting at which a quorum is present that excludes the shares held by directors who are not disinterested and independent. Under the Texas Bylaws, the only basis for which a finding that indemnification may not be made is that such indemnification is prohibited by law or is beyond the right to indemnification conferred by the Texas Bylaws.

Indemnification shall be paid promptly and, in any event, within 60 days, and advancement of expenses shall be made promptly and, in any event, within 20 days, upon request of the director, officer, employee or agent. In any action to enforce such rights, the burden of proving the standard for indemnification was not met shall be upon A. H. Belo Texas and a successful claimant is entitled to reimbursement of expenses (including attorneys’ fees) in such action.

Neither the failure to have made such a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct, nor the fact that there has been an actual determination that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

MANDATORY INDEMNIFICATION

Delaware

DGCL

The DGCL requires indemnification for expenses actually and reasonably incurred with respect to any claim, issue or matter on which a present or former director or officer is successful on the merits or otherwise in the defense of any action, suit or proceeding.

Delaware Bylaws

The Delaware Bylaws also provide for such mandatory indemnification of directors, officers, employees and agents with respect to any claim, issue or matter in a manner consistent with the DGCL but provide that the Company is not required to indemnify or advance expenses with respect to any action initiated by an indemnifiable person (other than an action to enforce a right to indemnification or advancement of expenses), including any counterclaim or cross-claim, unless such action is authorized by the board of directors.

Texas

TBOC

Under the TBOC, indemnification by the corporation for reasonable expenses actually incurred is mandatory for directors, former directors, and delegates (but not employees, agents and other persons) only if the director, former director or delegate is wholly successful on the merits or otherwise, in the defense of the proceeding. The corporation must indemnify an officer to the same extent that indemnification is required for a director.

Texas Bylaws

The Texas Bylaws also provide for such mandatory indemnification of directors, officers, employees, agents and delegates consistent with the TBOC but provide that A. H. Belo Texas is not required to indemnify or advance expenses with respect to any action initiated by an indemnifiable person (other than an action to enforce a right to indemnification or advancement of expenses), including any counterclaim or cross-claim, unless such action is authorized by the board of directors.

INSURANCE AND OTHER ARRANGEMENTS

Delaware

The DGCL allows a corporation to purchase and maintain insurance on behalf of any person who is or was an indemnifiable person against any liability asserted against such person and incurred by such person in such a capacity or arising out of his status as such a person, whether or not the corporation would have the power to indemnify him against that liability. Under Delaware law, a corporation may also establish and maintain arrangements, other than insurance, to protect these individuals, including a trust fund or surety arrangement.

The Delaware Bylaws also allow such insurance and other arrangements as provided for under the DGCL.

Texas

The TBOC is substantially the same as the DGCL for this issue as to insurance. In addition, a corporation may make other arrangements for indemnification, such as trust funds, self-insurance (including contracts of indemnification), security interests on the corporation’s assets, letters of credit, guaranties or surety arrangements. However, self-insurance by the corporation and contractual indemnification from non-insurance companies require shareholder approval.

The Texas Bylaws also allow such insurance and other arrangements as provided for under the TBOC.

Fiduciary Duties

Delaware

Delaware imposes duties of loyalty and care on directors of Delaware corporations. The duty of loyalty includes a duty of good faith and requires that the best interests of the corporation and its shareholders take precedence over any personal interest or bias of a director that is not shared by the shareholders generally. Good faith requires a director to act honestly, in the best interests of the corporation and in a manner that is not knowingly unlawful or contrary to public policy. The duty of care requires that a director perform his or her duties with such care as an ordinarily prudent person would use in similar circumstances. The duty of care also requires that directors inform themselves of all material information reasonably available to them before making business decisions. Subject to certain limitations, the business judgment rule will be applied in duty of care cases. A court will not substitute its judgment if the board’s decision can be attributed to any rational business purpose, and a director will breach his or her duty of care only if the director’s conduct rises to the level of gross negligence – reckless indifference or actions outside the bounds of reason.

Delaware generally requires that the directors consider only the interests of the shareholders and not those of other constituencies, but allows corporations to opt to be public benefit corporations upon approval by holders of two-thirds of the outstanding shares entitled to vote thereon.

In Delaware generally, controlling shareholders owe fiduciary duties to the corporation and minority stockholders.

Texas

Texas imposes duties of loyalty, care and obedience on directors of Texas corporations. The duty of loyalty requires a director to act in good faith and not to allow his or her personal interests to prevail over the interests of the corporation. The duty of care require that a director handle his duties with such care as an ordinarily prudent person would use under similar circumstances. The duty of obedience requires that a director not allow the corporation to engage in ultra vires acts (acts beyond the scope of its authority). The duty of care is subject to the business judgment rule that, in Texas, will generally prelude judicial interference with the business judgement of directors absent a showing of fraud or an ultra vires act. Unlike Delaware, Texas does not consider gross negligence to necessarily be a breach of the duty of care.

The TBOC includes statutory approval of directors considering both the long-term and short-term interests of the corporation and the shareholders, including the possibility that those interests may best be served by the continued independence of the corporation, and provides that nothing in the TBOC prohibits or limits a director from considering approving or taking action that promotes a social, charitable or environmental purpose.

Controlling shareholders of a Texas corporation do not generally owe a fiduciary duty to minority shareholders absent domination of the board of directors and a relationship of trust and confidence with the minority shareholders that is an independent source of such duty.

Limited Liability of Directors

Delaware

The DGCL permits the adoption of a provision in the certificate of incorporation limiting or eliminating the monetary liability of a director to a corporation or its shareholders by reason of a breach of the fiduciary duty as a director. The DGCL does not permit any limitation of the liability of a director for: (i) breaching the duty of loyalty to the corporation or its shareholders; (ii) failing to act in good faith; (iii) engaging in intentional misconduct or a knowing violation of law; or (iv) obtaining an improper personal benefit from the corporation. The DGCL imposes statutory liability on directors for certain actions such as improper dividends and stock repurchases.

The Delaware Charter eliminates director liability for breaches of fiduciary duty where permitted by the DGCL. It also provides that a repeal or modification of the provision does not adversely affect rights existing at the time of the repeal or modification.

Texas

The TBOC permits a corporation to eliminate in its certificate of formation all monetary liability of a director to the corporation or its shareholders for conduct in the performance of such director’s duties. The TBOC does not, however, permit any limitation of the liability of a director for: (i) a breach of the duty of loyalty to the corporation or its shareholders; (ii) an act or omission not in good faith that constitutes a breach of duty of the person to the corporation or involves intentional misconduct or a knowing violation of law; (iii) a transaction from which the director obtains an improper benefit; or (iv) a violation of applicable statutes which expressly provide for the liability of a director.

The Texas Charter eliminates director liability for breaches of fiduciary duty where permitted by the TBOC. It also provides that a repeal or modification of the provision does not adversely affect rights existing at the time of the repeal or modification.

Shareholder Actions

Delaware

Delaware allows a corporation’s shareholders to bring certain derivative lawsuits against the corporation’s directors after making a demand on the corporation and giving its board of directors an opportunity to pursue the claim. Shareholders do not have to make a demand on the corporation if they can demonstrate that such a demand would be futile. Generally, lawsuits are tried before a Delaware chancellor without a jury.

Texas

Texas generally requires that lawsuits against directors may be brought derivatively by a shareholder on behalf of a corporation only after making a written demand on the corporation’s board of directors setting out the contours of the demand and a failure to act by the board on such demand. Texas law may, in certain circumstances, such as in a proceeding determining liability of directors, allow for a jury trial.

Forum Selection

Delaware

The DGCL permits corporations to include in their certificates of incorporation or bylaws a provision that confers exclusive jurisdiction on the courts of Delaware as to any internal corporate claims, which include derivative claims that are based upon breach of duties of a director or shareholder in such capacity and other matters for which the DGCL confers jurisdiction upon the Delaware courts.

The Delaware Bylaws contain such a provision which provides that, unless the Company consents in writing to an alternate forum, the exclusive forum for (i) derivative actions by or in the right of the Company, (ii) actions asserting a claim for breach of fiduciary duty owed to the Company or its shareholders by any director, officer or employee of the Company, (iii) actions asserting a claim arising pursuant to a provision of the DGCL or Delaware Charter or Delaware Bylaws, (iv) actions to interpret, apply, enforce or determine the validity of the Delaware Charter or Delaware Bylaws, or (v) actions asserting a claim governed by the internal affairs doctrine, is the Chancery Court of Delaware, or, if it does not have jurisdiction, the Superior Court, or, if it does not have jurisdiction, the Federal District Court for the District of Delaware.

Texas

The TBOC does not have an authorizing statutory provision similar to the forum selection provision in the DGCL.

In this respect the Texas Bylaws are substantially similar to the Delaware Bylaws, except that they contain references to the TBOC and Texas law and provide that the exclusive forum shall be state district courts of Dallas County, Texas or, if they do not have jurisdiction, the United States District Court for the Northern District of Texas, Dallas Division.

Federal Tax Consequences of the Reincorporation

The proposed Reincorporation is expected to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Assuming the Reincorporation qualifies as a tax-free reorganization, we believe that for federal income tax purposes no gain or loss will be recognized by the Company, A. H. Belo Texas or the shareholders of the Company who receive A. H. Belo Texas common stock for their Company common stock in connection with the Reincorporation. The aggregate tax basis of A. H. Belo

Texas common stock received by a shareholder of the Company as a result of the Reincorporation will be the same as the aggregate tax basis of the Company common stock converted into that A. H. Belo Texas common stock held by that shareholder as a capital asset at the time of the Reincorporation. Each shareholder’s holding period of the A. H. Belo Texas common stock received in the Reincorporation will include the holding period of the Company common stock converted into that A. H. Belo Texas common stock, provided the shares are held by such shareholder as a capital asset at the time of the Reincorporation.

This proxy statement only discusses U.S. federal income tax consequences and has done so only for general information. It does not address all of the U.S. federal income tax consequences that may be relevant to particular shareholders based upon individual circumstances or to shareholders who are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, foreign holders or holders who acquired their shares as compensation, whether through employee stock options or otherwise. This proxy statement does not address the tax consequences under state, local or foreign laws. State, local or foreign income tax consequences to shareholders may vary from the federal income tax consequences described above, and shareholders are urged to consult their own tax advisors as to the consequences to them of the Reincorporation under all applicable tax laws.

This discussion is based on the Code, applicable Treasury Regulations, judicial authority and administrative rulings and practice, all in effect as of the date of this proxy statement, all of which are subject to differing interpretations and change, possibly with retroactive effect. The Company has neither requested nor received a tax opinion from legal counsel or rulings from the Internal Revenue Service regarding the consequences of the Reincorporation. There can be no assurance that future legislation, regulations, administrative rulings or court decisions would not alter the consequences discussed above.

You should consult your own tax advisor to determine the particular tax consequences to you of the Reincorporation, including the applicability and effect of U.S. federal, state, local, foreign and other tax laws.

Securities Law Consequences

The shares of A. H. Belo Texas common stock to be issued in exchange for shares of Company common stock in the Reincorporation are not being registered under the Securities Act of 1933, as amended (the “Securities Act”). In that respect, the Company is relying on Rule 145(a)(2) under the Securities Act, which provides that a merger that has as its sole purpose a change in a corporation’s domicile does not involve the sale of securities for purposes of the Securities Act. After the Reincorporation, A. H. Belo Texas will be a publicly held company, A. H. Belo Texas Series A common stock will continue to be listed on the New York Stock Exchange under the symbol “AHC,” and A. H. Belo Texas will file with the SEC and provide to its shareholders the same type of information that we have previously filed and provided. Shareholders, whose shares of Company common stock are freely tradable before the Reincorporation, will continue to have freely tradable shares of A. H. Belo Texas common stock. Shareholders holding restricted shares of Company common stock will have shares of A. H. Belo Texas common stock that are subject to the same restrictions on transfer as those to which their present shares of our common stock are subject. In summary, A. H. Belo Texas and its shareholders will be in the same respective positions under the federal securities laws after the Reincorporation as the Company and its shareholders prior to the Reincorporation.

Accounting Treatment of the Reincorporation

The Reincorporation will be accounted for as a reverse merger whereby, for accounting purposes, the Company will be considered the accounting acquirer and A. H. Belo Texas will be treated as the successor to the historical operations of the Company. Accordingly, the historical financial statements of the Company, which previously have been reported to the SEC on Forms 10-K and 10-Q, among others, as of and for all periods through the date of this proxy statement, will be treated as the financial statements of A. H. Belo Texas.

Regulatory Approval

The Reincorporation will not occur until the Company has received all required consents of all governmental authorities, including the filing and acceptance of the Delaware certificate of merger with the

Delaware Secretary of State, and the filing and acceptance of the Texas certificate of merger with the Texas Secretary of State, and satisfied applicable notification requirements of the New York Stock Exchange.

Appraisal Rights

Under Delaware law, shareholders are not entitled to dissenter’s rights with respect to Proposal Three.

Classified Board of Directors

The Company’s current bylaws provide for the directors to be divided into three classes, each consisting of approximately one-third of the whole number of directors. Directors are elected for three-year terms, with the term of office of one of the classes expiring each year.

In the event shareholders adopt the Plan of Merger, neither the Texas Charter nor the Texas Bylaws will provide for a classified board of directors. If the Plan of Merger is adopted by our shareholders, then the directors named in the Texas Charter (who will consist of the directors of the Company elected at the 2018 annual meeting and the continuing directors whose terms do not expire in 2018) will serve until the 2019 annual meeting and until their successors are elected and qualified. Beginning with the 2019 annual meeting, and continuing thereafter, all directors will be elected annually.

If the Plan of Merger is not adopted by our shareholders, then the classification of the directors of the Company will continue as described above.

Vote Required for Approval

The affirmative vote of two-thirds of the voting power of the Company’s outstanding shares entitled to vote is required for adoption of the Plan of Merger and approval of the Reincorporation.

The Board of Directors recommends a vote FOR Proposal Three for the adoption of the Plan of Merger and approval of the Reincorporation in Texas.

CORPORATE GOVERNANCE

Introduction

Our Board periodically reviews and evaluates A. H. Belo’s corporate governance policies and practices in light of the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act and subsequent legislation, SEC regulations, corporate governance listing standards adopted by the New York Stock Exchange (“NYSE”), and evolving best practices. The Board has formalized its corporate governance guidelines, approved a code of business conduct and ethics applicable to A. H. Belo’s directors, management and other A. H. Belo employees, and adopted a charter for each Board committee. The Nominating and Corporate Governance Committee reviews A. H. Belo’s corporate governance guidelines and Board committee charters annually and recommends changes to the Board as appropriate. Our corporate governance documents are posted on our website at www.ahbelo.com under “About A. H. Belo — Corporate Governance,” and are available in print, without charge, upon written or oral request to A. H. Belo Corporation, Attention: Secretary, P. O. Box 224866, Dallas, Texas 75222-4866, (214) 977-8222.

Director Independence

To assist it in making determinations of a director’s independence, the Board has adopted independence standards, which are set forth in A. H. Belo’s corporate governance guidelines, the applicable portion of which is attached to this proxy statement as Appendix B. These standards incorporate the director independence criteria included in the NYSE listing standards, as well as additional, more stringent criteria established by the Board. The Board determined that the following directors are independent under these standards: John Beckert, Louis Caldera, Ron McCray, Ty Miller, John Puerner and Nicole Small. Each of the Audit, Compensation and Nominating and Corporate Governance Committees is composed entirely of independent directors. In accordance with SEC requirements, NYSE listing standards and the independence standards set forth in A. H. Belo’s corporate governance guidelines, all members of the Audit Committee meet additional independence standards applicable to audit committee members and all members of the Compensation Committee satisfy additional independence requirements specific to compensation committee membership.

Meetings of the Board

The Board held eight meetings in 2017. Each incumbent director attended at least 80% of the aggregate of (1) the total number of meetings held by the Board, and (2) the total number of meetings held by all committees on which he or she served. Directors are expected to attend annual meetings of shareholders and all of the incumbent directors then serving attended the 2017 annual meeting in person.

Committees of the Board

Each of the Board’s standing committees consists of independent directors John Beckert, Louis Caldera, Ron McCray, Ty Miller, John Puerner and Nicole Small. Descriptions follow of each of the committees of the Board of Directors of A. H. Belo.

Audit Committee

John Beckert chairs the Audit Committee. The Audit Committee is responsible for the appointment, compensation and oversight of the independent auditors. The Audit Committee also represents the Board in overseeing A. H. Belo’s financial reporting processes, reviewing the Company’s enterprise risk management process and policies, and, as part of this responsibility, consults with our independent auditors and with personnel from A. H. Belo’s internal audit and financial staffs with respect to corporate accounting, reporting, risk management and internal control practices. The Audit Committee met six times during 2017.

The Board has determined that at least one member of the Audit Committee meets the NYSE standard of having accounting or related financial management expertise. The Board has also determined that at least one member of the Audit Committee, John Beckert, meets the SEC criteria of an “audit committee financial expert.”

Compensation Committee

Louis E. Caldera chairs the Compensation Committee. The Compensation Committee evaluates the performance of the Chief Executive Officer and sets his compensation level based on this evaluation. The Compensation

Committee also approves the compensation of the other executive officers and recommends compensation for non-management directors, and administers, among other plans, the Company’s 2008 Incentive Compensation Plan, the 2017 Incentive Compensation Plan, the A. H. Belo Savings Plan, the A. H. Belo Change in Control Severance Plan, the A. H. Belo Pension Plan I and the A. H. Belo Pension Plan II. It also shares responsibility for senior executive succession planning with the Nominating and Corporate Governance Committee and reviews management’s assessment of key risks associated with the Company’s compensation programs, policies and practices. The Compensation Committee met five times during 2017.

To assist the Compensation Committee and management in assessing and determining appropriate, competitive compensation for our executive officers and directors, the Compensation Committee annually engages an outside compensation consultant. Beginning in February 2008, the Compensation Committee has annually engaged Mercer LLC (“Mercer”), a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (“Marsh”), as its compensation consultant. The scope of Mercer’s engagement is to assist the Compensation Committee with its responsibilities related to the Company’s executive and Board-level compensation programs. For additional information regarding the operation of the Compensation Committee, including the role of consultants and management in the process of determining the amount and form of executive compensation, see the Company’s “Compensation Discussion and Analysis” below.

Mercer was engaged in 2016 to provide the Compensation Committee with recommendations for 2017 target total direct compensation. In 2017, no fees were paid to Mercer for executive compensation matters. The Company has also retained Mercer and/or its Marsh affiliates to provide other services unrelated to executive compensation. These services include actuarial analysis of unpaid liabilities related to certain insurance claims. The aggregate expense for these other services in 2017 was approximately $18,000, exclusive of insurance premiums. The decision to engage Mercer or its Marsh affiliates for these other services unrelated to executive compensation consulting was made by Company management, and these services and related fees were not separately approved by the Compensation Committee or the Board.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is chaired by Ty Miller, who also serves as the Board’s Lead Director. The responsibilities of the Nominating and Corporate Governance Committee include the identification and recommendation of director candidates and the review of qualifications of directors for continued service on the Board. The Nominating and Corporate Governance Committee also has responsibility for shaping A. H. Belo’s corporate governance practices, including the development and periodic review of the corporate governance guidelines and the Board committee charters and shares responsibility for senior executive succession planning. The Nominating and Corporate Governance Committee met four times in 2017.

In evaluating director nominees, the Nominating and Corporate Governance Committee considers a variety of criteria, including an individual’s character and integrity; business, professional and personal background; skills; current employment; community service; and ability to commit sufficient time and attention to the activities of the Board. It may also take into account any specific financial, technical or other expertise and the extent to which such expertise would complement the Board’s existing mix of skills and qualifications. The Committee considers these criteria in the context of the perceived needs of the Board as a whole and seeks to achieve a diversity of backgrounds and perspectives on the Board. The Board does not have a formal diversity policy, but does endeavor to have members with a broad mix of professional and personal backgrounds. The Committee assesses the effectiveness of its criteria and its efforts at achieving a diversity of backgrounds and perspectives on the Board when evaluating and recommending new director candidates.

The Nominating and Corporate Governance Committee employs a variety of methods for identifying and evaluating director nominees. The Committee reviews the size and composition of the Board as part of the annual Board evaluation process and makes recommendations to the Board as appropriate. If vacancies on the Board are anticipated, or otherwise arise, the Nominating and Governance Committee considers various potential candidates for director. Candidates may come to the Committee’s attention through current Board members, shareholders or other persons.

The policy of the Nominating and Corporate Governance Committee, as set forth in A. H. Belo’s corporate governance guidelines, is to consider a shareholder’s recommendation for nominee(s) when the shareholder supplies the information required for director nominations under the advance notice provisions set forth in Article II of A. H. Belo’s bylaws within the time periods set forth in such Article of the bylaws. Shareholders desiring to submit a nomination for director should consult A. H. Belo’s bylaws, which are available upon request. The Committee evaluates shareholder-recommended nominees based on the same criteria it uses to evaluate nominees from other sources.

After the Nominating and Corporate Governance Committee identifies a potential candidate, there is generally a mutual exploration process, during which A. H. Belo seeks to learn more about a candidate’s qualifications, background and level of interest in A. H. Belo, and the candidate has the opportunity to learn more about A. H. Belo. A candidate may meet with members of the Nominating and Corporate Governance Committee, other directors and senior management. Based on information gathered during the course of this process, the Nominating and Corporate Governance Committee makes its recommendation to the Board. If the Board approves the recommendation, the candidate is nominated for election by A. H. Belo’s shareholders. The Board may also elect a director between annual meetings of shareholders. In those instances, the new director is nominated for re-election by A. H. Belo’s shareholders at the first annual meeting after his or her election to the Board.

The Board convenes executive sessions of non-management directors without Company management present at each regularly-scheduled meeting. The Lead Director presides at the executive sessions of the non-management directors. In addition, the independent directors meet in executive session at least annually, without Jim Moroney or Robert Decherd present. Board committee chairs preside at executive sessions of their respective committees.

Board Leadership Structure

Currently, Jim Moroney serves as Chairman of the Board and Chief Executive Officer (“CEO”). The Board believes that the Company and its shareholders are best served by a leadership structure in which Mr. Moroney serves as chairman and CEO and the Board has an independent Lead Director. Combining the roles of chairman and CEO makes clear that the person serving in these roles has primary responsibility for managing the Company’s business, under the oversight and review of the Board. Under this structure, the chairman and CEO chairs Board meetings, where the Board discusses strategic and business issues. The Board believes that this approach makes sense because the CEO is the individual with primary responsibility for implementing the Company’s strategy and managing its day-to-day operations. This structure also enables the CEO to act as a bridge between management and the Board, helping both to act with a common purpose.

At the same time, the Board believes that strong, independent Board leadership is a critical aspect of effective corporate governance. Accordingly, to provide independent leadership, the Board has established the position of Lead Director. The Lead Director is an independent director elected annually by the Board. Ty Miller currently serves as the Lead Director. The Lead Director’s responsibilities and authority include:

•	presiding at meetings of the Board at which the chairman and CEO is not present, including executive sessions of the independent directors;

•	having the authority to call executive sessions of the independent directors;

•	serving as a liaison between the chairman and CEO and the independent directors;

•	advising on the flow of information sent to the Board, and reviewing the agenda, materials and schedule for Board meetings; and

•	being available for consultation and communication with major shareholders, as appropriate.

The Board believes that a combined chairman/CEO, together with a Lead Director, is the most appropriate leadership structure for the Board at this time. The Board also believes that it is in the best interests of the Company for the Board to make a determination about whether to separate or combine the roles of chairman and CEO based upon the Company’s circumstances at a particular time. The Company’s bylaws permit the roles of chairman and CEO to be filled by the same or different individuals, thereby providing the Board flexibility to determine whether the roles should be combined or separated based upon the Company’s needs from time to time.

Board Risk Oversight

At least annually, Company management provides the Audit Committee with a report regarding its enterprise risk assessment. The report identifies areas of enterprise risk, and aligns managerial and Board-level oversight, including at the Board committee level, and responsibility with the type of risk. In order to prepare the report, the Company’s Internal Audit department interviews A. H. Belo business leaders at the corporate and operating unit level about the risk factors identified by the Company in its SEC filings, as well as other potential risks, to confirm Internal Audit’s baseline risk assessment. The risk assessment results are reviewed with management to determine if any future adjustments to the audit plan are needed.

The Audit Committee discusses the report’s findings with management. The Audit Committee oversees management’s risk assessment, including reviewing the Company’s risk profile and evaluating management’s approach to addressing identified risks. As specified in the Audit Committee charter, one of the specific duties and responsibilities of the Audit Committee is to review and discuss the Company’s policies with respect to risk assessment and risk management. While the Audit Committee has primary oversight responsibility for the risk assessment and management process, other committees of the Board also have responsibility for oversight of risk management. For example, our Human Resources department and Compensation Committee consider the risks associated with our compensation policies and practices. The Nominating and Corporate Governance Committee oversees risk associated with the Company’s governance structure and processes.

The Board is kept informed of its committees’ risk oversight and related activities primarily through attendance at Board and committee meetings and management reports. In addition, the Audit Committee escalates issues related to risk oversight to the full Board as appropriate so that the Board is appropriately informed of developments that could affect the Company’s risk profile and other aspects of its business. The Board also considers specific risk topics in connection with strategic planning and other matters. While the Board’s role in oversight of Company risk is not determinative of its leadership structure, the Board’s leadership structure helps facilitate risk assessment and review by independent directors under the leadership of the Lead Director.

Compensation Risk Assessment

Our Human Resources department, together with the Company’s Finance, Internal Audit, Risk Management and Legal departments and independent compensation consultants, have reviewed our compensation policies and practices to determine whether those policies and practices present a significant risk to the Company. The results of this review were communicated to the Compensation Committee. Our annual incentive compensation plans have appropriate limits that discourage excessive risk taking. In addition, all senior executives who are in a position to affect significant policies, practices or projects have both short-term and long-term compensation at risk, which the Company believes discourages excessive risk taking and encourages supervision of risk-related activities by other employees. Our compensation policies and practices reward consistent, long-term performance by weighting executive compensation to long-term incentives that reward operating, financial and share price performance. Based on this review, we have concluded that A. H. Belo’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.

Compensation Committee Interlocks and Insider Participation

Messrs. Beckert, Caldera, McCray, Miller and Puerner and Ms. Small served as members of A. H. Belo’s Compensation Committee during 2017. No member of the Compensation Committee during 2017 was a current or former officer or employee of A. H. Belo or had any relationship with A. H. Belo requiring disclosure under the caption “Certain Relationships.” None of A. H. Belo’s executive officers served as a director or as a member of the compensation committee (or other committee serving an equivalent function) of any other entity that had an executive officer serving as a director or as a member of A. H. Belo’s Compensation Committee during 2017.

Audit Committee Report

As described more fully in our written charter, which is posted on the Company’s website at www.ahbelo.com under “About A. H. Belo — Corporate Governance,” the Audit Committee represents the Board in its oversight of A. H. Belo’s financial reporting processes. In this context, the Audit Committee has reviewed and discussed with management and KPMG LLP, the Company’s independent auditors for the fiscal year ended December 31, 2017, A. H. Belo’s audited consolidated financial statements and the audit of the effectiveness of A. H. Belo’s internal control over financial reporting. The Audit Committee has discussed with KPMG LLP various matters, including the firm’s judgments as to the quality of A. H. Belo’s accounting principles and other matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Audit Committee has received from KPMG LLP the written disclosures and the letter required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with the firm its independence from A. H. Belo and our management team.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in A. H. Belo’s Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the SEC.

Respectfully submitted,

Audit Committee

John A. Beckert, Chairman

Louis E. Caldera

Ronald D. McCray

Tyree B. (Ty) Miller

John P. Puerner

Nicole G. Small

Communications with the Board

The Company has a process for shareholders and other interested parties to communicate with the Board. These parties may communicate with the Board by writing c/o the Secretary, P. O. Box 224866, Dallas, Texas 75222-4866. Communications intended for a specific director or directors (such as the Lead Director or non-management directors) should be addressed to his, her or their attention c/o the Secretary at this address. Communications received from shareholders are provided directly to Board members at, or as part of the materials mailed in advance of, the next scheduled Board meeting following receipt of the communications. The Board has authorized management, in its discretion, to forward communications on a more expedited basis if circumstances warrant or to exclude a communication if it is illegal, unduly hostile or threatening, or similarly inappropriate. Advertisements, solicitations for periodical or other subscriptions, and other similar communications generally are not forwarded to the directors.

EXECUTIVE OFFICERS

A. H. Belo’s executive officers as of April 9, 2018 were as follows:

Name	Office Held as of April 9, 2018	Office Held Since

James M. Moroney III	Chairman of the Board, President and Chief Executive Officer	2013	(1)
Katy Murray	Senior Vice President/Chief Financial Officer, Treasurer and Assistant Secretary	2015	(2)
Julie Hoagland	Senior Vice President/Chief People Officer	2016	(3)
Christine Larkin	Senior Vice President/General Counsel and Secretary	2013	(4)
Grant S. Moise	Executive Vice President/Publisher and President, The Dallas Morning News	2017	(5)
Michael J. O’Hara	Senior Vice President/Chief Information Officer	2010	(6)
Timothy M. Storer	Senior Vice President/President, Belo + Company	2017	(7)
Michael J. Wilson	Editor, The Dallas Morning News	2015	(8)

(1)	Member of the Board of Directors. (See “Proposal One: Election of Directors” above for additional information.)

(2)

Katy Murray, age 49, has served as senior vice president/Chief Financial Officer, Treasurer and Assistant Secretary since April 2015. Katy has over 20 years of accounting and finance experience. Prior to joining the Company, Katy served as the Chief Financial Officer of SourceHOV, a multi-national provider of business processing services, from November 2011 to April 2013 and was responsible for the worldwide finance, accounting, and facility operations of that company. Subsequent to SourceHOV’s acquisition by Citi Venture Capital Investment in April 2013, Katy served in an advisory role to the Finance Committee of the Board of Directors of SourceHOV until April 2014. Prior to serving in such capacity, from October 2010 to October 2011, Katy was Chief Financial Officer of Pivot3, Inc., a provider of converged infrastructure appliances for the video surveillance and virtual desktop markets. In that role, she directed the financial, administrative, human resource, corporate information technology and legal operations for that organization. Prior to that, from September 2006 to October 2010, Katy served as executive vice president/Chief Financial Officer of Taleo Corporation, a then publicly-traded company focused on talent acquisition, performance management, learning and development, and compensation management, which was later acquired by Oracle Corporation. Katy currently serves on the boards of Downtown Dallas, Inc., The Dallas Morning News Charities, and is chairman of the board of the SPCA of Texas.

(3)

Julie Hoagland, age 50, has served as senior vice president/Chief People Officer since June 2016. Prior to joining A. H. Belo, from December 2011 to December 2015, Julie served as the Head of People Services for DaVita Rx, a subsidiary of DaVita Healthcare Partners, overseeing talent acquisition and management, employee relations, change management and learning and development. Prior to that, from May 2009 to September 2011, Julie served as vice president, Human Resources and Director, Employee and Organization Development at Atmos Energy. From November 2006 to March 2009, Julie served as senior vice president at Handango, Inc., a mobile wireless content provider. Prior to Handango, Inc., Julie served at Securus Technologies, Inc., a provider of telecom and software related services for correctional facilities, from August 1999 to November 2006 as vice president, Human Resources and Customer Satisfaction. Julie served on the board of directors of Women with Promise, a Dallas-based non-profit organization from 2013 to 2017, and currently serves on The Dallas Morning News Charities board.

(4)

Chris Larkin, age 56, has served as General Counsel of A. H. Belo since February 2013. Chris was elected senior vice president and Secretary of the Company in May 2015. Chris joined A. H. Belo after having served

Belo Corp. as assistant general counsel from March 2006 to January 2013 and as corporate counsel from August 2004 to February 2006. Prior to joining Belo Corp., Chris was a partner in the corporate practice group of Hunton & Williams LLP in Dallas, Texas. Chris has been engaged in the practice of law for over 20 years.

(5)

Grant Moise, age 42, was promoted to executive vice president/Publisher and President, The Dallas Morning News in March 2018. Mr. Moise previously served as executive vice president/General Manager, The Dallas Morning News from February 2017 to March 2018. From September 2013 to February 2017, Grant served as senior vice president of Business Development & Niche Products at The Dallas Morning News. In that role, Grant oversaw all merger and acquisition activity and ran eight separate businesses that The Dallas Morning News owns or operates, ranging from magazines to Spanish language newspapers to digital start-ups. Prior to that, Grant was vice president of Digital for The Dallas Morning News from December 2008 to August 2013. Prior to his return to The Dallas Morning News in 2008, Grant was the vice president of Direct Channel sales for Tribune Media Net (now known as Tribune 365).

(6)

Mike O’Hara, age 53, has served as senior vice president and Chief Information Officer for A. H. Belo since May 2010. He is responsible for managing A. H. Belo’s technology organization, including infrastructure, network and security, enterprise applications, audit and compliance, data management and data center operations, in addition to the Company’s production and distribution organizations. Mike has more than 20 years of experience in the technology field. He joined Belo Corp. in October 2006 as executive director of technology and then served as vice president of information technology from January 2009 to April 2010. Prior to joining Belo Corp., Mike served as director of technology at the Los Angeles Times from 1998 through 2006. Mike serves as a board member of the YMCA of Metropolitan Dallas and is a member of the CIO Leadership Network. He also serves as a governing body member for the CIO Executive Summit in Dallas and is a member of the Dallas/Fort Worth Society for Information Management.

(7)

Timothy M. Storer, age 43, has served as president, Belo + Company since March 2017 where he oversees the portfolio of marketing solutions businesses that A. H. Belo owns and operates. In addition, Tim is responsible for merger and acquisition activity. Prior to his current role, Tim served from January 2015 to March 2017 as president and chief executive officer of DMV Digital Holdings Company, an A. H. Belo holding company that consisted of three marketing solutions companies: Distribion, Vertical Nerve, and MarketingFX. Prior to A. H. Belo’s acquisition of a majority interest in DMV Digital Holdings Company, Tim served as the chief executive officer of Distribion, Inc. and chairman of MarketingFX from January 2009 to January 2015 and as Chairman of Vertical Nerve from January 2010 until January 2015.

(8)

Mike Wilson, 57, has served as the Editor of The Dallas Morning News since February 2015. Prior to joining The Dallas Morning News, he served as managing editor of FiveThirtyEight, a data journalism website for ESPN, from December 2013 to January 2015. During his time with Tampa Bay Times (formerly St. Petersburg Times) from 1995 to 2013, Mike held the positions of reporter, editor, assistant managing editor and managing editor. Mike began his career as a reporter for Miami Herald from 1983 to 1995 and a summer intern with the Boston Globe in 1982. Mike served on the board of directors of Florida Trend magazine for two years prior to leaving the Tampa Bay Times.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis (“CD&A”) section highlights and summarizes information regarding A. H. Belo’s executive compensation programs and policies and provides context for understanding and evaluating the more specific compensation information for our named executive officers (“NEOs”) contained in the compensation tables and related disclosures that follow. For 2017, our NEOs are as follows:

Officer	Title as of December 31, 2017
James M. Moroney III	Chairman of the Board, President and Chief Executive Officer
Katy Murray	Senior Vice President/Chief Financial Officer, Treasurer and Assistant Secretary
Grant S. Moise	Executive Vice President/ General Manager, The Dallas Morning News
Timothy M. Storer	Senior Vice President/ President, Belo + Company
Christine E. Larkin	Senior Vice President/ General Counsel and Secretary

Executive Summary

A. H. Belo is a leading local news and information company with expertise in emerging media and digital marketing services, as well as commercial printing, distribution and direct mail capabilities. The Company operates The Dallas Morning News (www.dallasnews.com) and related websites and mobile applications. The Company publishes various niche publications targeting specific audiences. A. H. Belo offers digital marketing solutions through The Dallas Morning News, provides event promotion and marketing services through DMN Crowdsource LLC (“Crowdsource”), digital marketing solutions through Belo + Company, and also owns and operates commercial printing, distribution and direct mail service businesses. The Company also offers local marketing automation, search engine marketing, email marketing, direct mail and promotional products through Belo + Company, which provide new and existing A. H. Belo customers multiple marketing solutions for their business needs.

The newspaper industry continues to experience substantial change caused by the effect of the Internet on the delivery of information and other transformational technologies on consumers and advertisers and the rapid ascent of new media businesses. From an executive compensation perspective, this business environment underscores the importance of attracting and retaining both experienced and high-potential executives, and rewarding superior individual performance that may not presently be reflected in the Company’s stock price, revenues or operating profit.

In 2017, our executive compensation program remained consistent with the prior year and is designed to deliver the results that drive the Company’s current strategy. The Compensation Committee, with the support of the Company’s senior management, continues to address executive compensation policies and practices proactively, taking into consideration the need to attract and retain a talented and experienced management team.

2017 Business Highlights

The Company’s 2017 operating performance reflects its continued focus on diversifying revenue streams, managing expenses and generating cash. Fiscal year 2017 highlights include:

•

The number of digital-only subscribers increased 38% over the number at year-end 2016. Our number one priority remains the growth of paid digital-only subscriptions from our audience through publishing original and relevant content.

•

We further integrated and aligned the three product marketing companies acquired in 2015, Distribion, Inc., Vertical Nerve, Inc. and CDFX, LLC, which were contributed to a holding company, DMV Digital Holdings Company (“DMV Digital Holdings”), which is wholly owned by the Company. These businesses specialize in local marketing automation, search engine marketing, email marketing, direct mail and promotional products, respectively. The acquisition complements the product and service offerings currently available to A. H. Belo clients, thereby strengthening the Company’s diversified product portfolio and allowing for greater penetration in a competitive market.

•

We continued to refine the sales department’s organizational structure and compensation system to better align it with a multi-channel marketing solutions sales organization. These refinements included (1) restructuring sales resources into three business units: Belo Media Group, Belo + Company and Belo Business Intelligence, (2) changing the compensation structure within the three new business units to improve alignment with the company strategy, and (3) aligning sales support resources to improve efficiency and speed to market.

•

We moved our headquarters to a new location in the Dallas central business district. In addition to generating operating expense efficiencies, the move continues the Company’s transformation to a more digitally-focused media company and will foster a better environment for collaboration and communication across departments.

•

We continued to implement initiatives to manage expenses and reduce cost, such as: (1) outsourcing newsroom production and layout, (2) reconfiguring North Plant staff and fixed asset costs, (3) consolidating distribution centers, and (4) outsourcing the majority of client services.

•	We continued our information technology strategy of upgrading our legacy operational and financial systems to software as a service solutions.

•

We paid quarterly dividends and dividend equivalents totaling approximately $7.1 million to shareholders and to holders of RSUs at a rate of $0.08 per share. In addition, a special dividend and dividend equivalents totaling approximately $3.1 million were paid to shareholders and to holders of RSUs of record on December 1, 2017 at a rate of $0.14 per share.

In addition, the Company continues to focus its attention and initiatives on maximizing the return on its print assets and enhancing its digital publishing capabilities, as well as furthering the development and expansion of its marketing services solutions, so that the margins realized by these businesses can continue to grow.

Management Changes

In March 2017, Mr. Storer was elected as a senior vice president and joined the Company’s Management Committee. Ms. Purcell, senior vice president/Chief Digital Officer departed the Company in March 2018. Mr. Moise was promoted to Executive Vice President/Publisher and President, The Dallas Morning News in March 2018.

Principles and Process of the Compensation Program

The key principles and design objectives of the Company’s executive compensation strategy are to:

•	focus executive compensation plan design on attracting and retaining top-caliber executive talent that can deliver the results that drive the Company’s strategy;

•	encourage coordinated and sustained effort toward maximizing shareholder value;

•	motivate and reward executives for achievement of the Company’s financial objectives as well as the executive’s individual objectives;

•	align the long-term interests of executives with those of the Company’s shareholders through equity-based awards; and

•	minimize dilution and increase executive retention, including through the use of cash incentive awards that are predictable and time-based.

Role of the Compensation Committee

The Compensation Committee of the Board of Directors oversees the Company’s overall compensation structure, policies and programs, and has responsibility for establishing, implementing and monitoring adherence to the Company’s compensation philosophy. In carrying out its responsibilities, the Compensation Committee, with occasional assistance from its executive compensation consultant, reviews and determines the compensation (including salary, annual incentive, long-term incentives and other benefits) of our NEOs. For a more complete description of the responsibilities of the Compensation Committee, see “Corporate Governance — Committees of the Board.”

Role of the Compensation Consultant

The Compensation Committee has retained Mercer as its independent, outside consultant to advise the Compensation Committee on executive compensation matters. A representative from Mercer may attend Compensation Committee meetings, and reports directly to the Compensation Committee on matters relating to compensation for our executive officers, including the CEO. With respect to 2017 compensation recommendations, Mercer, at the Compensation Committee’s request:

•	advised in developing recommendations for the Compensation Committee on the target-value and structure of long-term incentive awards for our CEO and other executive officers;

•	conducted in February 2016, general pay philosophy for executives in order to target total 2017 direct compensation at the 50th percentile; and

•	provided the Compensation Committee with updates and advice on market compensation trends, legislative and regulatory updates and their impact on our executive compensation programs.

Role of Company Management

The Compensation Committee makes the final decisions on CEO compensation, with market data from Mercer, as appropriate. Our senior management develops preliminary recommendations regarding compensation matters with respect to all executives other than the CEO and provides these recommendations to the Compensation Committee, which makes the final decisions as to these other executive officers. For 2017, the primary management liaisons to the Compensation Committee were Mr. Moroney, Ms. Murray and Ms. Hoagland. The management team is responsible for the administration of the compensation program once Compensation Committee decisions are finalized.

2017 Compensation Program Overview

The key components of our 2017 compensation program for our NEOs are:

•	base salary;

•	annual cash incentive bonuses;

•	long-term equity-based and cash-based incentives; and

•	benefits.

Our executive compensation program and levels are consistent with the prior year. Three of our NEOs received increases in 2017 base salary, target bonus percentages or long-term incentive levels. The Company continued the use of individual objectives as a component of the annual cash incentive bonus opportunity, and the use of time-based cash as a component of the annual long-term incentive grants, a practice which began in 2012.

The Company used compensation data provided by Mercer to compare levels of base salaries, annual cash incentive targets and long-term incentives to those companies with comparable revenues and focusing on the publishing industry, where available. A second point of reference was used by Mercer to benchmark the Company’s executive compensation levels with market data from a group of nine publicly-traded publishing companies (“Comparator Companies”). A. H. Belo was the smallest in terms of revenue of these nine Comparator Companies. Additionally, NEO positions were compared to positions with similar responsibilities in the nine Comparator Company data set, as applicable. Median data was provided to the Compensation Committee for review and consideration in determining compensation levels for each NEO. The Comparator Companies were:

Gannett Company

tronc, Inc.

Meredith Corporation

The New York Times Company

The McClatchy Company

E. W. Scripps

Lee Enterprises

Journal Media Group

Journal Communications

Base Salary

Base salary is designed to provide a stable level of compensation that serves as a retentive tool to compensate our key executives for their respective roles and responsibilities with the Company. In 2017, Ms. Murray and Ms. Larkin received $25,000 and $15,000 increases in their base salaries, respectively, to bring them in line with the median of the market for similar positions based on benchmarking conducted by Mercer. In 2017, Mr. Moise received an increase of $150,000 in his base salary in connection with his promotion to executive vice president/General Manager, The Dallas Morning News. The 2017 base salary for Mr. Moroney remained at the 2016 level.

Name	2016 Base Salary	2017 Base Salary	$ Increase
James M. Moroney III	$600,000	$600,000	$—
Katy Murray	$300,000	$325,000	$25,000
Grant S. Moise	$325,000	$475,000	$150,000
Timothy M. Storer	$—	$450,000	$—
Christine E. Larkin	$285,000	$300,000	$15,000

Incentive Programs

The Company’s NEOs have the opportunity to earn incentive awards, which may be granted in the form of annual cash incentive bonuses, long-term equity-based incentive compensation (“LTEI compensation” or “LTEIs”) or long-term cash incentive compensation (“LTCI compensation” or “LTCIs”). Incentive awards are supplemental to the executive’s base salary and are designed to focus executives on achieving key financial goals, encourage retention, and motivate and reward them for market-driven results.

Beginning with the March 2018 grants, annual cash incentive bonuses and LTEIs are provided under the A. H. Belo 2017 Incentive Compensation Plan (“ICP”) and administered by the Compensation Committee. Grants made prior to March 2018 were made under the Company’s 2008 Incentive Compensation Plan, which has now terminated with respect to future grants. The 2017 ICP was approved by shareholders in 2017. Officers of A. H. Belo and its subsidiaries, including A. H. Belo’s CEO and its other NEOs, are eligible to participate in the ICP. Additional ICP participants may be selected by the Compensation Committee based on management’s evaluation of an individual’s ability to significantly affect A. H. Belo’s results. LTCI compensation is granted outside of the ICP.

Annual Cash Incentive Bonus Program

Overview.    Under the terms of the ICP, each A. H. Belo executive officer is eligible to receive an annual cash incentive bonus based on financial performance objectives established in the annual financial plan approved by the Board of Directors or other management objectives (such as individual objectives) approved by the Board of Directors. The financial and individual objectives may vary from year to year and reflect the cyclical nature of A. H. Belo’s businesses due to fluctuating advertising demand and changes in media usage habits by consumers and advertisers, and other competitive conditions, including recruiting and retaining talent. All NEOs participate in the annual cash incentive bonus program.

Specific Program for 2017.    The Compensation Committee established a 2017 target bonus opportunity expressed as a percentage of base salary as follows: Mr. Moroney – 85%; Ms. Murray – 40%; Mr. Moise – 70%; and Ms. Larkin – 35%. Effective in 2017, the annual cash incentive bonus target for Mr. Moise was increased from 55% to 70% in connection with his promotion to executive vice president/General Manager, The Dallas Morning News. The target bonus percentages for each of the company’s other NEOs remain unchanged from 2016. In setting the target bonus award opportunities for NEOs, the Committee took into account both pay-for-performance and retention considerations and used survey data provided by Mercer as a market guide. In 2017, the Compensation Committee approved Mr. Storer’s employment agreement, and set the target annual cash incentive bonus for Mr. Storer at $300,000.

Mr. Moroney, Ms. Murray, Mr. Moise, and Ms. Larkin were each eligible to receive an annual cash incentive bonus based 50% on financial performance objectives and 50% on individual objectives. In order to calculate achievement of financial performance under the ICP with respect to 2017 incentive bonuses for Mr. Moroney, Ms. Murray, Mr. Moise, and Ms. Larkin, the Compensation Committee selected Publishing EBITDA, Marketing Services EBITDA, consolidated Company EBITDA, Publishing revenue, and Marketing Services revenue as the financial performance measures, and individual objectives, both financial and non-financial, as performance measures. Payouts of any bonuses to Mr. Moroney, Ms. Murray, Mr. Moise, and Ms. Larkin under the annual cash incentive program required the Company’s overall achievement threshold of at least 70% of target consolidated EBITDA. For Mr. Moroney, Ms. Murray, Mr. Moise, and Ms. Larkin, the weighting given to the financial performance measures was 20% against consolidated Company EBITDA, 20% against Publishing EBITDA, 20% against Marketing Services EBITDA, 20% against Publishing revenue, and 20% against Marketing Services revenue. For Mr. Storer, pursuant to his employment agreement, the Compensation Committee set DMV Portfolio Adjusted EBITDA and Total Contract Value Revenue (“TCV Revenue”) as the financial performance measures. For bonus calculation purposes, the Company defines EBITDA as earnings before interest, taxes, depreciation and amortization, with impairment expense, net investment-related gains or losses, and other income and expense added back, and with certain other adjustments which are described under “— Financial Performance Goals and Results for 2017” below.

For the consolidated Company, Publishing, and Marketing Services EBITDA financial performance metrics, the threshold, target and maximum performance ranges were 85%, 100%, and 115%, respectively, and the threshold, target and maximum bonus payout ranges were 10%, 100%, and 200% respectively. Threshold, target and maximum performance and payout ranges for the Publishing and Marketing Services revenue components were 95%, 100%, and 105% respectively for performance and 10%, 100%, and 200% respectively for payout. For financial performance metrics for Mr. Storer, the weighting was 50% against DMV Portfolio Adjusted EBITDA results and 50% against TCV Revenue. The threshold, target and maximum performance ranges were 85%, 100%, and 200%, respectively, and the threshold, target and maximum bonus payout ranges were 50%, 100% and 200%, respectively, for DMV Portfolio Adjusted EBITDA and TCV Revenue.

The Company believes that linking one-half of the bonus opportunity directly to financial performance, with an opportunity to earn a greater payout than target bonus amount if maximum financial performance is achieved, provides participants with significant motivation to achieve the Company’s financial objectives.

Individual objectives for Mr. Moroney, Ms. Murray, Mr. Moise, and Ms. Larkin were comprised of performance metrics based on a point system allocated to each objective which included threshold, target and maximum performance and payout ranges for each objective of 50%, 100%, and 150%, respectively, with payments pro-rated for performance achievement between the three points. The Company believes that, given the transitional state of the newspaper industry and the unpredictability of core advertising revenues, which directly affect EBITDA and revenue, it is important to link one-half of the bonus opportunity to individual objectives that the NEOs can directly influence, and which have a positive qualitative and quantitative impact on the Company and increase retention. In 2017, individual objectives were not established for Mr. Storer, as his annual cash incentive bonus was weighted 100% on financial performance metrics.

Financial Performance Goals and Results for 2017.    The tables below shows the financial performance goals for 2017 for each of the corresponding performance levels (threshold, target and maximum) and our actual financial performance results for 2017. Actual EBITDA results shown in the table below include adjustments for items that are excluded for purposes of bonus calculation, as management’s ability to control or influence such items is limited. The adjustments include variances above or below the levels set in the 2017 financial plan approved by the Board of Directors for share-based compensation expense, newsprint pricing, pension expense, workers’ compensation expense, severance costs, transaction costs and bonus expense, as well as self-insured medical expense above or below actuarial projections and other miscellaneous one-time items.

Financial Metric	Threshold Level Goals As % of Target (10% Funding)	Target Level Goals (100% Funding)	Maximum Level Goals As % of Target (200% Funding)	Actual Results (as adjusted)
	(In thousands)
Consolidated Company EBITDA	$12,668	$14,904	$17,140	$14,050
Publishing EBITDA	$16,235	$19,100	$21,965	$18,783
Marketing Services EBITDA	$7,880	$9,271	$10,662	$7,915
Publishing Revenue	$190,961	$201,012	$211,063	$201,605
Marketing Services Revenue	$46,025	$48,447	$50,869	$47,021

The Consolidated Company, Publishing and Marketing Services EBITDA results (as adjusted) exceeded threshold level goals and resulted in an achievement of 94.3%, 98.3%, and 85.4% of target, respectively, and as a result, the NEOs earned bonuses equal to 65.6%, 90.0%, and 12.2%, respectively, of their target Consolidated Company, Publishing, and Marketing Services EBITDA bonus amounts. Publishing and Marketing Services revenue exceeded threshold level goals and resulted in an achievement of 100.3% and 97.1% of target, respectively, and as a result, the NEOs earned bonuses equal to 105.9% and 47.0% of their target revenue bonus amounts from Publishing and Marketing Services revenues, respectively.

Total financial performance bonus amounts were: Mr. Moroney — $153,756; Ms. Murray — $41,705; Mr. Moise — $106,668; and Ms. Larkin — $33,685.

Financial Metric	Threshold Level Goals As % of Target (50% Funding)	Target Level Goals (100% Funding)	Maximum Level Goals As % of Target (200% Funding)	Actual Results (as adjusted)
	(In thousands)
DMV Portfolio Adjusted EBITDA	$2,655	$3,123	$6,246	$3,132
TCV Revenue	$16,554	$19,476	$38,951	$21,004

The DMV Portfolio Adjusted EBITDA results (as adjusted) exceeded threshold level goals and resulted in an achievement of 100.3% of target, and as a result, Mr. Storer earned a bonus equal to 100.3%, of the target DMV Portfolio Adjusted EBITDA bonus amount. TCV Revenue exceeded threshold level goals and resulted in an achievement of 108.0% of target, and as a result, Mr. Storer earned a bonus equal to 108.0%, of the target TCV Revenue bonus amount. The total financial performance bonus amount for Mr. Storer was $312,221.

Individual Objectives and Results for 2017.    In an industry that continues to experience significant challenges, the Company believes the use of individual objectives as a compensation tool increases retention and drives individual performance. For 2017, Mr. Moroney worked with Ms. Murray, Mr. Moise, and Ms. Larkin to craft appropriate individual objectives, which were then reviewed by the Compensation Committee. These objectives are comprised of quantitative and qualitative objectives that are focused on strategic factors that create long-term shareholder value. Each objective has a performance metric based on a point system allocated to each objective which includes threshold, target, and maximum performance and payout ranges for each objective of 50%, 100%, and 150%, respectively, with payments pro-rated for performance achievement between the three points. Each specific individual objective may be weighted differently to better align with the Company’s business strategies. Performance against these individual objectives was evaluated by Mr. Moroney (other than for himself) and then reviewed and approved by the Compensation Committee. Mr. Moroney’s performance against his individual non-financial objectives is evaluated and approved by the Compensation Committee. A summary of each NEO’s performance against his or her individual non-financial objectives is described below. In 2017, Mr. Storer did not have individual objectives, as his bonus compensation is governed by the terms of his employment agreement.

Jim Moroney.    In 2017, Mr. Moroney executed on initiatives that grew paid digital subscriptions; drove stability and profitability of the publishing business; continued to build diverse revenue and EBITDA sources, including the marketing services portfolio businesses, and continued further alignment and development of the senior executive team.

Katy Murray.    In 2017, Ms. Murray supported the ecosystem consolidation, including contract finalization for the DMV and Speakeasy acquisitions, and the transition of those back office processes to a centralized function;

oversaw the development of a quarterly and annual cash forecasting model; executed the project plan to move the Company’s headquarters that also entailed evaluation and next steps for the Dallas Morning News building and negotiations regarding other Company property.

Grant Moise.    In 2017, Mr. Moise assumed the role of executive vice president and General Manager, The Dallas Morning News where he oversaw the ecosystem consolidation of Belo Media Group, Belo + Company and Belo Business Intelligence which resulted in streamlining business offerings, reducing expenses and driving efficiencies; continued to manage implementation of initiatives related to reimagination of the publishing business; negotiated the Valassis agreement; and continued to achieve digital subscription revenue.

Chris Larkin.    In 2017, Ms. Larkin provided legal support and guidance around the reimagination of the publishing business; provided legal support to fully integrate the ecosystem consolidation; and continued to provide legal guidance for strategic acquisition efforts.

After reviewing the detailed results of Mr. Moroney, Ms. Murray, Mr. Moise, and Ms. Larkin’s performance against his or her individual objectives for 2017, the Compensation Committee allotted points for the performance of each objective by each NEO. The results of the total points earned by each NEO are listed in the table below.

Name	Threshold Level Points (50% Funding)	Target Level Points (100% Funding)	Maximum Level Points (150% Funding)	Actual Points
James M. Moroney III	50.0	100.0	150.0	100
Katy Murray	50.0	100.0	150.0	105
Grant S. Moise	50.0	100.0	150.0	102
Christine E. Larkin	50.0	100.0	150.0	100

Total individual objectives bonus amounts were: Mr. Moroney — $255,000; Ms. Murray — $68,250; Mr. Moise — $169,575; and Ms. Larkin — $52,500.

Summary of Annual Cash Incentive Bonus Payouts.    The following table shows the total annual cash incentive bonus award opportunity available to Mr. Moroney, Ms. Murray, Mr. Moise, and Ms. Larkin for 2017 for the combined individual objectives bonus and the financial performance bonus, and the total actual amount that each NEO achieved.

	2017 Target Award Opportunity		2017 Actual Award Paid (Dollar Amount)
Name	(% of Base Salary)	(Dollar Amount)
James M. Moroney III	85.00%	$510,000	$408,756
Katy Murray	40.00%	$130,000	$109,955
Grant S. Moise	70.00%	$332,500	$276,243
Christine E. Larkin	35.00%	$105,000	$86,185

The following table shows the total annual cash incentive bonus award opportunity available to and achieved by Mr. Storer in 2017.

Name	2017 Target Award Opportunity (Dollar Amount)	2017 Actual Award Paid (Dollar Amount)
Timothy M. Storer	$300,000	$312,221

Long-Term Incentive Compensation

In developing long-term incentive compensation recommendations for 2017, the Compensation Committee’s primary focus was to balance dilution, cost and retention concerns. The Compensation Committee decided to continue granting Mr. Moroney 50% of the total long-term incentive compensation amount in the form of time-based RSUs under the ICP (“LTEI”) and 50% in the form of time-based cash outside of the ICP (“LTCI”). For 2017, 33% of the total long-term incentive compensation amount for Ms. Murray, Mr. Moise and Ms. Larkin was granted in the form of LTEI and 67% in the form of LTCI. For Mr. Storer, no LTCI award was granted in 2017. This LTEI compensation and LTCI compensation structure is intended to accomplish several objectives, including: (1) managing share usage and dilution to acceptable levels; (2) aligning the interests of executives with those of shareholders; (3) providing retention to key executives over a multi-year period; (4) enhancing the Company’s ability to recruit executives who can further diversify sources of revenue and grow EBITDA; and (5) ensuring that the total expense incurred is consistent with the value delivered to executives.

In order to determine appropriate long-term incentive compensation levels for the NEOs in 2017, the Compensation Committee reviewed general industry survey data for companies of a similar size and scope as A. H. Belo, a description of which can be found under “ — 2017 Compensation Program Overview,” and considered recommendations from senior management and its compensation consultant. The Compensation Committee also considered both executive and corporate performance, total cost, shareholder dilution, retention and recruiting with no specific goals or weightings assigned to such factors, when determining the size of the long-term incentive compensation grants.

LTEI Compensation for 2017.    Under the terms of the ICP, each A. H. Belo executive officer is eligible to receive LTEI compensation. The terms of Mr. Storer’s LTEI awards are governed by his employment agreement. These awards are designed to offer competitive compensation that encourages the retention and motivation of key executives, and rewards them based upon market-driven results. The ICP provides the Compensation Committee with discretion to require performance-based standards to be met before grants vest. According to the ICP structure, the Compensation Committee determines each executive officer’s intended LTEI compensation value (other than Mr. Storer), then determines the allocation of the LTEI compensation award among three available types of equity instruments: time-based RSUs, stock options and performance-based RSUs. Time-based RSUs encourage executives to remain with the Company and to focus on its long-term success. Stock options encourage and reward stock price performance, thus aligning the executive’s interests with those of shareholders. Performance-based RSUs reward the achievement of A. H. Belo’s cumulative annual financial performance goals. Since the ultimate value of the LTEI compensation awards depend upon the performance of A. H. Belo common stock, the interests of the executive officers are aligned with the financial interests of A. H. Belo’s shareholders. For 2017, the Compensation Committee elected to award the full value of LTEI compensation in the form of time-based RSUs for Mr. Moroney, Ms. Murray, Mr. Moise, and Ms. Larkin. Mr. Storer was awarded performance-based RSUs pursuant to the terms of his employment agreement.

Each time-based RSU represents a contingent right to receive the value of one share of A. H. Belo Series A common stock. Time-based RSUs are valued as of the date of vesting and are paid 60% in shares of A. H. Belo Series A common stock and 40% in cash. Time-based RSUs granted in 2017 vest as follows: 40% on the third trading day following the annual earnings release date for the year ending December 31, 2017; and 30% each on the third trading day following the annual earnings release date for the years ending December 31, 2018 and 2019, provided that the executive remains employed through the vesting date.

Each performance-based RSU represents a contingent right to receive the value of one share of A. H. Belo Series A common stock. Performance-based RSUs were valued as of March 2, 2017. Performance-based RSUs earned based on the 2017 DMV Portfolio Adjusted EBITDA target vested on the third trading day following the annual earnings release date for the year ending December 31, 2017 and were paid 60% in shares of A. H. Belo Series A common stock and 40% in cash. For the DMV Portfolio Adjusted EBITDA performance metric, the threshold and target performance ranges were 95% and 100%, respectively, and the threshold and target performance-based RSU payout ranges were 50% and 100%, respectively.

The following table displays the grant date fair market value of the LTEIs granted in 2017 to the respective NEOs:

Name	Number of Time-Based RSUs	LTEI Award Number of Performance-Based RSUs	Dollar Amount(1)
James M. Moroney III	78,000	—	$487,500
Katy Murray	12,000	—	$75,000
Grant S. Moise	16,000	—	$100,000
Timothy M. Storer	—	80,000	$500,000
Christine E. Larkin	8,000	—	$50,000

(1)	LTEIs were awarded on March 2, 2017 to Mr. Moroney, Ms. Murray, Mr. Moise, Mr. Storer, and Ms. Larkin

LTCI Compensation for 2017.    The LTCIs granted outside of the ICP in 2017 vested 50% on December 31, 2017 and the remaining 50% will vest on December 31, 2018. The following table displays the amounts of the LTCIs granted to Mr. Moroney, Ms. Murray, Mr. Moise and Ms. Larkin in 2017. Mr. Storer was not awarded LTCIs under his employment agreement.

Name	LTCI Award
James M. Moroney III	$487,500
Katy Murray	$150,000
Grant S. Moise	$200,000
Christine E. Larkin	$100,000

2018 Executive Compensation Changes

Base Salary. In connection with his promotion effective March 5, 2018, Mr. Moise’s annual base salary increased from $475,000 to $500,000. Pursuant to the terms of his employment agreement, Mr. Storer’s 2018 annual base salary increased from $450,000 to $461,250.

Cash Incentive Bonuses.    In 2018, the Compensation Committee changed the Marketing Services revenue financial performance objectives ranges. For the Marketing Services revenue financial performance metric, the threshold, target and maximum performance ranges widened from 95%, 100% and 105% to 85%, 100% and 115%, respectively, and the threshold, target and maximum bonus payout ranges remained unchanged from 2017. The weighting given to each of the financial performance metrics in 2018 remained at 2017 levels: 20% against consolidated Company EBITDA, 20% against Publishing EBITDA, 20% against Marketing Services EBITDA, 20% against Publishing revenue, and 20% against Marketing Services revenue. In connection with his promotion effective March 5, 2018, Mr. Moise’s target bonus percentage was increased from 70% to 80%. The target bonus percentages for the other NEOs remained at 2017 levels.

Long-Term Incentive Compensation.    In 2018, the Compensation Committee approved changes to the vesting and payout schedules of LTCI’s. Beginning with 2018 grants, the LTCI payments for all NEOs will vest over a three-year period, instead of over a two-year period and vesting will occur as follows: 40% on the third trading day following the annual earnings release date for the each of the next two fiscal years thereafter, and will be paid within ten business days after vesting; and 30% each on the third trading day following the annual earnings release date for the prior fiscal year, and will be paid within ten business days after vesting. LTCI payments are made outside of the Company’s ICP. Long-term incentive awards (both equity and cash) will continue to provide for accelerated vesting at age 55, however, effective with the March 2018 grants, the number of required years of service has been increased from three (3) years to seven (7) years of service prior to becoming eligible for accelerated vesting upon retirement. Participants who had already age- and service-vested with three-years of service prior to the effective date of this change have been grandfathered.

Employment Agreements

Effective March 2, 2017, Mr. Timothy Storer was elected as a senior vice president and joined the Company’s Management Committee. In connection with this appointment, the Company entered into a five-year employment agreement with Mr. Storer, which was subsequently amended on September 6, 2017. The Company does not have any other individual employment agreements with any of its other current executive officers.

Change in Control and Severance Benefits

The Compensation Committee believes that severance and change of control benefits are necessary in order to attract and retain the caliber of executives A. H. Belo needs in its most senior positions. These benefits are particularly important in an industry undergoing significant restructuring, providing for continuity of senior management and helping executives focus on business results, cost management and strategic initiatives.

CIC Plan

No changes were made to the A. H. Belo Corporation Change In Control Severance Plan (the “CIC Plan”) in 2017. Additional information regarding the levels of payments and benefits available upon termination of employment in connection with a change in control, including a definition of key terms and quantifications of benefits that would have been received by our NEOs had termination occurred on December 31, 2017, is found under “Potential Payments on Change in Control or Upon Termination of Employment at December 31, 2017.”

Severance Plan

The Company continues to maintain the A. H. Belo Severance Plan (the “Severance Plan”), which provides for severance payments for both officers and non-officer employees of A. H. Belo and its subsidiary companies in the event of termination of employment due to general involuntary separations including, but not limited to, reduction-in-force and cost re-engineering actions. Under the Severance Plan, any NEO, as well as each vice president-level and above employee, who is terminated due to such an action is eligible for a lump sum severance payment plus a certain amount of ongoing benefits coverage. No changes (other than the addition of a participating subsidiary employer) were made to this plan in 2017. For additional discussion, see “Potential Payments on Change in Control or Upon Termination of Employment at December 31, 2017.”

Tax Treatment

The Company reviews and considers the deductibility under Section 162(m) of the Code of compensation paid to the Company’s “covered employees”, generally defined as the CEO and the other three most highly paid executives (excluding the CFO). Section 162(m) generally allows a deduction only if such compensation is less than $1 million or, for periods ending on or before December 31, 2017, the compensation is performance-based and certain requirements are met. Pursuant to the 2017 Tax Cuts and Jobs Act, signed into law on December 22, 2017 (the “Tax Act”), for fiscal years beginning after December 31, 2017, the compensation of our chief financial officer is also subject to the deduction limitation. For periods ending on or before December 31, 2017, the applicable awards granted under the ICP are intended to qualify as performance-based compensation and typically are fully tax-deductible for the Company, except for time-based RSUs and LTCIs. However, because there are uncertainties as to the application of regulations under Section 162(m), as with most tax matters, it is possible that the Company’s deductions may be challenged or disallowed. Accordingly, there is no certainty that elements of compensation discussed in this proxy statement will in fact be deductible by the Company. Pursuant to the Tax Act, subject to certain transition rules, for fiscal years beginning after December 31, 2017, the performance-based compensation exception to the deduction limitations under Section 162(m) will no longer be available. As a result, for fiscal years beginning after December 31, 2017, any compensation in excess of $1 million paid to our executive officers may not be deductible. The Compensation Committee believes that the potential deductibility of the compensation payable under the ICP and its other incentive compensation plans and arrangements should be only one of a number of relevant factors taken into consideration in establishing those plans and arrangements for our executive officers and not the sole governing factor. For that reason, for the 2018 fiscal year, the Compensation Committee intends to structure its incentive compensation plans and arrangements, including the ICP, in a manner similar to the 2017 fiscal year, acknowledging that a portion of those compensation payments may not be deductible under Section 162(m), in order to assure appropriate levels of total compensation for our executive officers based on the Company’s performance. The Company believes this action is in the best interests of A. H. Belo and its shareholders.

Compensation Committee Report

In accordance with its written charter adopted by our Board of Directors, the Compensation Committee has oversight of the Company’s overall compensation structure, policies and programs. In exercising its oversight responsibility, the Compensation Committee has retained a compensation consultant to advise the committee regarding market and general compensation trends.

The Compensation Committee, after consultation with its compensation consultant, has reviewed and discussed the CD&A with management, which has the responsibility for preparing the CD&A. Based upon this review and discussion, the Compensation Committee recommended to our Board that the CD&A be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2017.

COMPENSATION COMMITTEE

Louis E. Caldera, Chairman

John A. Beckert

Ronald D. McCray

Tyree B. (Ty) Miller

John P. Puerner

Nicole G. Small

Summary Compensation Table

The following information summarizes annual and long-term compensation awarded to, earned by or paid to A. H. Belo’s principal executive officer, principal financial officer, and its three other most highly-paid executive officers for services in all capacities to A. H. Belo for the years ended December 31, 2017, 2016 and 2015, respectively.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(g)	(i)	(j)
James M. Moroney III	2017	$600,000	$487,500	$487,500	$408,756	$69,894	$2,053,650
Chairman of the Board, President and Chief Executive Officer	2016	$600,000	$487,500	$487,498	$519,484	$43,067	$2,137,549
	2015	$600,000	$487,500	$487,493	$212,007	$236,880	$2,023,880
Katy Murray	2017	$324,038	$112,500	$75,000	$109,955	$12,329	$633,822
Senior Vice President/Chief Financial Officer, Treasurer and Assistant Secretary	2016	$300,000	$65,753	$74,995	$128,831	$4,675	$574,254
	2015	$216,923	$28,253	$56,503	$57,643	$1,929	$361,251

Grant S. Moise	2017	$469,231	$125,000	$100,000	$276,243	$13,836	$984,310
Executive Vice President/ Publisher and President, The Dallas Morning News(6)	2016	$325,000	$50,000	$49,999	$195,480	$7,917	$628,396
	2015	$325,000	$47,706	$49,998	$178,750	$26,835	$628,288
Timothy M. Storer	2017	$448,500	$—	$500,000	$312,221	$4,050	$1,264,771
Senior Vice President/ President, Belo + Company(7)
Christine E. Larkin	2017	$299,423	$75,000	$50,000	$86,185	$10,482	$521,090
Senior Vice President/General Counsel and Secretary	2016	$285,000	$50,000	$49,999	$99,111	$7,701	$491,811
	2015	$279,808	$50,000	$49,998	$64,963	$29,089	$473,857

(1)

The amounts in column (c) for 2017 reflect changes in base compensation that were effective for Ms. Murray, Mr. Moise and Mr. Larkin in March 2017. The amounts in column (c) for 2016 reflect changes in base compensation that were effective for Ms. Larkin in March 2016.

(2)

In 2015, 2016, and 2017, LTCIs were granted outside of the ICP. Fifty percent of the LTCIs granted in each of 2016 and 2017 vested in 2017 and are represented in column (d). In 2017, no LTCI grant was awarded to Mr. Storer. For further discussion see “— Compensation Discussion and Analysis — Incentive Programs — Long-Term Incentive Compensation.”

(3)

The amounts in column (e) reflect the aggregate grant date fair value of time-based RSU awards made to Mr. Moroney, Ms. Murray, Mr. Moise, and Ms. Larkin in 2015, 2016, and 2017. For Mr. Storer the amount in column (e) reflects the grant date fair value of performance-based RSU awards, assuming achievement of 100% of his performance target. For Mr. Storer, the ASC Topic 718 value of the shares actually earned based on achievement of performance goals for fiscal 2017 was $500,000.

There were no option awards in 2015, 2016, or 2017.

Fair value estimates are based on the following closing market price of A. H. Belo Series A common stock for 2015, 2016, and 2017 on the grant date:

RSU Grant Date	Market Price
March 5, 2015	$8.79
April 1, 2015*	$8.28
March 3, 2016	$5.72
March 2, 2017	$6.25

*	Granted to Ms. Murray when she joined the Company in April 2015 as senior vice president/Chief Financial Officer, Treasurer and Assistant Secretary.

(4)

The amounts in column (g) were paid by A. H. Belo in February 2016 in respect of 2015 performance relative to 2015 financial performance targets and goals, and individual non-financial objectives. For 2016, amounts were paid by A. H. Belo in February 2017 in respect of 2016 performance relative to 2016 financial performance targets and goals, and individual non-financial objectives. For 2017, amounts were paid by A. H. Belo in March 2018 in respect of 2017 performance relative to 2017 financial performance targets and goals, and individual non-financial objectives.

(5)

A. H. Belo contributed the following amounts to the A. H. Belo Savings Plan and Health Savings Plan, and paid dividend equivalents on time-based RSUs as follows, which amounts are included in column (i):

Name	Year	A. H. Belo Savings Plan Contribution	Dividend Equivalents	Health Savings Account
James M. Moroney III	2017	$4,050	$65,844	$—
	2016	$3,975	$39,092	$—
	2015	$3,975	$231,905	$1,000
Katy Murray	2017	$2,625	$9,704	$—
	2016	$—	$4,675	$—
	2015	$—	$1,638	$292
Grant S. Moise	2017	$4,050	$9,786	$—
	2016	$3,975	$3,942	$—
	2015	$4,629	$21,205	$1,000
Timothy M. Storer	2017	$4,050	$—	$—
Christine E. Larkin	2017	$3,728	$6,754	$—
	2016	$3,605	$4,096	$—
	2015	$3,609	$25,480	$—

In 2015, dividend equivalents were paid in the first, second, third and fourth quarters for which shares had not yet been issued at a rate of $0.08 per RSU. In addition, a special dividend equivalent of $2.25 per RSU was paid in the first quarter of 2015. In 2016 and 2017, dividend equivalents were paid in the first, second, third, and fourth quarters for which shares had not yet been issued at a rate of $0.08 per RSU. In addition, a special dividend equivalent of $0.14 per RSU was paid in the fourth quarter of 2017.

The total value of executive perquisites and personal benefits paid by A. H. Belo in 2015, 2016, and 2017 did not exceed $10,000 for any of the NEOs.

(6)

Effective March 5, 2018, Mr. Moise was promoted to executive vice president/Publisher and President, The Dallas Morning News. Mr. Moise was previously promoted, effective January 1, 2017, to executive vice president/General Manager, The Dallas Morning News. During 2015 and 2016, Mr. Moise served as senior vice president/Business Development & Niche Products.

(7)

Effective March 2, 2017, Mr. Storer was elected as senior vice president and jointed the Company’s Management Committee. During 2015 and 2016, Mr. Storer served as President, DMV Digital Holdings Company.

Grants of Plan-Based Awards in 2017

The following table summarizes cash and equity based awards that were granted under the ICP during 2017.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)						Estimated Future Payouts Under Equity Incentive Plan Awards (2)(3)			All Other Stock Awards: Number of Shares of Stock or Units #(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date	Threshold ($)		Target ($)		Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)		(d)		(e)		(f)	(g)	(h)	(i)	(l)
James M. Moroney III	3/2/2017 3/2/2017 3/2/2017	$ $ $	25,500 127,500 —	$ $ $	255,000 255,000 —	$ $ $	510,000 382,500 —	— — —	— — —	— — —	— — 78,000	$ $ $	— — 487,500
Katy Murray	3/2/2017 3/2/2017 3/2/2017	$ $ $	6,500 32,500 —	$ $ $	65,000 65,000 —	$ $ $	130,000 97,500 —	— — —	— — —	— — —	— — 12,000	$ $ $	— — 75,000
Grant S. Moise	3/2/2017 3/2/2017 3/2/2017	$ $ $	16,625 83,125 —	$ $ $	166,250 166,250 —	$ $ $	332,500 249,375 —	— — —	— — —	— — —	— — 16,000	$ $ $	— — 100,000
Timothy M. Storer	3/2/2017 3/2/2017	$ $	150,000 —	$ $	300,000 —	$ $	600,000 —	— 40,000	— 80,000	— 80,000	— —	$	— 500,000
Christine E. Larkin	3/2/2017 3/2/2017 3/2/2017	$ $ $	5,250 26,250 —	$ $ $	52,500 52,500 —	$ $ $	105,000 78,750 —	— — —	— — —	— — —	— — 8,000	$ $ $	— — 50,000

(1)

The Compensation Committee established 2017 target bonus opportunities expressed as a percentage of base salary for each of the NEOs as follows: Mr. Moroney, 85%; Ms. Murray, 40%; Mr. Moise, 70%; and Ms. Larkin, 35%. In 2017, bonus opportunities were linked directly to the achievement of financial performance measures and individual performance objectives. The weighting given to these factors was 50% for financial performance objectives and 50% for individual objectives. The Compensation Committee established 2017 target bonus opportunity for Mr. Storer at $300,000. The 2017 bonus for Mr. Storer was linked directly to the achievement of financial performances measures. The weighting given to this factor is 100%. See “— Compensation Discussion and Analysis — Incentive Programs — Annual Cash Incentive Bonus Program.” The first row in columns (c), (d) and (e) for each NEO, other than Mr. Storer, relates to bonus opportunities that are based upon Publishing, Marketing Services and consolidated Company EBITDA and Publishing and Marketing Services revenue. The second row in columns (c), (d), and (e) for each NEO, other than Mr. Storer, relates to bonus opportunities that were based upon individual objectives.

(2)

This award constitutes possible performance-based RSUs issuable upon achievement of defined performance goals under our 2008 Incentive Compensation Plan and Mr. Storer’s award notice thereunder. Mr. Storer’s award notice was amended on September 6, 2017 in order to decrease the target DMV Portfolio Adjusted EBITDA. Each performance-based RSU represents a contingent right to receive the value of one share of A. H. Belo Series A common stock. Threshold amount assumes minimum attainment 95% of the target DMV Portfolio Adjusted EBITDA to receive payment. For additional discussion, see “— Compensation Discussion and Analysis — Incentive Programs — Long-Term Incentive Compensation.” Performance-based RSUs are valued as of March 2, 2017 and are paid 60% in shares of A. H. Belo Series A common stock and 40% in cash. Performance-based RSUs earned based on the 2017 DMV Portfolio Adjusted EBITDA target vested on March 7, 2018.

(3)	No stock option awards were made under the ICP in 2017.

(4)

In 2017, Mr. Moroney, Ms. Murray, Mr. Moise, and Ms. Larkin were awarded one-half of their long-term incentive compensation in the form of time-based RSUs that are reflected in column (i). Each time-based RSU represents a contingent right to receive the value of one share of A. H. Belo Series A common stock. For additional discussion, see “— Compensation Discussion and Analysis — Incentive Programs — Long-Term Incentive Compensation.” These time-based RSUs are valued as of the date of vesting and are paid 60% in shares of A. H. Belo Series A common stock and 40% in cash, and vest as follows: 40% vested on March 7, 2018, and the remainder of the awards vest 30% on the third trading day following each annual earnings release date for the years ending December 31, 2018 and 2019, provided that the executive remains employed through the vesting date.

(5)

The fair value estimates do not include any adjustments for risk of forfeiture. The fair value of the time-based and performance-based RSUs awarded March 2, 2017 in column (l) is based on the closing market price for a share of A. H. Belo Series A common stock on that date, which was $6.25. For performance-based RSUs, reflects the aggregate grant date fair value assuming the probable outcome of achievement, which on the grant date was expected to be 100% of the target equity incentive award amount.

Equity Holdings and Value Realization

The following table contains information on all A. H. Belo equity awards that were outstanding as of December 31, 2017. There are no outstanding option awards held by NEOs.

Outstanding A. H. Belo Equity Awards at Fiscal Year-End 2017
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(g)	(h)	(i)	(j)
James M. Moroney III	78,000	$374,400	—	—
	51,137	$245,458	—	—
	16,638	$79,862	—	—
Katy Murray	12,000	$57,600	—	—
	7,867	$37,762	—	—
	2,048	$9,830	—	—
Grant S. Moise	16,000	$76,800	—	—
	5,245	$25,176	—	—
	1,707	$8,194	—	—
Timothy M. Storer	—	—	80,000	$500,000
Christine E. Larkin	8,000	$38,400	—	—
	5,245	$25,176	—	—
	1,707	$8,194	—	—

(1)

The amounts in column (g) reflect unvested time-based RSUs that, subject to retirement eligibility, remain subject to additional vesting requirements that depend upon the executive’s continued employment with the Company. The form of RSU provides for accelerated vesting of equity awards for terminating employees that meet the criteria for early retirement (age 55 or greater with three years of service for grants made prior to 2018). Currently, two of our NEOs, Mr. Moroney and Ms. Larkin, meet these criteria.

Vesting and scheduled vesting of all outstanding A. H. Belo RSU time-based awards for each of the NEOs is as follows:

Vesting Date	Award Type	James M. Moroney III	Katy Murray	Grant S. Moise	Christine E. Larkin	Timothy Storer
March 7, 2018	Time-based RSU	73,406	10,781	10,729	7,529	—
March 1, 2019*	Time-based RSU	86,833	13,359	15,189	8,906	38,834
March 1, 2020*	Time-based RSU	51,798	7,968	10,625	5,312	29,126
March 1, 2021*	Time-based RSU	28,398	4,370	5,826	2,913	29,127

*

March 1 is used as a projected vesting date for purposes of 2019, 2020, and 2021. Actual vesting date is the third trading day after the earnings release date for A. H. Belo for the previous year ending December 31.

(2)

The fair market value at year-end for outstanding awards still subject to vesting is based on the closing market price of a share of A. H. Belo Series A common stock for the year ended December 31, 2017 of $4.80.

(3)

The amounts in column (i) reflect performance-based RSUs that are subject to the achievement of certain performance criteria. For additional discussion, see “— Compensation Discussion and Analysis — Incentive Programs — Long-Term Incentive Compensation.”

Option Exercises and Stock Vested in 2017

The following table presents information on amounts realized from A. H. Belo stock awards vesting during 2017. No option awards are outstanding for any of our named executive officers.

	Stock Awards
Name (a)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(1) (e)
James M. Moroney III	62,846	$395,930
Katy Murray	7,291	$45,933
Grant S. Moise	6,345	$39,974
Christine E. Larkin	6,446	$40,610

(1)

The value realized upon vesting of these time-based RSUs is equal to the number of units vesting multiplied by the closing market price of a share of A. H. Belo Series A common stock on the vesting date. The vested stock award represents the March 6, 2014, March 5, 2015, and March 3, 2016 time-based awards which vested on March 8, 2017, at a price of $6.30.

Change in Control Arrangements and Other Agreements Upon Termination of Employment

The following descriptions reflect the amount of compensation that would have become payable to each of the NEOs under existing arrangements if there had been a change in control or the NEO’s employment had terminated on December 31, 2017, given the NEO’s compensation and service levels at A. H. Belo as of such date and, if applicable, based on A. H. Belo’s closing stock price on that date. As used in this section, termination means the termination of a NEO’s employment with the Company due to death, disability or retirement at or after age 55 with at least three years of service or involuntary termination without cause. These amounts are in addition to benefits that were available without regard to the occurrence of any termination of employment or change in control, including then-exercisable stock options, and benefits available generally to salaried employees.

At December 31, 2017, the Company had an individual employment agreement with one of its named executive officers: Timothy Storer, senior vice president and a member of the Company’s Management Committee. Mr. Storer’s employment arrangement provides for certain guaranteed payments and benefits in the event of a termination of employment by the Company without Cause or by Mr. Storer for Good Reason (as each is defined under his employment agreement) prior to March 2, 2022 (the “Employment Period”). If he is terminated by the Company without Cause, Mr. Storer is eligible to receive: (1) cash severance payments equal to the base salary that would otherwise be payable to him during the Employment Period (paid pursuant to the Company’s standard payroll practices over the Employment Period) (the “Remaining Base Salary”), and (2) at the Company’s option either (i) a waiver of certain non-competition obligations under his employment agreement or (ii) a Severance Amount to be calculated at the time of termination. The Severance Amount consists of payments with respect to annual bonuses, performance-based restricted stock units and time-based restricted stock units that would otherwise be paid to Mr. Storer with respect to any completed calendar year, plus a pro rata portion of such amounts with respect to a partial calendar year as calculated in accordance with the agreement. If Mr. Storer is terminated for Good Reason, as defined in his employment agreement, Mr. Storer is eligible to receive his Remaining Base Salary.

Except as described above with respect to Mr. Storer, at December 31, 2017, the Company did not have individual written agreements with any of the NEOs that would provide guaranteed payments or benefits in the event of a termination of employment or a change in control. The actual amounts that would be paid upon a NEO’s termination of employment or a change in control can be determined only at the time of any such event. Due to the number of factors that affect the nature and amount of any benefits provided upon any such event, the actual amounts paid or distributed may be higher or lower than the amounts set forth in the table that follows. Factors that could affect these amounts include the timing during the year of such event, the Company’s stock price, the level of financial performance as of the date of such event, and whether executive is of retirement age.

Severance Plan

The Severance Plan, an employee welfare benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended, provides severance benefits to eligible employees, including the NEOs, following involuntary terminations of employment by the Company, including, but not limited to, reduction-in-force and re-engineering actions. The severance benefit provided under the Severance Plan for participants at or above the level of vice president is an amount equal to 1.0 week of base pay multiplied by the number of years of service, subject to a minimum benefit of 16 weeks of pay, plus six months of COBRA premiums. Severance benefits are paid in a lump sum following termination of employment and upon the execution of a release. Outplacement services also may be provided. In the event of an involuntary termination of employment by the Company, all unvested option and RSU awards are forfeited immediately and all vested options remain exercisable for one year from the date of termination.

CIC Plan Change in Control Benefits

Under the CIC Plan, each designated executive is eligible for certain payments upon a change in control. The circumstances that would result in a change in control under the CIC Plan include: (1) the acquisition by a person or group of 30 percent or more of the combined voting power of the Company’s voting securities (excluding voting securities held by Mr. Decherd and voting securities held by any entity over which Mr. Decherd has sole or shared voting power); (2) certain changes in the membership of the Company’s Board of Directors that are not approved by the incumbent directors; (3) consummation of a business combination or sale of substantially all of the Company’s assets, unless immediately following such transaction the beneficial owners of shares of A. H. Belo’s common stock and other securities eligible to vote immediately prior to the transaction beneficially own more than 60 percent of the combined voting power of the voting securities of the continuing company resulting from such transaction; or (4) approval by A. H. Belo shareholders of a plan of liquidation or dissolution. In connection with any actual termination of employment, change in control or otherwise, A. H. Belo may determine to enter into or amend other agreements or arrangements that provide additional or alternative benefits that would be payable as a result of such events, as the Compensation Committee or Board determines appropriate.

The amounts presented in the table below with respect to change in control payments are based upon the terms of the CIC Plan had there been a termination of employment in connection with a change in control on December 31, 2017.

ICP Change in Control Benefits

Compensation and benefits of all plan participants, which include A. H. Belo’s executive officers, under the Company’s ICP may also be affected by a change in control of A. H. Belo. Generally under the ICP, a change in control event means the first of the following to occur, unless the A. H. Belo Board of Directors has adopted a resolution stipulating that such event will not constitute a change in control for purposes of the ICP:

•	specified changes in the majority composition of A. H. Belo’s Board;

•	specified mergers or sales or dispositions of all or substantially all of A. H. Belo’s assets;

•	shareholder approval of a plan of complete liquidation or dissolution of A. H. Belo; or

•	acquisition of more than 30 percent of the combined voting power of A. H. Belo common stock.

Following a change in control of A. H. Belo, ICP bonuses are paid in full at the higher of target or forecasted full-year results in the year of the change in control; stock options held by ICP participants become fully-vested and are immediately exercisable; time-based RSUs vest and are payable in full immediately; and performance-based RSUs vest at the higher of target or forecasted full-year results in the year of the change in control; and all vested units are payable in full immediately.

The approximate value of the severance benefits available to each of the NEOs, if there had been a termination of employment (as defined) due to death, disability or retirement, involuntary termination without cause, or had there been a termination of employment in connection with a change in control (as defined), on December 31, 2017, under the ICP, the Severance Plan or the CIC Plan, would have been as follows, based on a closing market price of $4.80 per share for A. H. Belo’s Series A common stock for the year ended December 31, 2017:

Potential Payments on Change in Control or Upon Termination of Employment at December 31, 2017
Name and Description of Benefit	Termination/ Severance Plan	Termination/ Change in Control	Death, Disability or Retirement After Age 55 with Three Years Service
(a)	(b)	(c)	(d)
James M. Moroney III
Non-equity incentives(1)	$—	$510,000	$—
Stock options	$—	$—	$—
Time-based RSUs(2)	$699,720	$699,720	$699,720
Performance-based RSUs	$—	$—	$—
LTCIs(2)	$243,750	$243,750	$243,750
CIC Plan payments(3)	$—	$2,796,627	$—
Severance Plan Payment	$463,184	$—	$—
Total	$1,406,654	$4,250,097	$943,470
Katy Murray
Non-equity incentives(1)	$—	$130,000	$—
Stock options	$—	$—	$—
Time-based RSUs(2)	$105,192	$105,192	$105,192
Performance-based RSUs	$—	$—	$—
LTCIs(2)	$75,000	$75,000	$75,000
CIC Plan payments(3)	$—	$870,761	$—
Severance Plan Payment	$103,645	$—	$—
Total	$283,837	$1,180,953	$180,192
Grant S. Moise
Non-equity incentives(1)	$—	$332,500	$—
Stock options	$—	$—	$—
Time-based RSUs(2)	$110,170	$110,170	$110,170
Performance-based RSUs	$—	$—	$—
LTCIs(2)	$100,000	$100,000	$100,000
CIC Plan payments(3)	$—	$2,228,194	$—
Severance Plan Payment	$157,814	$—	$—
Total	$367,984	$2,770,864	$210,170
Timothy M. Storer
Non-equity incentives(1)	$—	$300,000	$—
Stock options	$—	$—	$—
Time-based RSUs(2)	$384,000	$384,000	$384,000
Performance-based RSUs	$—	$—	$—
LTCIs(2)	$—	$—	$—
CIC Plan payments(3)	$—	$2,514,722	$—
Severance Plan Payment	$178,932	$—	$—
Total	$562,932	$3,198,722	$384,000
Christine E. Larkin
Non-equity incentives(1)	$—	$105,000	$—
Stock options	$—	$—	$—
Time-based RSUs(2)	$71,770	$71,770	$71,770
Performance-based RSUs	$—	$—	$—
LTCIs(2)	$50,000	$50,000	$50,000
CIC Plan payments(3)	$—	$743,092	$—
Severance Plan Payment	$92,308	$—	$—
Total	$214,077	$969,862	$121,770

(1)

In the event of a change in control, short-term, non-equity incentives (cash incentive bonuses) are paid in a lump sum to each executive at the higher of target or actual financial performance based on current full-year forecasted results (taking into consideration actual financial performance to date). The amounts in column (c) reflect the target bonus for each NEO. Cash bonuses are not automatically paid for executives terminating under other circumstances.

(2)

Generally, all unvested LTEIs and LTCIs are forfeited immediately in the event an executive is terminated with or without cause or voluntarily resigns; however, the Compensation Committee retains discretion to accelerate the vesting of these awards in the case of involuntary severance without cause. At December 31, 2017, in the event of a change in control or an executive’s retirement after age 55 with at least three years of service, qualification for long-term disability, or death, vesting of all LTEIs and LTCIs is accelerated and payment is made as soon as practicable but no earlier than allowable under Section 409A of the Code.

(3)

As of December 31, 2017, a multiple of 2.0 would have applied to the Chief Executive Officer and a multiple of 1.5 would have applied to each of the other NEO’s payments under the CIC Plan had a termination of employment in connection with a change in control occurred. This multiple is used to determine the total cash payment to be awarded to each executive, and is applied to the sum of the following components: (1) base salary in effect at the time of the change in control; (2) higher of the current target bonus in effect prior to the change in control or the average of the last three years’ bonus payments; (3) employer-provided contributions to the A. H. Belo Savings Plan for the current year; and (4) employer cost of medical and dental benefits in excess of employee premiums. In addition to this change in control amount, the employee is also eligible for outplacement services valued at no more than $25,000, plus reimbursement for any legal fees incurred to enforce the participant’s rights under the plan. For each executive, the assumptions for outplacement costs and legal fees in the table above were $25,000 and $0, respectively. To the extent the cash payment and the value related to the acceleration of vesting for outstanding equity awards exceeds three times the employee’s average taxable compensation earned during the five years preceding the year of the change in control, excise taxes will be assessed. For each of the executives listed in the table above, a gross-up payment would not be necessary.

Pay Ratio Disclosure

In August 2015, pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC adopted a rule requiring annual disclosure of the ratio of the Company’s median employee’s annual total compensation to the annual total compensation of its principal executive officer (“PEO”). The Company’s PEO is James M. Moroney III.

Median Employee total annual compensation	$54,142
Mr. Moroney (“PEO”) total annual compensation	$2,053,650
Ratio of PEO to Median Employee Compensation	37:1

The preceding disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. To determine the Company’s median employee, a listing was prepared of the amount reported on each employee’s Internal Revenue Service Form W-2, Box 5, “Medicare wages and tips” for each full-time and part-time employee employed on December 31, 2017. The total annual compensation of the median employee selected from this list was calculated using the same methodology used for purposes of preparing the Summary Compensation Table.

DIRECTOR COMPENSATION

Director Compensation for 2017

Non-employee directors receive compensation for their Board and committee service. Mr. Moroney did not receive separate compensation for Board service, as he is also an officer and employee of the Company. Beginning January 1, 2017, Mr. Decherd stepped down as Vice Chairman and became eligible in 2017 to receive compensation as a director. Based on recommendations from the Compensation Committee, the Board determines the amount of non-employee director compensation each year and designates the manner in which it is paid. An annual retainer is paid on the date of the Company’s annual meeting of shareholders for service through the date of the next annual meeting. Non-employee directors who are initially elected at a time other than at an annual meeting of shareholders receive a proportionate share of compensation relative to the service provided during an ordinary term of service. Vesting and payment dates for equity awards are adjusted to coincide with dates of awards relative to the previous award dates.

During 2017, non-employee directors on the A. H. Belo Board received an annual retainer package with a nominal value of $117,000. The annual retainer is for the 2017-2018 term of service beginning May 11, 2017, the date of the Company’s 2017 annual meeting of shareholders, through June 6, 2018, the date of the 2018 annual meeting of shareholders. One-half of the Board’s annual retainer was paid in cash and the remaining one-half was paid in the form of time-based RSUs for A. H. Belo Series A Common Stock. The number of time-based RSUs was determined based on the closing market price of A. H. Belo Series A common stock on the date of the award. Annual awards for 2017-2018 were made on May 11, 2017.

Directors’ time-based RSU awards vest on the date of the annual shareholders meeting approximately one year following the initial grant or on the next regularly scheduled shareholders meeting date for prorated awards made during a service period. Payment of vested time-based RSUs is made 60% in shares of A. H. Belo Series A common stock and 40% in cash. Payment will be made within 10 business days following the date of the annual shareholders meeting approximately three years following the initial grant. Directors who voluntarily resign or retire from A. H. Belo Board service prior to the vesting of time-based RSUs will receive a proportionate amount of the award based on actual service. Vesting is accelerated and payment is made immediately for time-based RSUs held by a director who becomes disabled or dies.

A. H. Belo directors who served as committee chairs in 2017 received an additional $10,000 in cash. The Company’s lead director received an additional $20,000 in cash. A. H. Belo reimburses directors for travel expenses incurred in attending meetings. No additional fee is paid to directors for attendance at Board and committee meetings.

The following table sets forth compensation for each A. H. Belo non-employee director for service as a director during the year ended December 31, 2017:

Non-Employee Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)(1)	(g)(2)	(h)
John A. Beckert	$68,500	$58,500	$14,035	$141,035
Louis E. Caldera	$68,500	$58,500	$14,035	$141,035
Robert W. Decherd	$58,500	$58,500	$5,415	$122,415
Ronald D. McCray	$58,500	$58,500	$14,035	$131,035
Tyree B. Miller	$78,500	$58,500	$14,035	$151,035
John P. Puerner	$58,500	$58,500	$14,035	$131,035
Nicole G. Small	$58,500	$58,500	$14,035	$131,035

(1)	The amounts indicated in column (c) for stock awards are based on the grant date fair value of awards made May 11, 2017.

(2)

The amounts in column (g) reflect dividend equivalents with respect to RSUs paid in the first, second, third and fourth quarters of 2017 for which shares have not been issued at a rate of $0.08 per RSU. In addition, a special dividend equivalent of $0.14 per RSU was paid in the fourth quarter of 2017.

No non-employee director stock options were outstanding as of December 31, 2017. Following are the time-based RSU holdings of each of A. H. Belo’s non-employee directors as of December 31, 2017:

Name	May 2015 Award Payable in May 2018	May 2016 Award Payable in May 2019	May 2017 Award Payable in May 2020

John A. Beckert	9,481	11,653	10,263
Louis E. Caldera	9,481	11,653	10,263
Robert W. Decherd	—	3,294	10,263
Ronald D. McCray	9,481	11,653	10,263
Tyree B. Miller	9,481	11,653	10,263
John P. Puerner	9,481	11,653	10,263
Nicole G. Small	9,481	11,653	10,263

CERTAIN RELATIONSHIPS

A. H. Belo has a written Code of Business Conduct and Ethics. One policy in the Code provides that all directors, officers and employees avoid business and personal situations that may give rise to a conflict of interest. A “conflict of interest” under the Code occurs when an individual’s private interest interferes or appears to interfere with A. H. Belo’s interest. The Code provides that the Audit Committee (or its designee) is generally responsible for enforcement of the Code relating to members of the Board of Directors; and the Company’s Management Committee (or its designee) is generally responsible for enforcement of the Code relating to officers and employees.

The Board has adopted a written related person transaction policy and procedures pursuant to which significant transactions involving the Company and related persons, as defined in Item 404(a) and accompanying instructions of SEC Regulation S-K, are subject to review by the Nominating and Corporate Governance Committee. Transactions subject to the policy are any transaction within the scope of Item 404(a) and accompanying instructions of the Regulation S-K, which are transactions exceeding $120,000 in which executive officers, directors or greater than 5% shareholders, or members of their immediate families, have a direct or indirect material interest. In determining whether to approve or ratify a related person transaction, the Nominating and Corporate Governance Committee will take into account, among other factors it deems appropriate, whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Robert Decherd serves as a Class III member of the Board. He previously served as vice chairman of the Board prior to his retirement effective December 31, 2016. On January 3, 2017, Robert received a prorated director fee totaling $42,171 for services as a member of the Board of Directors from January 1, 2017 through the May 11, 2017 annual meeting of shareholders. In addition, pursuant to a letter agreement dated June 19, 2013, entered into in connection with his retirement as Chairman of the Board and Chief Executive Officer, the Company will continue to provide Robert with an office, parking and an executive assistant until his retirement as a director of the Company.

Robert Decherd and Jim Moroney, members of the Company’s Board of Directors, are second cousins.

The Company is not aware of any other related person transactions that would require disclosure.

ANNUAL REPORT AND ADDITIONAL MATERIALS

Our 2017 annual report to shareholders is being distributed with this proxy statement. Copies of our Annual Report on Form 10-K for the year ended December 31, 2017 may be obtained without charge upon written or oral request to A. H. Belo Corporation, Attention: Secretary, P. O. Box 224866, Dallas, Texas 75222-4866, (214) 977-8222. Our Annual Report on Form 10-K is also available free of charge on www.ahbelo.com, along with our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to all these reports as soon as reasonably practicable after the reports are electronically filed with or furnished to the SEC.

Householding Information

If you and others who share your mailing address own A. H. Belo common stock in street name, meaning through bank or brokerage accounts, you may have received a notice that your household will receive only one Notice or only one set of proxy materials from each company whose stock is held in such accounts. This practice, known as “householding,” is designed to reduce the volume of duplicate information and reduce printing and mailing costs. If you hold shares through a bank or brokerage firm and would like to receive a separate copy of this proxy statement and the 2017 annual report, please contact the Investor Relations Department of A. H. Belo Corporation (P. O. Box 224866, Dallas, Texas 75222-4866, (214) 977-8222), and we will promptly send additional copies on request. In addition, if you wish in the future to receive your own set of proxy materials or if your household is currently receiving multiple copies of the proxy materials and you would like in the future to receive only a single set of proxy materials at your address, please notify the brokerage firm, bank, broker-dealer or other similar organization where your shares are held.

How to Receive Future Proxy Statements and Annual Reports Online

You can elect to receive future A. H. Belo proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. Registered shareholders may elect electronic delivery of future proxy materials and other shareholder communications when voting via the Internet at www.proxyvote.com. When prompted, indicate that you agree to receive or access proxy materials electronically in future years.

If you hold your shares in broker or nominee name and are not given an opportunity to consent to electronic delivery when you vote your shares online, you may contact the holder of record through which you hold your shares and ask about the availability of Internet delivery.

If you do consent to Internet delivery, a notation will be made in your account so that when future proxy statements and annual reports become available, you will receive an email notice instructing you on how to access them over the Internet.

SHAREHOLDER PROPOSALS FOR 2019 MEETING

In order to propose business for consideration or nominate persons for election to the A. H. Belo Board, a shareholder must comply with the advance notice provisions of our bylaws and all applicable SEC requirements. The bylaws provide that any such proposals or nominations must be submitted to and received by us between February 6, 2019 and March 8, 2019 in order to be considered at the 2019 annual meeting (unless the annual meeting occurs before May 8, 2019 or after August 5, 2019, in which case such notice must be delivered not later than the close of business on the later of the 90th day prior to the 2019 annual meeting or the 10th day following the day on which the date of the annual meeting is publicly disclosed) and must satisfy the other requirements in our bylaws regarding such proposals or nominations. If the shareholder does not also comply with the requirements of SEC Rule 14a-4, we may exercise discretionary voting authority under proxies we solicit to vote on any such proposal or nomination made by a shareholder. A shareholder who is interested in submitting a proposal for inclusion in our proxy materials for the 2019 annual meeting may do so by submitting the proposal to the attention of A. H. Belo’s Secretary by no later than December 24, 2018 (unless the date of the 2019 annual meeting occurs before May 8, 2019 or after July 6, 2019, in which case such notice must be delivered by a reasonable time prior to the date A. H. Belo prints and sends its proxy materials) and following the procedures described in the Company’s bylaws and SEC Rules 14a-8 and 14a-18.

GENERAL

At the date of this proxy statement, we do not know of any matters to be presented for action at the annual meeting other than those described in this proxy statement. If any other matters should come before the annual meeting, the persons named in the accompanying form of proxy will have discretionary authority to vote all proxies in accordance with their best judgment, unless otherwise restricted by law.

By Order of the Board of Directors

CHRISTINE E. LARKIN

Secretary

Dated: April 23, 2018

APPENDIX A

MAJORITY VOTING IN THE ELECTION OF DIRECTORS

Excerpted from A. H. Belo Corporation

Corporate Governance Guidelines

The complete current version of the Corporate Governance Guidelines as approved and adopted by the

Board of Directors is posted on A. H. Belo’s website at www.ahbelo.com.

A copy of the Corporate Governance Guidelines may be obtained without charge upon written or oral request to:

A. H. Belo Corporation

Attention: Secretary,

P. O. Box 224866

Dallas, Texas 75222-4866

(214) 977-8222.

Board Composition & Qualifications

Majority Voting in the Election of Directors; Director Resignation Policy

If a nominee for director who is an incumbent director does not receive the vote of at least a majority of the votes cast in an uncontested election at any meeting for the election of directors at which a quorum is present, the director will promptly tender his or her resignation to the Board. For purposes of this Corporate Governance Guideline, a majority of votes cast means that the number of votes cast “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. Votes cast include votes to withhold authority in each case and exclude abstentions with respect to that director’s election.

The Nominating and Corporate Governance Committee will make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Nominating and Corporate Governance Committee’s recommendation, and publicly disclose (by a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. The Nominating and Corporate Governance Committee in making its recommendation, and the Board in making its decision, may each consider any factors or other information that it considers appropriate and relevant. The director who tenders his or her resignation will not participate in the recommendation of the Nominating and Corporate Governance Committee or the decision of the Board with respect to his or her offer to resign.

A-1

APPENDIX B

INDEPENDENCE STANDARDS

Excerpted from A. H. Belo Corporation

Corporate Governance Guidelines

The complete current version of the Corporate Governance Guidelines as approved and adopted by the

Board of Directors is posted on A. H. Belo’s website at www.ahbelo.com.

A copy of the Corporate Governance Guidelines may be obtained without charge upon written or oral request to

A. H. Belo Corporation, Attention: Secretary,

P. O. Box 224866, Dallas, Texas 75222-4866, (214) 977-8222.

Board Composition & Qualifications

Independence

A majority of the directors comprising the Board shall be independent directors. An “independent” director is a director who meets the New York Stock Exchange (“NYSE”) standards of independence, as determined by the Board. The Board has adopted the standards set forth on Attachment A to these Guidelines to assist it in making determinations of a director’s independence.

Board Committees:

Number, Structure and Independence of Committees

The Board has three standing committees: Audit, Compensation, and Nominating and Corporate Governance. All members of the Audit, Compensation, and Nominating and Corporate Governance Committees shall be directors who meet the NYSE standards of “independence” as determined by the Board. Directors who serve on the Audit and Compensation Committees must meet additional independence criteria described in Attachment A to these Guidelines, and directors who serve on the Audit Committee must be financially literate as determined by the Board.

Attachment A: Independence Standards

A director shall be independent if the director meets each of the following standards and otherwise has no material relationship with A. H. Belo, either directly, or as a partner, stockholder, or officer of an organization that has a relationship with A. H. Belo. For purposes of these standards, “A. H. Belo” means A. H. Belo Corporation and its consolidated subsidiaries, collectively.

1.	the director is not, and in the past three years has not been, an employee of A. H. Belo;

2.	an immediate family member of the director is not, and in the past three years has not been, employed as an executive officer of A. H. Belo;

3.

(a) neither the director nor a member of the director’s immediate family is a current partner of A. H. Belo’s outside auditing firm; (b) the director is not a current employee of A. H. Belo’s outside auditing firm; (c) no member of the director’s immediate family is a current employee of A. H. Belo’s outside auditing firm and personally works on A. H. Belo’s audit; and (d) neither the director nor a member of the director’s immediate family was within the past three years (but is no longer) a partner or employee of A. H. Belo’s outside auditing firm and personally worked on A. H. Belo’s audit within that time;

4.

neither the director nor a member of the director’s immediate family is, or in the past three years has been, part of an interlocking directorate in which a current executive officer of A. H. Belo served on the compensation committee of another company at the same time the director or the director’s immediate family member served as an executive officer of that company;

5.

neither the director nor a member of the director’s immediate family has received, during any 12-month period in the past three years, any direct compensation from A. H. Belo in excess of $120,000, other than compensation for Board service, compensation received by the director’s immediate family member for service as a non-executive employee of A. H. Belo, and pension or other forms of deferred compensation for prior service;

B-1

6.

the director is not a current executive officer or employee, and no member of the director’s immediate family is a current executive officer, of another company that makes payments to or receives payments from A. H. Belo, or during any of the last three fiscal years has made payments to or received payments from A. H. Belo, for property or services in an amount that, in any single fiscal year, exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues;

7.

the director is not an executive officer of a non-profit organization to which A. H. Belo makes or in the past three fiscal years has made, contributions that, in any single fiscal year, exceeded the greater of $1 million or 2% of the non-profit organization’s consolidated gross revenues;

8.

the director is not, and during the last fiscal year has not been, a partner in, or a controlling shareholder or executive officer of, a business corporation, non-profit organization, or other entity to which A. H. Belo was indebted at the end of A. H. Belo’s last full fiscal year in an aggregate amount in excess of 2% of A. H. Belo’s total consolidated assets at the end of such fiscal year;

9.

the director is not, and during the last fiscal year has not been, a member of, or of counsel to, a law firm that A. H. Belo has retained during the last fiscal year or proposes to retain during the current fiscal year; or

10.

the director is not, and during the last fiscal year has not been, a partner or executive officer of any investment banking firm that has performed services for A. H. Belo, other than as a participating underwriter in a syndicate, during the last fiscal year or that A. H. Belo proposes to have perform services during the current fiscal year.

The Board may determine that a director or nominee is “independent” even if the director or nominee does not meet each of the standards set forth in paragraphs (7) through (10) above as long as the Board determines that such person is independent of management and free from any relationship that in the judgment of the Board would interfere with such person’s independent judgment as a member of the Board and the basis for such determination is disclosed in A. H. Belo’s annual proxy statement.

In addition, a director is not considered independent for purposes of serving on the Audit Committee, and may not serve on that committee, if the director: (1) receives, either directly or indirectly, any consulting, advisory or other compensatory fee from A. H. Belo Corporation or any of its subsidiaries other than: (a) fees for service as a director, and (b) fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with A. H. Belo; or (2) is “an affiliated person” of A. H. Belo Corporation or any of its subsidiaries; each as determined in accordance with Securities and Exchange Commission regulations.

In determining whether a director is considered independent for purposes of serving on the Compensation Committee, the Board must consider all factors relevant to determining whether the director has a relationship to A. H. Belo that is material to the director’s ability to be independent from management in connection with the duties of a Compensation Committee member, including: (1) the source of the director’s compensation, including any consulting, advisory or other compensatory fee from A. H. Belo; and (2) whether the director is affiliated with A. H. Belo, any of its subsidiaries, or an affiliate of any of its subsidiaries.

For purposes of this Attachment A, an “immediate family member” means a person’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

B-2

EXHIBIT I

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER dated as of                     , 2018 (this “Agreement”), is made and entered into by and between A. H. Belo Corporation, a Delaware corporation (the “Parent Corporation”), and A. H. Belo Texas, Inc., a Texas corporation and a wholly owned subsidiary of the Parent Corporation ( “New AHC”).

RECITALS

WHEREAS, the Parent Corporation owns all of the issued and outstanding shares of capital stock of New AHC;

WHEREAS, the board of directors of each of the Parent Corporation and New AHC has determined it advisable and in the best interests of such corporation and its stockholders that the Parent Corporation merge with and into New AHC, with New AHC being the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the board of directors of each of the Parent Corporation and New AHC has approved and declared advisable this Agreement and directed that this Agreement be submitted to a vote of its stockholders.

NOW, THEREFORE, in consideration of the premises and of the agreements of the parties contained herein, the parties hereby agree as follows:

SECTION 1.

DEFINITIONS

1.1    Effective Time. “Effective Time” shall mean the date and time on which the Merger contemplated by this Agreement becomes effective pursuant to the laws of the States of Texas and Delaware, as determined in accordance with Section 2.2 of this Agreement.

1.2    Merger. “Merger” shall refer to the merger of the Parent Corporation with and into New AHC as provided in Section 2.1 of this Agreement.

SECTION 2.

TERMS OF MERGER

2.1    Merger. Subject to the terms and conditions set forth in this Agreement, at the Effective Time, the Parent Corporation shall be merged with and into New AHC in accordance with applicable law. New AHC shall be the surviving entity resulting from the Merger and shall continue to exist and to be governed by the laws of the State of Texas under the corporate name “A. H. Belo Corporation” (the “Surviving Corporation”) At the Effective Time: (a) the separate existence of the Parent Corporation shall cease; (b) all rights, title, and interests to all real estate and other property owned by the Parent Corporation and New AHC is allocated to and vested, subject to any existing liens or other encumbrances on the property, in the Surviving Corporation without reversion or impairment, any further act or deed, or any transfer or assignment having occurred; (c) all liabilities and obligations of New AHC and the Parent Corporation (including, without limitation, all liabilities and obligations of the Parent Corporation with respect to rights of indemnification and to advancement of expenses under the Delaware General Corporation Law and the bylaws of the Parent Corporation held by persons entitled to such rights, whether or not any action, suit or proceeding had been brought against such persons at or prior to the Effective Time) shall be liabilities and obligations of the Surviving Corporation; (d) the Surviving Corporation shall be the primary obligor for such liabilities or obligations; and (e) the Surviving Corporation shall be substituted in any proceeding pending by or against the Parent Corporation or New AHC.

2.2    Effective Time. On the date of the closing of the Merger, the Surviving Corporation shall cause a Certificate of Merger to be executed and filed with the Secretary of State of Texas (the “Texas Certificate of

Merger”) and a Certificate of Merger to be executed and filed with the Secretary of State of Delaware (the “Delaware Certificate of Merger”). The Merger shall become effective upon the date and time specified in the Texas Certificate of Merger and the Delaware Certificate of Merger (the “Effective Time”).

2.3    Certificate of Formation. The Certificate of Formation of New AHC as in effect at the Effective Time shall be amended to change the name of New AHC to “A. H. Belo Corporation,” each reference therein to “A. H. Belo Texas, Inc.” shall be changed to “A. H. Belo Corporation” and, as so amended, shall be the Certificate of Formation of the Surviving Corporation.

2.4    Bylaws. The Bylaws of New AHC as in effect at the Effective Time shall be amended to change the name of New AHC to “A. H. Belo Corporation,” each reference therein to “A. H. Belo Texas, Inc.” shall be changed to “A. H. Belo Corporation” and, as so amended, shall be the Bylaws of the Surviving Corporation.

2.5    Board of Directors. The persons who are directors of New AHC immediately prior to the Effective Time shall, after the Effective Time, be the directors of the Surviving Corporation, without change, until their respective successors are duly elected and qualified.

2.6    Officers. The persons who are officers of New AHC immediately prior to the Effective Time shall, after the Effective Time, be the officers of the Surviving Corporation, without change, until their respective successors are duly elected and qualified.

SECTION 3.

EFFECT OF MERGER ON CAPITAL STOCK

3.1    Effect of Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the Parent Corporation or its stockholders, or the Surviving Corporation:

(a)    Each issued and outstanding share of Series A common stock, par value $0.01 per share, of the Parent Corporation (the “Parent Corporation Series A Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one fully paid and non-assessable share of Series A common stock, par value $0.01 per share, of the Surviving Corporation (the “Surviving Corporation Series A Shares”).

(b)    Each issued and outstanding share of Series B common stock, par value $0.01 per share, of the Parent Corporation (the “Parent Corporation Series B Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one fully paid and non-assessable share of Series B common stock, par value $0.01 per share, of the Surviving Corporation (the “Surviving Corporation Series B Shares”).

(c)    Each Parent Corporation Series A Share and Parent Corporation Series B Share held in treasury of the Parent Corporation immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the Parent Corporation, be converted into one fully paid and non-assessable Surviving Corporation Series A Share or Surviving Corporation Series B Share, as applicable.

(d)    Each share of capital stock of New AHC issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the Surviving Corporation, be cancelled and retired and shall cease to exist, and shall not be converted into shares or other securities of the Surviving Corporation or the right to receive cash or any other property or rights.

(e)    At and after the Effective Time, each stock certificate which immediately prior to the Effective Time represented outstanding Parent Corporation Series A Shares or Parent Corporation Series B Shares, as applicable (a “Delaware Certificate”), shall be deemed and treated for all purposes to evidence ownership of, and to represent, the number of Surviving Corporation Series A Shares or Surviving Corporation Series B Shares, as applicable, into which the Parent Corporation Series A Shares or Parent Corporation Series B Shares, as applicable, represented by such Delaware Certificate immediately prior to the Effective Time were converted pursuant to this Agreement. The registered holder of any Delaware Certificate outstanding immediately prior to the Effective Time, as such holder appears in the books and records of the Parent Corporation, or of the transfer agent in respect of the Parent Corporation Series A Shares or the Parent Corporation Series B Shares, as applicable, immediately prior to the Effective Time, shall, until such Delaware Certificate is surrendered for transfer or exchange, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends or other distributions on, the Surviving Corporation Series A Shares or the Surviving Corporation Series B Shares, as applicable, into which the Parent Corporation Series A Shares or the Parent Corporation Series B Shares, as applicable, represented by any such Delaware Certificate were converted pursuant this Agreement.

(f)    Each holder of a Delaware Certificate shall, upon the surrender of such Delaware Certificate to the Surviving Corporation, or the transfer agent in respect of the Surviving Corporation Series A Shares or the Surviving Corporation Series B Shares, as applicable, for cancellation after the Effective Time, be entitled to receive from the Surviving Corporation, or the transfer agent in respect of the Surviving Corporation Series A Shares or the Surviving Corporation Series B Shares, as applicable, a certificate (a “Texas Certificate”) representing the number of Surviving Corporation Series A Shares or the Surviving Corporation Series B Shares, as applicable, into which the Parent Corporation Series A Shares or the Parent Corporation Series B Shares, as applicable, represented by such Delaware Certificate were converted pursuant to this Agreement. If any such Texas Certificate is to be issued in a name other than that in which the Delaware Certificate surrendered for exchange is registered, such exchange shall be conditioned upon (i) the Delaware Certificate so surrendered being properly endorsed or otherwise in proper form for transfer and (ii) the person requesting such exchange either paying any transfer or other taxes required by reason of the issuance of the Texas Certificate in a name other than that of the registered holder of the Delaware Certificate surrendered, or establishing to the satisfaction of the Surviving Corporation, or the transfer agent in respect of Surviving Corporation Series A Shares or the Surviving Corporation Series B Shares, as applicable, that such tax has been paid or is not applicable.

(g)    Where no Delaware Certificate has been issued in the name of a holder of Parent Corporation Series A Shares or Parent Corporation Series B Shares, as applicable, a “book entry” (i.e., a computerized or manual entry) shall be made in the shareholder records of the Surviving Corporation to evidence the issuance to such holder of an equal number of Surviving Corporation Series A Shares or Surviving Corporation Series B Shares, as applicable.

3.2    Equity Plans.

(a)    As of the Effective Time, the Surviving Corporation hereby assumes each of: (i) the A. H. Belo Savings Plan as Amended and Restated Effective January 1, 2015, as further amended; (ii) the A. H. Belo Corporation 2008 Incentive Compensation Plan, as amended; and (iii) the A. H. Belo Corporation 2017 Incentive Compensation Plan (collectively, the “Equity Plans”).

(b)    Each outstanding option under the Equity Plans shall, by virtue of the Merger and without any action of the part of the holder of such option, be converted into and become an option to purchase the same number of Surviving Corporation Series A Shares or the Surviving Corporation Series B Shares, as applicable, at the same option price per share and upon the same terms and subject to the same conditions as set forth in the applicable plan and any related award agreement as in effect immediately prior to the Effective Time.

(c)    The terms and conditions of any restricted stock award shall not be changed as a result of the Merger and shall continue to apply to the Surviving Corporation Series A Shares or the Surviving Corporation Series B Shares subject to the Equity Plans and any applicable award agreement. In addition, Surviving Corporation Series A Shares or the Surviving Corporation Series B Shares, as applicable, shall become issuable upon the settlement of awards of restricted stock units granted under the Equity Plans by virtue of the Merger and without any action on the part of the holder of any such restricted stock unit, upon the same terms and subject to the same conditions as set forth in the applicable plan and any related award agreement as in effect immediately prior to the Effective Time.

(d)    The Surviving Corporation shall assume each of the Parent Corporation’s other employee benefit plans and arrangements and the obligations of the Parent Corporation thereunder upon the same terms and subject to the same conditions as set forth in such plans and arrangements as in effect immediately prior to the Effective Time.

(e)    Prior to the Effective Time, the Parent Corporation shall take all actions as are reasonably necessary to effect the treatment of the Equity Plans, options, restricted shares and awards of restricted stock units as set forth in this Section 3.2 in accordance with applicable law and the terms of the Equity Plans, if applicable, and any contracts evidencing the options, restricted shares and awards of restricted stock units.

SECTION 4.

MISCELLANEOUS

4.1    Plan of Reorganization. Each party to this Agreement agrees to treat the Merger for all income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

4.2    Stockholder Approval. This Agreement will be submitted to a vote of the stockholders of the Parent Corporation in accordance with the laws of the State of Delaware and to a vote of the sole shareholder of New AHC in accordance with the laws of the State of Texas. In the event that this Agreement shall not be adopted by the requisite vote of the stockholders of the Parent Corporation or the sole shareholder of New AHC entitled to vote thereon, this Agreement shall thereupon be terminated without further action of the parties hereto.

4.3    Amendment. Subject to the provisions of applicable law, at any time prior to the Effective Time, the parties hereto may modify, amend or supplement this Agreement, whether before or after the adoption of this Agreement by the stockholders of the Parent Corporation or the sole shareholder of New AHC; provided, however, that after any such adoption, there shall not be made any amendment that by law requires the further approval by such stockholders of the Parent Corporation or the sole shareholder of New AHC without such further approval

4.4    Abandonment. At any time before the Effective Time, this Agreement may be terminated and the Merger may be abandoned by the board of directors of either the Parent Corporation or the Surviving Corporation or both, notwithstanding the adoption of this Agreement by the stockholders of the Parent Corporation or the sole shareholder of New AHC.

4.5    Further Assurances. From time to time, as and when required by the Surviving Corporation or by its successors or assigns, there shall be executed and delivered on behalf of the Parent Corporation such deeds and other instruments, and there shall be taken or caused to be taken by it all such further and other action, as shall be appropriate, advisable or necessary in order to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of the Parent Corporation, and otherwise to carry out the purposes of this Agreement. The officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of the Parent Corporation or otherwise, to take any and all such action and to execute and deliver any and all such deeds and other instruments.

4.6    Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

4.7    GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

4.8    Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties both written and oral, between the parties, with respect to the subject matter hereof.

4.9    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is determined by any court or other authority of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

4.10    Headings. The headings therein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

4.11    Service of Process. The Surviving Corporation agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of any constituent corporation of the State of Delaware, as well as for enforcement of any obligation of the Surviving Corporation arising from the Merger, and does hereby irrevocably appoint the Secretary of State of the State of Delaware as its agent to accept service of process in any such suit or proceeding. The address to which a copy of such process shall be mailed by the Secretary of State of the State of Delaware is 1954 Commerce Street, Dallas, Texas 75201.

[Signatures on next page]

IN WITNESS WHEREOF, the undersigned corporations have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

PARENT CORPORATION:

A. H. BELO CORPORATION, a Delaware corporation

By:

Name:

Title:

NEW AHC:

A. H. BELO TEXAS, INC., a Texas corporation

By:

Name:

Title:

EXHIBIT II

CERTIFICATE OF FORMATION

OF

A. H. BELO TEXAS, INC.

ARTICLE ONE

The undersigned, acting as organizer of a for-profit corporation under the Texas Business Organizations Code, as amended (the “TBOC”), hereby adopts the following Certificate of Formation for the corporation:

The filing entity being formed is a for-profit corporation. The name of the corporation is A. H. Belo Texas, Inc.

ARTICLE TWO

The address of its initial registered office in the State of Texas is 1999 Bryan Street, Suite 900, Dallas, Texas 75201. The name of its initial registered agent at such address is CT Corporation System.

ARTICLE THREE

The purpose for which the corporation is formed is for the transaction of any and all lawful business for which a for-profit corporation may be organized under the TBOC.

ARTICLE FOUR

SECTION 1.    Authorized Shares.

The aggregate number of shares of stock that the corporation shall have the authority to issue is one hundred twenty-seven million (127,000,000) shares, of which two million (2,000,000) shares shall be Preferred Stock (the “Preferred Stock”), par value $.01 per share, and one hundred twenty-five million (125,000,000) shares shall be Common Stock (the “Common Stock”), par value $.01 per share. Ninety million (90,000,000) shares of Common Stock shall be designated as Series A Common Stock (herein called “Series A Stock”), and thirty million (30,000,000) shares of Common Stock shall be designated as Series B Common Stock (herein called “Series B Stock”).

The Board of Directors is hereby expressly vested with authority to establish an additional series of unissued shares of Common Stock (referred to herein as “Series C Stock”) from the remaining shares of Common Stock not designated herein as Series A Stock or Series B Stock in the manner provided by the TBOC, and to issue shares of Series C Stock. The corporation shall not issue any additional shares of Series B Stock or shares of Series C Stock if such issuance would result in the Series A Stock being excluded from trading on the New York Stock Exchange, The Nasdaq Stock Market, and other national securities exchanges and also being excluded from quotation on any national quotation system then in use. Subject to the foregoing and to the TBOC, the Board of Directors shall have the authority to fix the number of shares constituting the Series C Stock, and to increase or decrease the number of shares of the Series C Stock prior to or after the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of the Series C Stock shall be so decreased, the shares constituting such decrease shall resume the status of authorized but unissued shares of Common Stock.

The following is a statement of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of the shares of Preferred Stock and Common Stock or any series of any class of stock of the corporation, and of the authority expressly granted hereby to the Board of Directors of the corporation to fix by resolution or resolutions any of such designations and powers, preferences and rights, and the qualifications, limitations and restrictions thereof that may be desired but which shall not be fixed by this Certificate of Formation (this “Certificate of Formation”).

CERTIFICATE OF FORMATION OF A. H. BELO TEXAS, INC.

SECTION 2.    Common Stock - Series A, Series B, and Series C Stock.

A.	Powers, Preferences, and Rights

The Board of Directors shall have the authority to fix or to alter the powers, designations, preferences, and relative, participating, optional, or other special rights, if any, and the qualifications, limitations, or restrictions thereof, if any, of the Series C Stock; provided that in no such case shall the powers, preferences, and rights of the Series C Stock be greater than those provided for herein; and provided further that in no such case shall the voting rights of the Series C Stock be other than as provided for herein or in the resolution or resolutions of the Board of Directors providing for the issuance of the Series C Stock that is or are consistent with the limitations herein. The Board of Directors may make changes in the rights, powers, and preferences of the Series C Stock if no shares of such series have been issued, provided that in no such case may the rights, powers, and preferences of any such series be greater than those described herein. Except as otherwise required by law or expressly provided for in or pursuant to the authority provided in this Certificate of Formation or any resolution or resolutions providing for the establishment and issuance of Series C Stock, the rights, powers, and preferences of the Series A Stock, the Series B Stock, and the Series C Stock and the qualifications, limitations, or restrictions thereof, shall be in all respects identical.

B.	Voting Rights

1.	If there shall be only one series of Common Stock outstanding, each share of Common Stock shall entitle the holder thereof to one (1) vote.

2.

If two or more series of Common Stock are issued and outstanding, each share of Series A Stock shall entitle the holder thereof to one (1) vote, each share of Series B Stock shall entitle the holder thereof to ten (10) votes, and each share of Series C Stock shall entitle the holder thereof to not less than one-tenth (1/10) of a vote nor more than one (1) vote, on all matters submitted to a vote of shareholders. Such voting rights of the Series C Stock shall be set forth in resolutions of the Board of Directors included in a Statement of Designations (as defined in subparagraph 1.1 of Article Eleven) to be filed with respect to such series. Except as set forth herein or in any resolution or resolutions of the Board of Directors providing for the issuance of any series of Preferred Stock, all actions submitted to a vote of shareholders shall be voted on by the holders of Series A Stock, Series B Stock, and Series C Stock (as well as the holders of any series of Preferred Stock, if any, entitled to vote thereon) voting together as a single class.

3.

If two or more series of Common Stock are issued and outstanding, the holders of shares of Series A Stock, Series B Stock, and Series C Stock shall each be entitled to vote separately as a class with respect to (a) amendments to this Certificate of Formation that alter or change the powers, preferences, or special rights of their respective series so as to affect them adversely, and (b) such other matters as require class votes under the TBOC.

4.

Except as otherwise provided by law or pursuant to this Article Four or by resolution or resolutions of the Board of Directors providing for the issuance of any series of Preferred Stock, the holders of the Series A Stock, Series B Stock, and Series C Stock shall have sole voting power for all purposes, each holder of the Series A Stock, Series B Stock, and Series C Stock being entitled to vote as provided in this paragraph B of this Section 2 and in the resolution or resolutions of the Board of Directors providing for the issuance of the Series C Stock.

C.	Dividend

1.

If no shares of a particular series of Common Stock are outstanding, the Board of Directors may declare and distribute a stock dividend payable in shares of that series to the holders of any other class or series of stock then outstanding.

CERTIFICATE OF FORMATION OF A. H. BELO TEXAS, INC.

2.

If and when dividends on the Series A Stock, Series B Stock, or Series C Stock are declared payable from time to time by the Board of Directors as provided in this subparagraph C.2, whether payable in cash, in property, or in shares of stock of the corporation, the holders of Series A Stock, the holders of Series B Stock, and the holders of Series C Stock shall be entitled to share equally, on a per share basis, in such dividends. Except for dividends permitted by subparagraph C.1, if dividends are declared that are payable in shares of Series A Stock, Series B Stock, or Series C Stock, such dividends shall be payable at the same rate on all series of stock and the dividends payable in shares of Series A Stock shall be payable only to holders of Series A Stock, the dividends payable in shares of Series B Stock shall be payable only to holders of Series B Stock, and the dividends payable in shares of Series C Stock shall be payable only to holders of Series C Stock. If the corporation shall in any manner split, divide, or combine the outstanding shares of Series A Stock, Series B Stock, or Series C Stock, the outstanding shares of the other such series of Common Stock shall be proportionally split, divided, or combined in the same manner and on the same basis as the outstanding shares of Series A Stock, Series B Stock, or Series C Stock, as the case may be, that have been split, divided, or combined.

3.

Subject to provisions of law and the preferences of the Preferred Stock and of any other stock ranking prior to the Series A Stock, the Series B Stock, or the Series C Stock as to dividends, the holders of the Series A Stock, the Series B Stock, and the Series C Stock shall be entitled to receive dividends at such times and in such amounts as may be determined by the Board of Directors and declared out of any funds lawfully available therefor, and shares of Preferred Stock of any series shall not be entitled to share therein except as otherwise expressly provided in the resolution or resolutions of the Board of Directors providing for the issuance of such series.

D.	Conversion of Series B Stock by Holder

1.

The holder of each share of Series B Stock shall have the right at any time, or from time to time, at such holder’s option, to convert such share into one fully paid and nonassessable share of Series A Stock on and subject to the terms and conditions hereinafter set forth.

2.

In order to exercise the conversion privilege, the holder of any shares of Series B Stock to be converted shall present and surrender the certificate or certificates representing such shares during usual business hours at any office or agency of the corporation maintained for the transfer of Series B Stock and shall deliver a written notice of the election of the holder to convert the shares represented by such certificate or any portion thereof specified in such notice. Such notice shall also state the name or names (with address) in which the certificate or certificates for shares of Series A Stock issuable on such conversion shall be registered. If required by the corporation, any certificate for shares surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the corporation, duly executed by the holder of such shares or his duly authorized representative. Each conversion of shares of Series B Stock shall be deemed to have been effected on the date (the “conversion date”) on which the certificate or certificates representing such shares shall have been surrendered and such notice and any required instruments of transfer shall have been received as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Series A Stock shall be issuable on such conversion shall be, for the purpose of receiving dividends and for all other corporate purposes whatsoever, deemed to have become the holder or holders of record of the shares of Series A Stock represented thereby on the conversion date.

3.

As promptly as practicable after the presentation and surrender for conversion, as herein provided, of any certificate for shares of Series B Stock, the corporation shall issue and deliver at such office or agency, to or upon the written order of the holder thereof, certificates for the number of shares of Series A Stock issuable upon such conversion. Subject to the provisions of paragraph F of this Section 2, in case any certificate for shares of Series B Stock shall be surrendered for conversion of only a part of the shares represented thereby, the corporation shall deliver at such office or agency, to or upon the written order of the holder thereof, a certificate or certificates for the number of shares of

CERTIFICATE OF FORMATION OF A. H. BELO TEXAS, INC.

Series B Stock represented by such surrendered certificate that are not being converted. The issuance of certificates for shares of Series A Stock issuable upon the conversion of shares of Series B Stock by the registered holder thereof shall be made without charge to the converting holder for any tax imposed on the corporation in respect of the issue thereof. The corporation shall not, however, be required to pay any tax that may be payable with respect to any transfer involved in the issue and delivery of any certificate in a name other than that of the registered holder of the shares being converted, and the corporation shall not be required to issue or deliver any such certificate unless and until the person requesting the issue thereof shall have paid to the corporation the amount of such tax or has established to the satisfaction of the corporation that such tax has been paid.

4.

Upon any conversion of shares of Series B Stock into shares of Series A Stock pursuant hereto, no adjustment with respect to dividends shall be made; only those dividends shall be payable on the shares so converted as have been declared and are payable to holders of record of shares of Series B Stock on a date prior to the conversion date with respect to the shares so converted; and only those dividends shall be payable on shares of Series A Stock issued upon such conversion as have been declared and are payable to holders of record of shares of Series A Stock on or after such conversion date.

5.

In case of any consolidation or merger of the corporation as a result of which the holders of Series A Stock shall be entitled to receive cash, stock, other securities, or other property with respect to or in exchange for Series A Stock or in case of any sale or conveyance of all or substantially all of the property or business of the corporation as an entirety, a holder of a share of Series B Stock shall have the right thereafter to convert such share into the kind and amount of cash, shares of stock, and other securities and properties receivable upon such consolidation, merger, sale, or conveyance by a holder of one share of Series A Stock and shall have no other conversion rights with regard to such share. The provisions of this subparagraph D.5 shall similarly apply to successive consolidations, mergers, sales, or conveyances.

6.	Shares of the Series B Stock converted into Series A Stock shall be retired and shall resume the status of authorized but unissued shares of Series B Stock.

7.

Such number of shares of Series A Stock as may from time to time be required for such purpose shall be reserved for issuance upon conversion of outstanding shares of Series B Stock and of shares of Series B Stock issuable upon exercise of options.

E.	Termination of Series B or Series C Stock

1.

All outstanding shares of Series B Stock shall automatically, without any further act or deed on the part of the corporation or any other person, be converted into shares of Series A Stock on a share-for-share basis

a.

if, as a result of the existence of the Series B Stock, the Series A Stock is excluded from trading on the New York Stock Exchange, The Nasdaq Stock Market, and other national securities exchanges and is also excluded from quotation on any national quotation system then in use; or

b.	at the option of the corporation:

(i)	at any time when the Board of Directors and the holders of a majority of the outstanding shares of the Series B Stock approve the conversion of all of the Series B Stock into Series A Stock; or

(ii)

if the Board of Directors, in its sole discretion, elects to effect a conversion (A) in order to avoid the exclusion of the Series A Stock from trading on a national securities exchange or the exclusion of the Series A Stock from quotation on any national

CERTIFICATE OF FORMATION OF A. H. BELO TEXAS, INC.

quotation system then in use, or (B) due to requirements of federal or state law, in any such case, as a result of the existence of the Series B Stock.

2.

All outstanding shares of Series C Stock shall automatically, without any further act or deed on the part of the corporation or any other person, be converted into shares of Series A Stock on a share-for-share basis

a.

if, as a result of the existence of the Series C Stock, the Series A Stock is excluded from trading on the New York Stock Exchange, The Nasdaq Stock Market, and other national securities exchanges and is also excluded from quotation on any national quotation system then in use; or

b.	at the option of the corporation:

(i)	at any time when the Board of Directors and the holders of a majority of the outstanding shares of the Series C Stock approve the conversion of all of the Series C Stock into Series A Stock; or

(ii)

if the Board of Directors, in its sole discretion, elects to effect a conversion (A) in order to avoid the exclusion of the Series A Stock from trading on a national securities exchange or the exclusion of the Series A Stock from quotation on any national quotation system then in use, or (B) due to requirements of federal or state law, in any such case, as a result of the existence of the Series C Stock.

3.

Upon any automatic conversion of Series B Stock or Series C Stock pursuant to this paragraph E of this Section 2, each certificate representing outstanding shares of Series B Stock or Series C Stock, as the case may be, shall thereafter be deemed to represent a like number of shares of Series A Stock or Common Stock, as the case may be.

F.	Limitations on Transfer of Series B Stock

1.

No record or beneficial owner of shares of Series B Stock may transfer, and the corporation shall not register the transfer of, such shares of Series B Stock, whether by sale, assignment, gift, bequest, appointment, or otherwise, except to a “Permitted Transferee” as provided herein.

a.

In the case of a holder of record of the Series B Stock (the “Series B Holder”) who is a natural person and the beneficial owner of the shares of Series B Stock to be transferred, Permitted Transferees shall include only the following:

(i)

The spouse of such Series B Holder, any lineal descendant of a great-grandparent of such Series B Holder, or any spouse of such lineal descendent (herein collectively referred to as “such Series B Holder’s Family Members”);

(ii)

The trustee or trustees of a trust (including a voting trust) for the sole benefit of such Series B Holder and/or one or more of such Series B Holder’s Family Members, except that such trust may also grant a general or special power of appointment to one or more of such Series B Holder’s Family Members and may permit trust assets to be used to pay taxes, legacies, and other obligations of the Trust or the estates of one or more of such Series B Holder’s Family Members payable by reason of the death of any of such Family Members; provided, however, if at any time such trust ceases to meet the requirements of this subparagraph (ii), all shares of Series B Stock then held by such trustee or trustees shall immediately and automatically, without further act or deed on the part of the corporation or any person, be converted into Series A Stock on a share-for-share basis, and stock certificates formerly representing such shares of Series B Stock shall thereupon and thereafter be deemed to represent a like number of shares of Series A Stock;

CERTIFICATE OF FORMATION OF A. H. BELO TEXAS, INC.

(iii)

A corporation wholly owned by such Series B Holder and/or such Series B Holder’s Family Members or a partnership or limited liability company in which all of the partners or members are, and all of the partnership or membership interests are owned by, such Series B Holder and/or such Series B Holder’s Family Members, provided that if by reason of any change in the ownership of such stock or partners or members or partnership or membership interests, such corporation, partnership or limited liability company would no longer qualify as a Permitted Transferee of such Series B Holder, all shares of Series B Stock then held by such corporation, partnership or limited liability company shall immediately and automatically, without further act or deed on the part of the corporation or any other person, be converted into shares of Series A Stock on a share-for-share basis, and stock certificates formerly representing such shares of Series B Stock shall thereupon and thereafter be deemed to represent a like number of shares of Series A Stock;

(iv)

An organization established by the Series B Holder or such Series B Holder’s Family Members, contributions to which are deductible for federal income, estate, or gift tax purposes (a “Charitable Organization”) and a majority of whose governing board at all times consists of the Series B Holder and/or one or more of the Permitted Transferees of such Series B Holder, or any successor to such Charitable Organization meeting such definition; provided that if by reason of any change in the composition of the governing board of such Charitable Organization, such Charitable Organization shall no longer qualify as a Permitted Transferee of such Series B Holder, all shares of Series B Stock then held by such Charitable Organization shall immediately and automatically, without further act or deed on the part of the corporation or any other person, be converted into shares of Series A Stock on a share-for-share basis, and stock certificates formerly representing such shares of Series B Stock shall thereupon and thereafter be deemed to represent a like number of shares of Series A Stock; and

(v)

The executor, administrator, or personal representative of the estate of a deceased Series B Holder or the guardian, conservator or legal representative of a Series B Holder adjudged disabled or incompetent by a court of competent jurisdiction, acting in his capacity as such.

b.

In the case of a Series B Holder holding the shares of Series B Stock as trustee pursuant to a trust other than a trust described in subparagraph F.1.c below, Permitted Transferees shall include only the following:

(i)

any successor trustee of such trust who is described in subparagraph F.1.b(ii) below, or who is not and will not thereby become, an Interested Shareholder of the corporation (as defined in subparagraph 3.2. of Article Eleven); and

(ii)	the person who established such trust and any Permitted Transferee of such person, determined in accordance with paragraph (a) above.

c.

In the case of a Series B Holder holding the shares of Series B Stock as trustee pursuant to a trust that was irrevocable on the Series B Record Date (a “Transferor Trust”), Permitted Transferees shall include only the following:

(i)

any successor trustee of such Transferor Trust who is described in subparagraph F.1.c (ii) or (iii) below, or who is not, and will not thereby become, an Interested Shareholder of the corporation (as defined in subparagraph 3.2. of Article Eleven);

(ii)

any person to whom or for whose benefit the principal or income may be distributed either during or at the end of the term of such Transferor Trust whether by power of appointment or otherwise, and any Permitted Transferee of such person, determined pursuant to paragraph (a) above; and

CERTIFICATE OF FORMATION OF A. H. BELO TEXAS, INC.

(iii)	any Family Member of the person who established such Transferor Trust.

d.

In the case of a record (but not beneficial) owner of the Series B Stock as a nominee for the person who was the beneficial owner thereof on the Series B Record Date (as defined below), Permitted Transferees shall include only such beneficial owner and a Permitted Transferee of such beneficial owner.

e.

In the case of a Series B Holder that is a partnership or limited liability company and the beneficial owner of the shares of Series B Stock proposed to be transferred, Permitted Transferees shall include only the following:

(i)	any partner of such partnership or member of such limited liability company who was also a partner of such partnership or member of such limited liability company on the Series B Record Date;

(ii)

any person transferring shares of Series B Stock to such partnership or limited liability company after the Series B Record Date (provided, however, that such transferor may not receive shares of Series B Stock in excess of the shares transferred by the transferor to such partnership or limited liability company); and

(iii)

any Permitted Transferee of such person referred to in subparagraph F.1.e(i) or F.1.e(ii) above (not in excess of the number of shares that such person is entitled to receive pursuant to this subparagraph F.1.e).

f.	In the case of a Series B Holder that is a corporation and the beneficial owner of the shares of Series B Stock proposed to be transferred, Permitted Transferees shall include only the following:

(i)

any shareholder of such corporation on the Series B Record Date who receives shares of Series B Stock pro rata to his stock ownership in such corporation through a dividend or through a distribution made upon liquidation of such corporation;

(ii)

any person transferring shares of Series B Stock to such corporation after the Series B Record Date (provided, however, that such transferor may not receive shares of Series B Stock in excess of the shares transferred by the transferor to such corporation);

(iii)

any Permitted Transferee of such shareholder or person referred to in subparagraph F.1.f(i) or (ii) above (not in excess of the number of shares that such shareholder or person is entitled to receive pursuant to this subparagraph F.1.f); and

(iv)

the survivor of a merger or consolidation of such corporation if those persons who owned beneficially sufficient shares entitled to elect at least a majority of the entire board of directors of such constituent corporation immediately prior to the merger or consolidation own beneficially sufficient shares entitled to elect at least a majority of the entire board of directors of the surviving corporation, provided that if by reason of any change in the ownership of such stock such surviving corporation would no longer qualify as a Permitted Transferee, all shares of Series B Stock then held by such surviving corporation shall immediately and automatically, without further act or deed on the part of the corporation or any other person, be converted into shares of Series A Stock on a share-for-share basis, and stock certificates formerly representing such shares of Series B Stock shall thereupon and thereafter be deemed to represent a like number of shares of Series A Stock.

For purposes of this subparagraph F.1.f, a mutual company shall be treated as a corporation, and the persons holding voting interests therein shall be treated as shareholders.

CERTIFICATE OF FORMATION OF A. H. BELO TEXAS, INC.

g.

In the case of a Series B Holder who is the executor, administrator or personal representative of the estate of a deceased Series B Holder or the guardian, conservator or legal representative of a disabled or incompetent Series B Holder, Permitted Transferees shall include only a Permitted Transferee of such deceased, disabled, or incompetent Series B Holder.

2.

Notwithstanding anything to the contrary set forth herein, any Series B Holder may pledge such holder’s shares of Series B Stock to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee, provided that such shares shall not be transferred to or registered in the name of the pledgee and shall remain subject to the provisions of this paragraph F. In the event of foreclosure or other similar action by the pledgee, such pledged shares of Series B Stock may only be transferred to a Permitted Transferee of the pledgor or converted into shares of Series A Stock, as the pledgee may elect.

3.	For purposes of this paragraph F:

a.	The relationship of any person that is derived by or through legal adoption shall be considered a natural one;

b.	Each joint owner of shares of Series B Stock shall be considered a Series B Holder of such shares;

c.	A minor for whom shares of Series B stock are held pursuant to a Uniform Gifts to Minors Act or similar law shall be considered a Series B Holder of such shares;

d.	Unless otherwise specified, the term “person” means both natural persons and legal entities; and

e.	The “Series B Record Date” shall mean 5:00 p.m., Eastern Time, on January 31, 2008.

4.

Any purported transfer of shares of Series B Stock not permitted hereunder shall result in the conversion of the transferee’s shares of Series B Stock into shares of Series A Stock, effective on the date on which certificates representing such shares are presented for transfer on the stock transfer record books of the corporation; provided, however, that if the corporation should determine that such shares were not so presented for transfer within 20 days after the date of such sale, transfer, assignment, or other disposition, the transfer date shall be the actual date of such sale, transfer, assignment, or other disposition as determined in good faith by the Board of Directors or its appointed agent. The corporation may, as a condition to the transfer or the registration of transfer of shares of Series B Stock to a purported Permitted Transferee, require the furnishing of such affidavits or other proof as it deems necessary to establish that such transferee is a Permitted Transferee. If no indication to the contrary is supplied at the time shares of Series B Stock are presented for transfer, the transfer shall be presumed by the corporation to be a transfer to a person other than a Permitted Transferee.

G.	Registration of Series B Stock

1.

Shares of Series B Stock shall be registered in the name(s) of the beneficial owner(s) thereof (as hereafter defined) and not in “street” or “nominee” names; provided, however, certificates representing shares of Series B Stock issued as a stock dividend on the corporation’s then outstanding Common Stock may be registered in the same name and manner as the certificates representing the shares of Common Stock with respect to which the shares of Series B Stock were issued. For the purposes of paragraphs F and G of this Section 2, the term “beneficial owner(s)” of any shares of Series B Stock shall mean the person or persons who possess the power to vote or dispose, or to direct the voting or disposition, of such shares and “beneficially owned” shares shall refer to shares owned by such a beneficial owner.

2.

The corporation shall note conspicuously on the certificates representing the shares of Series B Stock that there are restrictions on transfer and registration of transfer imposed by paragraphs F and G of this Section 2.

CERTIFICATE OF FORMATION OF A. H. BELO TEXAS, INC.

H.	Priority of Preferred Stock

1.

The Series A Stock, Series B Stock, and Series C Stock are subject to all the powers, rights, privileges, preferences, and priorities of the Preferred Stock as may be stated herein and as shall be stated and expressed in any resolution or resolutions adopted by the Board of Directors providing for the issuance of any series of Preferred Stock, pursuant to authority expressly granted to and vested in it by the provisions of this Article Four.

I.	Liquidation, Dissolution, or Winding Up

1.

In the event of any liquidation, dissolution, or winding up of the corporation, whether voluntary or involuntary (sometimes referred to as liquidation), after payment or provision for payment of the debts and other liabilities of the corporation and the preferential amounts to which the holders of any stock ranking prior to the Series A Stock, the Series B Stock, and the Series C Stock, if any, in the distribution of assets shall be entitled upon liquidation, the holders of the Series A Stock, the Series B Stock, and the Series C Stock, if any, and the holders of any other stock ranking on a parity with the Series A Stock, the Series B Stock, and the Series C Stock, if any, in the distribution of assets upon liquidation shall be entitled to share pro rata in the remaining assets of the corporation according to their respective interests.

SECTION 3. Preferred Stock.

The Board of Directors of the corporation is hereby expressly vested with authority to issue up to 2,000,000 shares of Preferred Stock, par value $.01 per share, in series. The Board of Directors is expressly vested with authority to establish series of such Preferred Stock, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences, and rights of each such series and the qualifications, limitations or restrictions thereof, all in the manner provided by the TBOC. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

a.	The number of shares constituting that series and the distinctive designation of that series;

b.

The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

c.	Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

d.

Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

e.

Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

f.	Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

g.

The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and

h.	Any other relative rights, preferences and limitations of that series.

CERTIFICATE OF FORMATION OF A. H. BELO TEXAS, INC.

Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the shares of Common Stock with respect to the same dividend period.

If upon any voluntary or involuntary liquidation, dissolution or winding up of the corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

Shares of Preferred Stock which have been redeemed or converted, or which have been issued and reacquired in any manner and retired, shall have the status of authorized and unissued Preferred Stock and may be reissued by the Board of Directors as shares of the same or any other series, unless otherwise provided with respect to any series in the resolution or resolutions of the Board of Directors creating such series.

SECTION 4. General.

The Board of Directors may in its discretion issue from time to time authorized but unissued shares for such consideration as it may determine and that is permitted under the TBOC, and holders of Common Stock and Preferred Stock shall have no preemptive rights, as such holders, to purchase any shares or securities of any class, including treasury shares, which may at any time be issued or sold or offered for sale by the corporation.

Cumulative voting of shares of stock of the corporation, whether Common Stock or Preferred Stock, is hereby prohibited.

The corporation shall be entitled to treat the person in whose name any share or other security is registered as the owner thereof, for all purposes, and shall not be bound to recognize any equitable or other claim to or interest in such share or other security on the part of any other person, whether or not the corporation shall have notice thereof.

ARTICLE FIVE

The name and mailing address of the sole organizer is:

Christine E. Larkin

1954 Commerce Street

Dallas, Texas 75201

ARTICLE SIX

The number of directors constituting the initial Board of Directors is eight (8). Thereafter, the number of directors of the corporation constituting the Board of Directors shall be fixed by or in the manner provided in the Bylaws. The name and address of each person who will serve as a director until the first annual meeting of shareholders or until a successor is elected and qualified is as follows:

Name	Address
John A. Beckert	1954 Commerce Street Dallas, Texas 75201

Louis E. Caldera	1954 Commerce Street Dallas, Texas 75201

CERTIFICATE OF FORMATION OF A. H. BELO TEXAS, INC.

Name	Address
Robert W. Decherd	1954 Commerce Street Dallas, Texas 75201

Ronald D. McCray	1954 Commerce Street Dallas, Texas 75201

Tyree B. Miller	1954 Commerce Street Dallas, Texas 75201

James M. Moroney III	1954 Commerce Street Dallas, Texas 75201

John P. Puerner	1954 Commerce Street Dallas, Texas 75201

Nicole G. Small	1954 Commerce Street Dallas, Texas 75201

ARTICLE SEVEN

The corporation is to have perpetual existence.

ARTICLE EIGHT

The Board of Directors may exercise all such powers and do all such lawful acts and things as are not by statute, the Bylaws, or this Certificate of Formation directed or required to be exercised and done by the shareholders.

ARTICLE NINE

The initial Bylaws of the corporation shall be adopted by the Board of Directors. The power to alter, amend, or repeal the corporation’s Bylaws, and to adopt new Bylaws, is hereby vested in the Board of Directors, subject, however, to repeal or change by the affirmative vote of the holders of at least two-thirds of the voting power of all of the outstanding shares entitled to vote thereon. Notwithstanding any other provisions of this Certificate of Formation, or any provision of law which might otherwise permit a lesser vote or no vote, the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of the voting stock, voting together as a single class, shall be required to alter, amend, or repeal this Article Nine.

ARTICLE TEN

SECTION 1. Quorum for Meeting of Shareholders.

The holders of a majority of the voting power of all the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of the shareholders but in no event shall a quorum consist of the holders of less than one-third (1/3) of the shares entitled to vote and thus represented at such meeting.

SECTION 2. Vote Required for Fundamental Business Transactions and Certain Other Matters.

Except as otherwise provided in this Certificate of Formation and in Sections 10.005 and 10.006 of the TBOC, for purposes of (1) the approval of a Fundamental Business Transaction (as defined in Section 1.002(32) of the

CERTIFICATE OF FORMATION OF A. H. BELO TEXAS, INC.

TBOC) under Section 21.457 of the TBOC, and (2) the approval under Section 21.364 of the TBOC of those Fundamental Actions described in subsections (a)(2), (3), (4) and (5) of Section 21.364 (or as such matters may be defined under any successor provisions of Texas law), the affirmative vote of the holders of at least two-thirds of the voting power of all of the outstanding shares of stock entitled to vote thereon, voting together as a single class, shall be required in addition to any separate vote of a class or series of shares that may otherwise be required by the TBOC, this Certificate of Formation or any Certificate of Designation. Notwithstanding any other provisions of this Certificate of Formation, or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of shares required by law, this Certificate of Formation or any Certificate of Designation, the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares entitled to vote thereon, voting together as a single class, shall be required to alter, amend, or repeal this Section 2 of Article Ten.

SECTION 3. Vote Required for Amendments to the Certificate of Formation.

Except as otherwise provided in this Certificate of Formation, the affirmative vote of the holders of a majority of the voting power of all the outstanding shares of stock entitled to vote with respect to an amendment of this Certificate of Formation (including any amendment described in Section 21.364(a)(1) of the TBOC), voting together as a single class, shall be required to approve such an amendment, in addition to any separate vote of a class or series of shares that may otherwise be required by the TBOC, this Certificate of Formation or any Certificate of Designation.

SECTION 4. Successor Provisions of the TBOC.

Any reference to a Section of the TBOC in this Article Ten shall also be deemed a reference to any successor provision thereto under Texas law.

ARTICLE ELEVEN

The shareholder vote required to approve Business Combinations (as hereinafter defined) shall be as set forth in this Article Eleven.

SECTION 1.

1.	Except as otherwise expressly provided in Section 2 of this Article Eleven:

a.

any merger or combination of the corporation or any Subsidiary (as hereinafter defined) with (i) any Interested Shareholder (as hereinafter defined), or (ii) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Shareholder; or

b.

any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of any assets of the corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of $25,000,000 or more; or

c.

the issuance or transfer by the corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $25,000,000 or more; or

d.	the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or on behalf of any Interested Shareholder or any Affiliate of any Interested Shareholder; or

CERTIFICATE OF FORMATION OF A. H. BELO TEXAS, INC.

e.

any reclassification of securities (including any reverse stock split), or recapitalization of the corporation, or any merger or consolidation of the corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving any Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the corporation or any Subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate of any Interested Shareholder;

shall require the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all the then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors (hereinafter in this Article Eleven referred to as the “Voting Stock”), voting together as a single class (it being understood that, for purposes of this Article Eleven, each share of stock shall have the number of votes granted to it pursuant to Article Four of this Certificate of Formation or any statement of designations of the rights, powers and preferences of any class or series of stock made pursuant to Article Four (a “Statement of Designations”)). Such affirmative vote shall be required notwithstanding any other provisions of this Certificate of Formation (other than Section 2 of this Article Eleven but only to the extent provided therein) or any provision of law or of any agreement with any national securities exchange which might otherwise permit a lesser vote or no vote, but such affirmative vote shall be required in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Certificate of Formation or any Statement of Designations.

2.	The term “Business Combination” as used in this Article Eleven shall mean any transaction which is referred to in any one or more of subparagraphs (a) through (e) of this Section 1.

SECTION 2.

The provisions of Section 1 of this Article Eleven shall not be limited to any particular Business Combination, and a Business Combination shall require only such affirmative vote as is required by law, any other provision of this Certificate of Formation (other than Section 1 of this Article Eleven), any Statement of Designations, or any agreement with any national securities exchange, if, in the case of a Business Combination that does not involve any cash or other consideration being received by the shareholders of the corporation solely in their respective capacities as shareholders of the corporation, the condition specified in the following paragraph l of this Section 2 is met, or, in the case of any other Business Combination, the conditions specified in either of the following paragraphs l or 2 of this Section 2 are met:

1.

The Business Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined), it being understood that this condition shall not be capable of satisfaction unless there is at least one Continuing Director; or

2.	All of the following conditions shall have been met:

a.

the consideration to be received by holders of shares of a particular class of outstanding Voting Stock shall be in cash or in the same form as the Interested Shareholder has paid for shares of such class of Voting Stock within the two-year period ending on and including the date on which the Interested Shareholder became an Interested Shareholder (the “Determination Date”). If within such two-year period the Interested Shareholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration to be received per share by holders of shares of such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock acquired by the Interested Shareholder within such two-year period.

b.

the aggregate amount of the cash and the Fair Market Value, as of the date (the “Consummation Date”) of the consummation of the Business Combination, of the consideration other than cash to be received per share by holders of Common Stock in such

CERTIFICATE OF FORMATION OF A. H. BELO TEXAS, INC.

Business Combination shall be at least equal to the highest of the following (it being intended that the requirements of this subparagraph 2.b shall be required to be met with respect to all shares of Common Stock outstanding whether or not the Interested Shareholder has previously acquired any shares of Common Stock):

(i)

(if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Shareholder for any shares of Common Stock acquired by it within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the “Announcement Date”), or in the transaction in which it became an Interested Shareholder, whichever is higher; plus interest compounded annually from the Determination Date through the Consummation Date at the prime rate of interest of JPMorgan Chase Bank, N.A. (or such other major bank as may be selected by the Continuing Directors) from time to time in effect, less the aggregate amount of any cash dividends paid, and the Fair Market Value of any dividends paid in form other than cash, on each share of Common Stock from the Determination Date through the Consummation Date in an amount up to but not exceeding the amount of interest so payable per share of Common Stock; or

(ii)	the Fair Market Value per share of Common Stock on the Announcement Date or on the Determination Date, whichever is higher; or

(iii)

(if applicable) the price per share equal to the Fair Market Value per share of the Common Stock determined pursuant to subparagraph 2.b(ii) above, multiplied by the ratio of (A) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Shareholder for any shares of Common Stock acquired by it within the two-year period immediately prior to the Announcement Date to (B) the Fair Market Value per share of Common Stock on the first day in such two-year period upon which the Interested Shareholder acquired any shares of Common Stock; or

(iv)

an amount per share determined by multiplying the earnings per share of Common Stock for the four full consecutive fiscal quarters of the corporation immediately preceding the Consummation Date of such Business Combination by the then price/earnings multiple (if any) of such Interested Shareholder as customarily computed and reported in the financial community; provided, that for the purposes of this subparagraph 2.b(iv), if more than one person constitutes the Interested Shareholder involved in the Business Combination, the price/earnings multiple (if any) of the person having the highest price/earnings multiple shall be used for the computation in this subparagraph 2.b(iv).

c.

the aggregate amount of the cash and the Fair Market Value as of the Consummation Date of the Business Combination of consideration other than cash to be received per share by holders of shares of any other class of outstanding Voting Stock shall be at least equal to the highest of the following (it being intended that the requirements of this subparagraph 2.c shall be required to be met with respect to every class of outstanding Voting Stock whether or not the Interested Shareholder has previously acquired any shares of a particular class of Voting Stock):

(i)

(if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Shareholder for any shares of such class of Voting Stock acquired by it within the two-year period immediately prior to the Announcement Date or in the transaction in which it became an Interested Shareholder, whichever is higher, plus interest compounded annually from

CERTIFICATE OF FORMATION OF A. H. BELO TEXAS, INC.

the Determination Date through the Consummation Date at the prime rate of interest of JPMorgan Chase Bank, N.A. (or such other major bank as may be selected by the Continuing Directors) from time to time in effect, less the aggregate amount of any cash dividends paid and the Fair Market Value of any dividends paid in form other than cash, on each share of Voting Stock from the Determination Date through the Consummation Date in an amount up to but not exceeding the amount of interest so payable per share of Voting Stock; or

(ii)

(if applicable) the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation; or

(iii)	the Fair Market Value per share of such class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher; or

(iv)

(if applicable) the price per share equal to the Fair Market Value per share of such class of Voting Stock determined pursuant to subparagraph 2.c(iii)above, multiplied by the ratio of (A) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Shareholder for any shares of such class of Voting Stock acquired by it within the two-year period immediately prior to the Announcement Date to (B) the Fair Market Value per share of such class of Voting Stock on the first day in such two-year period upon which the Interested Shareholder acquired any shares of such class of Voting Stock.

d.	After such Interested Shareholder has become an Interested Shareholder and prior to the Consummation Date of such Business Combination:

(i)

except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on the outstanding Preferred Stock, if any,

(ii)

there shall have been (A) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Continuing Directors, and (B) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors, and

(iii)

such Interested Shareholder shall have not become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Shareholder becoming an Interested Shareholder.

e.

After such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantage provided by the corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

f.

A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public shareholders of the corporation at least thirty (30) days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

CERTIFICATE OF FORMATION OF A. H. BELO TEXAS, INC.

SECTION 3.

For the purposes of this Article Eleven:

1.	A “person” shall mean any individual, firm, corporation, or other entity.

2.	“Interested Shareholder” shall mean any person (other than the corporation or any Subsidiary and other than any one or a group of more than one Continuing Director) who or which:

a.	is the beneficial owner, directly or indirectly, of more than ten per cent of the voting power of the outstanding Voting Stock; or

b.

is an Affiliate of the corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of ten per cent or more of the voting power of the then-outstanding Voting Stock; or

c.

is an assignee of or has otherwise succeeded to any shares of the Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

For the purposes of determining whether a person is an Interested Shareholder pursuant to paragraph 2 of this Section 3 immediately above, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph 3 of this Section 3 below, but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

3.	A person shall be a “beneficial owner” of any Voting Stock which:

a.

such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns (which for purposes of this definition shall mean possession of the power to vote or dispose of, or to direct the voting or disposition of, such Voting Stock), directly or indirectly; or

b.

such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

c.

is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

4.	“Affiliate” or “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934.

5.

“Subsidiary” means any corporation of which a majority of any class of equity securities is owned, directly or indirectly, by the corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in paragraph 2 of this Section 3 the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity securities is owned, directly or indirectly, by the corporation.

6.

“Continuing Director” means any member of the Board of Directors of the corporation (the “Board”) who is unaffiliated with the Interested Shareholder and was a member of the Board prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Continuing Director who is unaffiliated with the Interested Shareholder and is recommended to succeed a Continuing Director by a majority of the Continuing Directors then on the Board. For the avoidance

CERTIFICATE OF FORMATION OF A. H. BELO TEXAS, INC.

of doubt, as of immediately following the merger of A. H. Belo Corporation, a Delaware corporation, with and into the corporation (the “Effective Date”), each member of the Board of Directors who is unaffiliated with an Interested Shareholder as of the Effective Date (i.e., each of John A. Beckert, Louis E. Caldera, Ronald D. McCray, Tyree B. Miller, John P. Puerner and Nicole G. Small) shall be a Continuing Director with respect to such Interested Shareholder unless and until such member of the Board of Directors is no longer unaffiliated with such Interested Shareholder.

7.	“Fair Market Value” means:

a.

in the case of stock, the highest closing price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on any system then in use or, if no such quotations are available, the Fair Market Value on the date in question of a share of such stock as determined by the Board in good faith; and

b.	in the case of property other than cash or stock, the Fair Market Value of such property on the date in question as determined by the Board in good faith.

8.

In the event of any Business Combination in which the corporation survives, the phrase “consideration other than cash to be received” as used in subparagraphs 2.b and 2.c of Section 2 of this Article Eleven shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

9.

With respect to references in this Article Eleven to periods that are wholly or partly prior to the Effective Date (as defined in paragraph 6 of this Section 3), references to the “corporation” shall be deemed to include A. H. Belo Corporation, a Delaware corporation, and references to “Voting Stock”, “Common Stock” or “stock” of any class or series of the corporation shall be deemed to include the Voting Stock, Common Stock or stock of the class or series of A. H. Belo Corporation, a Delaware corporation, that in the merger of A. H. Belo Corporation, a Delaware corporation, with and into the corporation were converted into equivalent shares of Voting Stock, Common Stock or stock of any class or series of the corporation.

SECTION 4.

A majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such determination as is hereinafter in this Section 4 specified to be made by the Board) shall have the power to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article Eleven, including, without limitation, (1) whether a person is an Interested Shareholder, (2) the number of shares of Voting Stock beneficially owned by any person, (3) whether a person is an Affiliate or an Associate of another, (4) whether the applicable conditions set forth in paragraph 2 of Section 2 of this Article Eleven have been met with respect to any Business Combination, and (5) whether the assets which are the subject of any Business Combination referred to in subparagraph 1.1.b of Section 1 of this Article Eleven have, or the consideration to be received for the issuance or transfer of securities by the corporation or any Subsidiary in any Business Combination referred to in subparagraph 1.1.c has, an aggregate Fair Market Value of $25,000,000 or more.

SECTION 5.

Nothing contained in this Article Eleven shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

CERTIFICATE OF FORMATION OF A. H. BELO TEXAS, INC.

SECTION 6.

Notwithstanding any other provisions of this Certificate of Formation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Certificate of Formation or any Statement of Designations, the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal this Article Eleven.

ARTICLE TWELVE

Meetings of shareholders may be held within or without the State of Texas as the Bylaws may provide. Elections of directors need not be by written ballot.

ARTICLE THIRTEEN

No action required to be taken or which may be taken at any annual or special meeting of shareholders of the corporation by less than unanimous consent of the shareholders may be taken without a meeting, and the power of shareholders to consent in writing, without a meeting, to the taking of any such action is specifically denied.

ARTICLE FOURTEEN

No director of the corporation shall be liable to the corporation or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except that this Article Fourteen does not eliminate or limit the liability of a director to the extent the director is found liable under applicable law for (i) a breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or involves intentional misconduct or a knowing violation of law, (iii) a transaction from which the director received an improper benefit, regardless of whether the benefit resulted from an action taken within the scope of the director’s duties, or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute. If the TBOC or other applicable law is amended to authorize corporate action further eliminating or limiting the liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the TBOC or other applicable law, as so amended. Any repeal or modification of the foregoing provisions of this Article Fourteen by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

ARTICLE FIFTEEN

This document becomes effective upon filing with the Secretary of State of Texas.

CERTIFICATE OF FORMATION OF A. H. BELO TEXAS, INC.

IN WITNESS WHEREOF, the undersigned affirms that the person designated as registered agent has consented to the appointment. The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty or perjury that the undersigned is authorized to execute the filing instrument.

Date: February 15, 2018

ORGANIZER

/s/ Christine E. Larkin
Christine E. Larkin

CERTIFICATE OF FORMATION OF A. H. BELO TEXAS, INC.

EXHIBIT III

BYLAWS

OF

A. H. BELO TEXAS, INC.

(A Texas Corporation)

Effective February 15, 2018

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ARTICLE I

OFFICES

Section 1.    Registered Office. The registered office of the corporation shall be located in the City of Dallas, County of Dallas, State of Texas.

Section 2.    Other Offices. The corporation also may have offices at such other places both within and without the State of Texas as the Board of Directors may from time to time determine or as the business of the corporation may require.

ARTICLE II

MEETINGS OF THE SHAREHOLDERS

Section 1.    Place of Meetings. All meetings of the shareholders for the election of directors or for any other proper purpose, including any special meeting of shareholders regardless of by whom called, shall be held at such time and place, within or without the State of Texas, as the Board of Directors may from time to time designate, as stated in the notice of such meeting or a duly executed waiver of notice thereof. Notwithstanding the foregoing, the Board of Directors may, in its sole discretion, determine that a meeting shall not be held at any place, but may instead be held by means of remote communications, subject to the laws of the Texas and such guidelines and procedures as the Board of Directors may adopt from time to time.

Section 2.    Annual Meeting. An annual meeting of the shareholders shall be held on such date and at such time as shall be designated from time to time by the Board of Directors. At such meeting at which a quorum is present, the shareholders entitled to vote in the election of directors shall elect, by a plurality of the votes cast of all of the shares present in person or represented by proxy at the meeting and entitled to vote thereon, a Board of Directors and may transact such other business as properly may be brought before the meeting.

Section 3.    Special Meeting. (a) Special meetings of the shareholders may be called only by the Chief Executive Officer, by the President, by the Board of Directors or by a request (a “Special Meeting Request”) of the holders of record of, in the aggregate, not less than one-fifth of the voting power of all shares entitled to vote at the meeting (the “Requisite Holders”). To be in proper form, a Special Meeting Request must comply with this Section 3. The Board of Directors shall determine whether a Special Meeting Request is in proper form and such determination shall be binding on the corporation and the shareholders, and if the Board of Directors should so determine, the Board of Directors shall so declare that any business not properly set forth in the Special Meeting Request shall not be transacted.

(b)    If a Special Meeting Request is in proper form, the Secretary shall call such special meeting; provided, however, that the date of such special meeting shall not be more than one-hundred twenty (120) days after the date on which such Special Meeting Request was delivered to the Secretary; provided, further, that the Board of Directors may (in lieu of calling the special meeting requested in such Special Meeting Request) present an identical or substantially similar item of business (a “Similar Item”; the election of directors shall be deemed a “Similar Item” with respect to all items of business involving the election or removal of directors), as determined in good faith by the Board of Directors, for shareholder approval at any other meeting of the shareholders that is held not less than one hundred twenty (120) days after the date on which such Special Meeting Request was delivered to the Secretary.

(c)    Notwithstanding anything in these Bylaws to the contrary, a Special Meeting Request shall not be valid and the special meeting requested in such Special Meeting Request shall not be called by the Secretary if (i) such Special Meeting Request relates to an item of business that is not a proper subject for shareholder action under applicable law, (ii) such Special Meeting Request is delivered to the Secretary during the period commencing ninety (90) days prior to the one-year anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting, (iii) a Similar Item was presented at any meeting of shareholders held within one hundred twenty (120) days prior to the date on which such Special Meeting Request was delivered to the Secretary or (iv) a Similar Item is included in the corporation’s notice of meeting as an item of business to be presented at a shareholders meeting that has been called but not yet held. The Board of Directors may adjourn or reschedule any previously scheduled special meeting of the shareholders.

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(d)    To be in proper form for purposes of this Section 3, a Special Meeting Request shall:

(i)    be in writing, signed by each Requesting Person (as defined in Section 3(e)) and delivered to the Secretary at the principal executive offices of the corporation;

(ii)    as to each Requesting Person, set forth the Shareholder Information (as defined in Section 12(b)(ii), except that, for purposes of this Section 3(d)(ii), the term “Requesting Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 12(b)(ii));

(iii)    as to each Requesting Person, set forth any Disclosable Interests (as defined in Section 12(b)(iii), except that, for purposes of this Section 3(d)(iii), the term “Requesting Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 12(b)(iii); provided, however, that the disclosure in clause (I) of Section 12(b)(iii) shall be made with respect to each item of business, if any, that the Requisite Holders propose to bring before the special meeting);

(iv)    as to each item of business that the Requisite Holders propose to bring before the special meeting, set forth the Proposal Information (as defined in Section 12(b)(i));

(v)    include (A) an agreement by each Requisite Holder to immediately deliver written notice to the Secretary at the principal executive offices of the corporation in the case of any disposition, on or prior to the record date for the special meeting requested in the Special Meeting Request, of any shares of common stock of the corporation held of record by such Requisite Holder and (B) an acknowledgement that (1) any such disposition shall be deemed a revocation of the Special Meeting Request to the extent of such disposition and (2) if, following such deemed revocation, the Requisite Holders hold of record, in the aggregate, less than one-fifth of the voting power of all outstanding shares of common stock of the corporation, there shall be no obligation to hold such special meeting;

(vi)    as to each Requisite Holder, set forth (A) a summary of any material discussions regarding the business proposed to be brought before the meeting (I) between or among any of the Requisite Holders or (II) between or among any Requisite Holder and any other record or beneficial holder of the shares of any of the corporation’s securities (including their names) and (B) a representation whether the Requisite Holder will engage in a solicitation with respect to any nomination or proposal to be brought before the meeting and, if so, the name of each participant (as defined in Item 4 of Schedule 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) in such solicitation and whether such person or group intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of voting power of the corporation’s outstanding capital stock required to elect the nominee or approve the proposal (in person or by proxy); and

(vii)    as to each Requisite Holder, include such Requisite Holder’s written consent to the public disclosure of information provided pursuant to clauses (i) – (vi) of this Section 3(d) and Section 3(f).

Any Requisite Holder seeking to nominate a person for election to the Board of Directors must also comply with Section 13.

(e)    For purposes of this Section 3, the term “Requesting Person” shall mean (i) each Requisite Holder, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the Special Meeting Request is being delivered to the Secretary and (iii) any affiliate or associate of such shareholder or beneficial owner. For purposes of these Bylaws, shares shall be treated as “beneficially owned” by a person if the person beneficially owns such shares, directly or indirectly, for purposes of Section 13(d) of the Exchange Act.

(f)    The Requisite Holders giving a Special Meeting Request shall further update and supplement such Special Meeting Request, if necessary, so that the information provided or required to be provided in such Special Meeting Request shall be true and correct as of the record date for the special meeting requested to be called pursuant to such Special Meeting Request and as of the date that is ten (10) business days prior to the special meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary at the principal executive offices of the corporation not later than five (5) business days after the record date for the special meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight (8) business days prior to the date for the special meeting or, if practical, any

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adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the special meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the special meeting or any adjournment or postponement thereof).

(g)    Notwithstanding anything in these Bylaws to the contrary, except as otherwise required by law, if none of the Requisite Holders giving a Special Meeting Request appears or sends a Qualified Representative to present the business proposed by the Requisite Holders to be brought before the special meeting requested in such Special Meeting Request, such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the corporation. For purposes of these Bylaws, to be considered a “Qualified Representative” of the shareholder, a person must be authorized by a writing executed by such shareholder, or an electronic transmission delivered by such shareholder, to act for such shareholder as proxy at the meeting of the shareholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of the shareholders.

(h)    The Requisite Holders may revoke a Special Meeting Request by written revocation delivered to the corporation at any time prior to the special meeting requested in such Special Meeting Request; provided, however, that the Board of Directors shall have the discretion to determine whether or not to proceed with the special meeting.

Section 4.    Notice of Annual or Special Meeting. The Chief Executive Officer or the Board of Directors shall fix the place, if any, means of remote communication, if any, date and time of each annual or special meeting, and in the case of a special meeting, the purpose or purposes for which the meeting is called, all of which shall be set forth in the notice of such meeting. Subject to Section 21.456 of the Texas Business Organizations Code, as amended (the “TBOC”), notice thereof shall be given at the direction of the Chief Executive Officer, President, Secretary or other person calling the meeting, and shall be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting, either personally or by mail in writing, or by electronic transmission, by or at the direction of, the Chief Executive Officer, the President or the Secretary, to each shareholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, addressed to the shareholder at his or her address as it appears on the transfer records of the corporation, with postage thereon prepaid. If given by electronic transmission, such notice shall be deemed to be given at the time provided in the TBOC. If a meeting is held by means of remote communication, the notice must include information on how to access the list of shareholders entitled to vote at the meeting.

Section 5.    Business at Special Meeting. The business transacted at any special meeting of the shareholders shall be limited to the purposes stated in the notice thereof provided by the corporation pursuant to Section 3(b) and Section 4 of this Article II. Notwithstanding anything in these Bylaws to the contrary, the Board of Directors may submit its own proposal or proposals for consideration at a special meeting. Shareholders shall not be permitted to propose business to be brought before a special meeting of the shareholders unless such business is brought pursuant to a Special Meeting Request that is timely delivered to the corporation in proper form or in accordance with Section 13 of this Article II.

Section 6.    Quorum of Shareholders. Unless otherwise provided in the Certificate of Formation, the holders of a majority of the voting power of all of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of the shareholders but in no event shall a quorum consist of the holders of less than one-third (1/3) of the shares entitled to vote and thus represented at such meeting. If, however, a quorum shall not be present or represented at any meeting of the shareholders, shareholders holding a majority of the voting power of the shares present or represented by proxy at the meeting shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.

Section 7.    Act of Shareholders’ Meeting. The vote of the holders of a majority of the voting power of all the shares entitled to vote on the applicable matter and represented in person or by proxy at a meeting at which a quorum is present shall be the act of the shareholders’ meeting, unless the vote of a greater number is required by

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law or the Certificate of Formation; provided, however, that the election of directors shall be approved by a plurality of the votes cast by shareholders present in person or represented by proxy at the shareholders’ meeting at which a quorum is present and who are entitled to vote thereon.

Section 8.    Voting of Shares. Each outstanding share shall be entitled to the number of votes per share as provided in the Certificate of Formation and the Statement of Designation, if any, which relates to such share, on each matter submitted to a vote at a meeting of the shareholders. At each election of directors, every shareholder entitled to vote at such election shall have the right to vote, in person or by proxy, the number of votes allotted to the shares owned by him or her for as many persons as there are directors to be elected and for whose election he or she has the right to vote. Cumulative voting in the election of directors or otherwise is expressly prohibited by the Certificate of Formation.

Section 9.    Proxies. At any meeting of the shareholders, each shareholder having the right to vote shall be entitled to vote either in person or by proxy. Any such proxy or evidence thereof shall be delivered to the secretary of such meeting at or prior to the time designated by the chairman of the meeting or in the order of business for so delivering such proxies. No proxy shall be voted or acted upon after eleven (11) months from its date, unless the proxy provides for a longer period. Each proxy shall be revocable unless expressly provided therein to be irrevocable and unless otherwise made irrevocable by law. Unless required by statute or determined by the chairman of the meeting to be advisable, the vote on any question need not be by ballot. On a vote by ballot, each ballot shall be signed by the shareholder voting or by such shareholder’s proxy, if there be such proxy.

Section 10.    Voting List. The officer or agent having charge of the transfer records for shares of the corporation shall make, not later than the eleventh (11th day) before each meeting of the shareholders, a complete list of the shareholders entitled to vote at such meeting or any adjournment thereof, arranged in alphabetical order, with the address of and number of shares of each class or series of the corporation’s stock registered in the name of each shareholder and the number of votes each shareholder is entitled to cast, which list, for a period of at least ten (10) days prior to such meeting, shall be open to the inspection of any shareholder, for any purpose germane to the meeting (i) on a reasonably accessible and reasonably secure electronic network in accordance with the requirements of the TBOC; provided, that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during regular business hours, at the principal executive office of the corporation. If the meeting is to be held at a place, such list shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any shareholder during the whole time of the meeting. If the meeting is to be held by means of remote communication, then such list shall also be open to the inspection of any shareholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. The corporation shall be entitled to rely upon the transfer records as the only evidence as to who are the shareholders entitled to inspect the transfer records or to vote in person or by proxy at any such meeting of shareholders.

Section 11.    Order of Business. Meetings of shareholders shall be presided over by the Chairman of the Board of Directors, if any, or in his or her absence, by the Vice Chairman of the Board of Directors, if any, or in his or her absence, by the Chief Executive Officer, or in his or her absence, by the President or an Executive Vice President or a Senior Vice President, or in the absence of the foregoing persons, by a chairman designated by the Board of Directors. The Secretary shall act as secretary of the meeting, but in the Secretary’s absence the chairman of the meeting may appoint any person to act as secretary of the meeting. The order of business of each meeting of the shareholders of the corporation shall be determined by the chairman of the meeting. The chairman of the meeting shall have the right and authority to prescribe such rules, regulations, and procedures and to do all such acts and things as are necessary or desirable for the conduct of the meeting, including, without limitation, the establishment of procedures for the dismissal of business not properly presented, the maintenance of order and safety, limitations on the time allotted to questions or comments on the affairs of the corporation, restrictions on entry to such meetings after the time prescribed for commencement thereof, establishing limitations on participation in such meeting to shareholders of record of the corporation and their duly authorized and constituted proxies and such other persons as the chairman shall permit, opening and closing of the voting polls, and adjournment of such meetings. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of shareholders shall not be required to be held in accordance with rules of parliamentary procedure.

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Section 12.    Notice of Shareholder Business at an Annual Meeting.

(a)    At an annual meeting of the shareholders, only such business shall be conducted as shall have been brought before such annual meeting (a) by or at the direction of the Chief Executive Officer or the Board of Directors or (b) by any shareholder of the corporation entitled to vote at such annual meeting who was a shareholder of record of the corporation (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed, only if such beneficial owner was the beneficial owner of shares of the corporation) both at the time of giving the notice provided for in this Section 12 and at the time of the meeting, is entitled to vote at the meeting and complies with the notice procedures set forth in this Section 12. For business to be properly brought before an annual meeting, the shareholder must have given timely notice thereof in writing to the Secretary of the corporation. To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the corporation, not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting (or for a notice in connection with the corporation’s 2019 annual meeting, not less than ninety (90) days nor more than one hundred twenty (120) days prior to June 6, 2019); provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days or delayed by more than sixty (60) days from such anniversary date, then notice by the shareholder to be timely must be delivered not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which the date of the meeting is publicly disclosed. For the purposes of these Bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the corporation with the Securities Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act. In no event shall any adjournment or postponement of an annual meeting, or the announcement thereof, commence a new time period (or extend the time period) for the giving of timely notice as described above. Shareholders seeking to nominate persons for election to the Board of Directors must comply with Section 13 of this Article II and this Section 12 shall not be applicable to nominations except as expressly provided in Section 13 of this Article II.

(b)    To be in proper form, a shareholder’s notice to the Secretary of business proposed to be brought at the annual meeting shall set forth:

(i)    as to each matter the shareholder proposes to bring before the annual meeting (A) a reasonably detailed description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration), and (C) a reasonably detailed description of (1) any material interest of such shareholder in such business and (2) all contracts, agreements, arrangements and understandings (a) between or among any of the Proposing Persons (as defined in Section 12(c)) or (b) between or among any Proposing Person and any other person or persons (including their names) in connection with the proposal of such business by such shareholder (collectively, the “Proposal Information”);

(ii)    as to each Proposing Person, (a) the name and address of such Proposing Person, including, if applicable, as they appear on the corporation’s books, and (b) the class, series and number of shares of the corporation which are, directly or indirectly, held of record or beneficially owned by such Proposing Person (including any shares such Proposing Person has the right to acquire beneficial ownership of at any time in the future) (collectively, the “Shareholder Information”);

(iii)    as to each Proposing Person, (A) any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such Proposing Person, the purpose or effect of which is to give such Proposing Person economic risk similar to ownership of shares of any class or series of the corporation, including due to the fact that the value of such derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any shares of any class or series of the corporation, or which derivative, swap or other transaction or series of transactions provides, directly or indirectly, the opportunity to profit from any increase in the price or value of shares of any class or series of the corporation (any of the foregoing, a “Synthetic Equity Interest”), which Synthetic Equity Interest shall be disclosed without regard to whether (1) the derivative, swap or other transaction or series of transactions conveys any voting rights in such shares to such Proposing Person, (2) the derivative, swap or other transaction or series of transactions is required to be, or is capable of being, settled through delivery

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of such shares or (3) such Proposing Person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transaction or series of transactions, (B) any proxy (other than a revocable proxy or consent given in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to vote any shares of any class or series of the corporation, (C) any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, entered into or engaged in, directly or indirectly, by such Proposing Person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such Proposing Person with respect to shares of any class or series of the corporation, or that provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of shares of any class or series of the corporation (any of the foregoing, a “Short Interest”), (D) any performance-related fees (other than an asset-based fee) to which such Proposing Person is entitled based on any increase or decrease in the price or value of shares of any class or series of the corporation, or any Synthetic Equity Interest or Short Interest, (E) any significant equity interest or any Synthetic Equity Interest or Short Interest in any principal competitor of the corporation held by such Proposing Person, (F) any direct or indirect interest (including, without limitation, any existing or prospective commercial, business or contractual relationship) of such Proposing Person in the corporation, any affiliate of the corporation or any principal competitor of the corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (G) any pending or threatened litigation in which such Proposing Person is a party or material participant involving the corporation or any of its officers or directors, or any affiliate of the corporation, (H) any transaction occurring, in whole or in part, during the then immediately preceding twelve (12) month period between such Proposing Person, on the one hand, and the corporation, any affiliate of the corporation or any principal competitor of the corporation, on the other hand, and (I) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (I) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the shareholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner;

(iv)    as to each Proposing Person, (A) a summary of any material discussions regarding the business proposed to be brought before the meeting (I) between or among any of the Proposing Persons or (II) between or among any Proposing Person and any other record or beneficial holder of the shares of any of the corporation’s securities (including their names) and (B) a representation whether the Proposing Person will engage in a solicitation with respect to such business and, if so, the name of each participant (as defined in Item 4 of Schedule 14A under the Exchange Act) in such solicitation and whether such person or group intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of voting power of the corporation’s outstanding capital stock required to approve or adopt the business to be proposed (in person or by proxy); and

(v)    as to each Proposing Person, such Proposing Person’s written consent to the public disclosure of information provided pursuant to clauses (i) – (iv) of this Section 12(b) and Section 12(d).

(c)    For purposes of this Section 12, the term “Proposing Person” shall mean (i) the shareholder providing the notice of business proposed to be brought before an annual meeting, (ii) any beneficial owner or beneficial owners, if different, on whose behalf such business is proposed to be brought before the meeting and (iii) any affiliate or associate (each within the meaning of Rule 12b-2 under the Exchange Act for purposes of these Bylaws) of such shareholder or beneficial owner.

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(d)    A shareholder providing notice of business proposed to be brought before an annual meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary at the principal executive offices of the corporation not later than five (5) business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof).

(e)    Notwithstanding anything in these Bylaws to the contrary, except as otherwise required by law, if the shareholder (or a Qualified Representative of the shareholder) giving notice of business proposed to be brought before an annual meeting of the shareholders does not appear at such annual meeting to present such proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the corporation.

(f)    Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting of the shareholders except in accordance with the procedures set forth in this Section 12. The chairman of an annual meeting shall, if the facts warrant, determine that business was not properly brought before the meeting and in accordance with the provisions of this Section 12, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. Notwithstanding the foregoing provisions of this Section 12, a shareholder seeking to have a proposal included in the corporation’s proxy statement in addition shall comply with the requirements of Regulation 14A under the Exchange Act (including, but not limited to, Rule 14a-8 or its successor provision).

Section 13.    Notice of Shareholder Nominees.

(a)    Only persons who are nominated in accordance with the procedures set forth in these Bylaws shall be eligible for election as directors. Nominations of persons for election to the Board of Directors of the corporation may be made at an annual meeting of shareholders or a special meeting of shareholders (but only if the election of directors is a matter specified in the corporation’s notice of such special meeting given by or at the direction of the Chief Executive Officer, President, Secretary or other person calling the meeting, as the case may be) (a) by or at the direction of the Chief Executive Officer or the Board of Directors or (b) by any shareholder of the corporation entitled to vote at such meeting who was a shareholder of record of the corporation (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed, only if such beneficial owner was the beneficial owner of shares of the corporation) both at the time of giving the notice provided for in this Section 13 and at the time of the meeting and who complies with the notice procedures set forth in this Section 13. Nominations by shareholders shall be made pursuant to timely notice in writing to the Secretary of the corporation. To be timely, a shareholder’s notice (other than a notice submitted by a Requisite Holder) shall be delivered to or mailed and received at the principal executive offices of the corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting (or for a notice in connection with the corporation’s 2019 annual meeting, not less than ninety (90) days nor more than one hundred twenty (120) days prior to June 6, 2019); provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days or delayed by more than sixty (60) days from such anniversary date, then notice by the shareholder to be timely must be delivered not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which the date of the meeting is publicly disclosed. If a Requisite Holder seeks to make any nomination of a person for election to the Board of Directors at a special meeting, such Requisite Holder must, concurrently with delivery of the Special Meeting Request, deliver notice thereof in writing and in proper form in accordance with this Section 13 at the principal executive offices of the corporation. In no event shall any adjournment or postponement of an annual meeting, or the announcement thereof, commence a new time period (or extend the time period) for the giving of timely notice as described above.

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(b)    To be in proper form, a shareholder’s notice for nominations to be made at the annual or special meeting shall set forth:

(i)    as to each Nominating Person (as defined in Section 13(c)), set forth the Shareholder Information (except that, for purposes of this Section 13(b)(i), the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in 12(b)(ii));

(ii)    as to each Nominating Person, set forth any Disclosable Interests (except that, for purposes of this Section 13(b)(ii), the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 12(b)(iii) and the disclosure in Section 12(b)(iii) shall be made with respect to the election of directors at the meeting);

(iii)    as to each person whom the shareholder proposes to nominate for election or re-election as a director, (1) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in a contested election, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in a proxy statement as a nominee and to serving as a director if elected), (2) all information with respect to such proposed nominee that would be required to be set forth in a shareholder’s notice pursuant to this Section 13(b) if such proposed nominee were a Nominating Person and (3) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any other material relationships, between or among any Nominating Person, on the one hand, and each proposed nominee or any of his or her respective affiliates and associates, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (i) through (iii) are referred to as “Nominee Information”);

(iv)    with respect to each nominee for election or reelection to the Board of Directors, a completed and signed questionnaire, representation and agreement as required by Section 14;

(v)    as to each Nominating Person, (A) a summary of any material discussions regarding the business proposed to be brought before the meeting (I) between or among any of the Nominating Persons or (II) between or among any Nominating Person and any other record or beneficial holder of the shares of any of the corporation’s securities (including their names) and (B) a representation whether the Nominating Person will engage in a solicitation with respect to such nomination and, if so, the name of each participant (as defined in Item 4 of Schedule 14A under the Exchange Act) in such solicitation and whether such person or group intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of voting power of the corporation’s outstanding capital stock required to elect the nominee (in person or by proxy); and

(vi)    as to each Nominating Person and nominee, such Nominating Person’s and nominee’s written consent to the public disclosure of information provided pursuant to clauses (i) – (v) of this Section 13(b) and Section 13(d).

At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the corporation that information required to be set forth in a shareholder’s notice of nomination which pertains to the nominee. No person shall be eligible for election as a director of the corporation unless nominated in accordance with the procedures set forth in these Bylaws. The chairman of the meeting shall, if the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed by these Bylaws, and if he or she should so determine, he or she shall so declare to the meeting and the defective nomination shall not be admitted.

(c)    For purposes of this Section 13, the term “Nominating Person” shall mean (i) the shareholder providing the notice of the nomination proposed to be made at the meeting, (ii) any beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made and (iii) any affiliate or associate (each within the meaning of Section 12b-2 under the Exchange Act for purposes of these Bylaws) of such shareholder or beneficial owner.

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(d)    A shareholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 13 shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary at the principal executive offices of the corporation not later than five (5) business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof).

(e)    Notwithstanding anything in these Bylaws to the contrary, no nominee shall be nominated for election as a director at a meeting of the shareholders except in accordance with the procedures set forth in this Section 13. The chairman of an annual meeting shall, if the facts warrant, determine that the nomination was not properly brought before the meeting and in accordance with the provisions of this Section 13, and if he or she should so determine, he or she shall so declare to the meeting and any such nomination not properly brought before the meeting shall not be transacted.

Section 14.    Submission of Questionnaire, Representation and Agreement. To be eligible to be a nominee for election or reelection as a director of the corporation, a proposed nominee must deliver (in accordance with the time periods prescribed for delivery of a shareholder’s notice under Section 13(a)), to the Secretary at the principal executive offices of the corporation a written questionnaire with respect to the background and qualification of such proposed nominee (which questionnaire shall be provided by the Secretary upon written request), and a written representation and agreement (in form provided by the Secretary upon written request) that such proposed nominee (i) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person as to how such proposed nominee, if elected as a director of the corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been fully disclosed to the corporation or (B) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the corporation, with such proposed nominee’s fiduciary duties under applicable law, (ii) is not, and will not become a party to, any agreement, arrangement or understanding with any person other than the corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the corporation that has not been fully disclosed to the corporation, and (iii) in such proposed nominee’s individual capacity and on behalf of any person on whose behalf the nomination is made, would be in compliance, if elected as a director of the corporation, and will comply, with the corporation’s Corporate Governance Guidelines and Code of Business Conduct and Ethics, including all applicable, publicly disclosed conflict of interest, confidentiality, stock ownership and insider trading policies and guidelines of the corporation.

Section 15.    General. Notwithstanding anything in these Bylaws to the contrary, a shareholder giving notice of a nomination to be made at, or any other business proposed to be brought before, an annual or special meeting of the shareholders shall also comply with all applicable requirements of the Exchange Act with respect to such nomination or business, as the case may be; provided, however, that any references in these Bylaws to the Exchange Act are not intended to and shall not limit the separate and additional requirements set forth in these Bylaws with respect to nominations or proposals of other business. Nothing in these Bylaws shall be deemed to affect any rights (i) of any shareholder to request inclusion of proposals in the corporation’s proxy statement in accordance with Rule 14a-8 under the Exchange Act or (ii) of any holder of any series of preferred stock of the corporation if and to the extent provided under law, the Certificate of Formation or these Bylaws. Subject to Rule 14a-8 under the Exchange Act, nothing in these Bylaws shall be construed to permit any shareholder, or give any shareholder the right, to include or have disseminated or described in the corporation’s proxy statement any nomination of a person for election to the Board of Directors or any proposal of other business.

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ARTICLE III

BOARD OF DIRECTORS

Section 1.    Powers. The business and affairs of the corporation shall be managed by its Board of Directors which may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute, the Certificate of Formation or by these Bylaws directed or required to be exercised and done by the shareholders.

Section 2.    Number of Directors. The number of directors of the corporation constituting the Board of Directors shall be not less than five (5) nor more than ten (10), determined from time to time in accordance with these Bylaws by resolution of the Board of Directors.

Section 3.    Election and Term. The directors, other than the initial Board of Directors, shall be elected at each annual meeting of the shareholders commencing with the 2019 annual meeting, except as provided in Section 4 of this Article, and each director of the corporation shall hold office until the next succeeding annual meeting and until his or her successor is elected and qualified or until his or her death, resignation or removal in accordance with these Bylaws. Directors need not be residents of the State of Texas or shareholders of the corporation.

No person shall be eligible to stand for election as a director if he or she has attained the age of 68 years. Furthermore, the term of each director shall terminate at the first annual meeting of shareholders following the date on which such director attains the age of 68 years. Notwithstanding anything else in these Bylaws, the term of any director elected, reelected or named to the Board of Directors who was an officer or other employee of the corporation (or of a subsidiary of or other entity controlled by the corporation) at the time he or she was last elected, reelected or named to serve as a director, other than any person who at such time was serving as Chief Executive Officer of the corporation, shall automatically terminate at the first annual meeting of shareholders following the date on which such director ceases to serve as an officer or other employee of the corporation (or of a subsidiary of or other entity controlled by the corporation).

Section 4.    Vacancies. Any vacancies occurring in the Board of Directors shall be filled by the affirmative vote of a majority of the remaining directors although less than a quorum of the Board of Directors; provided, that, alternatively such vacancy may be filled by election at an annual or special meeting of shareholders called for that purpose. A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office. Any vacancy to be filled by reason of an increase in the number of directors shall be filled by the affirmative vote of a majority of the directors; provided, that, alternatively such vacancy may be filled by election at an annual or special meeting of shareholders called for that purpose. A director elected to fill a newly-created directorship shall hold office only until the next election of directors by the shareholders. During the period between two successive annual meetings of shareholders, the Board of Directors may not fill more than two vacancies created by an increase in the number of directors.

Section 5.    Resignation and Removal. Any director may resign at any time upon giving written notice to the corporation, and such resignation shall take effect as provided in the TBOC. At any meeting of shareholders called expressly for the purpose of removing a director or directors, any director or the entire Board of Directors may be removed, but for cause only (removal of directors without cause being expressly prohibited), by a vote of the holders of a majority of the voting power of all of the shares then entitled to vote at an election of directors.

Section 6.    Compensation of Directors. As specifically prescribed from time to time by resolution of the Board of Directors, the directors of the corporation may be paid their expenses of attendance at each meeting of the Board and may be paid reasonable compensation for their services as directors. This provision shall not preclude any director from serving the corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for their services in such capacities.

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ARTICLE IV

MEETINGS OF THE BOARD

Section 1.    Regular Meetings. Regular meetings of the Board of Directors may be held with or without notice at such time and at such place either within or without the State of Texas as from time to time shall be prescribed by resolution of the Board of Directors.

Section 2.    Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board, the Chief Executive Officer or the Secretary on the written request of two directors. Written notice of special meetings of the Board of Directors shall be given to each director at least three (3) days before the date of the meeting.

Section 3.    Business at Regular or Special Meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

Section 4.    Quorum of Directors. A majority of the Board of Directors shall constitute a quorum for the transaction of business, unless a greater number is required by law, the Certificate of Formation or these Bylaws. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement of the meeting, until a quorum shall be present.

Section 5.    Act of Directors’ Meeting. The vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors, unless the vote of a greater number is required by law, the Certificate of Formation or these Bylaws.

Section 6.    Action by Written Consent Without a Meeting. Any action required or permitted to be taken at a meeting of the Board of Directors or of any committee thereof under the applicable provisions of any statute, the Certificate of Formation or these Bylaws may be taken without a meeting if a consent in writing setting forth the action so taken is signed by all members of the Board of Directors or of the committee, as the case may be. Such consent shall have the same force and effect as a unanimous vote of the Board of Directors or of the committee, as the case may be.

ARTICLE V

COMMITTEES

The Board of Directors, by resolution adopted by a majority of the full Board of Directors, may designate from among its members an executive committee and one or more other committees, each of which, to the extent provided in such resolution, the Certificate of Formation or these Bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it, except that no such committee shall have the power or authority of the Board of Directors in reference to amending the Certificate of Formation (except as permitted by the TBOC), proposing a reduction in stated capital, merger, share exchange or conversion of the corporation, recommending to the shareholders the sale, lease, or exchange of all or substantially all of the property and assets of the corporation otherwise than in the usual and regular course of its business, recommending to the shareholders a voluntary winding up or termination of the corporation or a revocation thereof, amending, altering, or repealing the Bylaws of the corporation or adopting new Bylaws for the corporation, filling vacancies in members of the Board of Directors, filling vacancies on or designating alternate members of a committee, electing or removing officers of the corporation or members or alternate members of a committee of the Board, setting the compensation of the members or alternate members of any such committee, or altering or repealing any resolution of the Board of Directors which by its terms provides that it shall not be so amendable or repealable. Unless such resolution, the Certificate of Formation or these Bylaws so provide, no such committee shall have the power or authority to declare a distribution, to authorize the issuance of shares of the corporation, or to adopt a resolution with respect to a merger pursuant to 10.006 of the TBOC. Vacancies in the membership of any such committee shall be filled by resolution adopted by the majority

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of the full Board of Directors at a regular or special meeting of the Board. The designation of any such committee and the delegation thereto of authority shall not operate to relieve the Board of Directors, or any member thereof, of any responsibility imposed upon it or him or her by law.

Any executive committee designated by the Board of Directors shall consist of the Chief Executive Officer and such number (not less than two (2)) of other directors as the Board may from time to time determine by resolution adopted by the majority of the full Board of Directors, one of the members of which committee shall be designated the chairman thereof by the Board of Directors. The executive committee may make rules for the conduct of its business, not inconsistent with this Article V, as it shall from time to time deem necessary and shall keep regular minutes of its proceedings and report the same to the Board when required. A majority of the members of the executive committee shall constitute a quorum for the transaction of business. If a quorum is not present at a meeting, the members present may adjourn the meeting until a quorum is present. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the executive committee, except as otherwise specifically provided by statute, the Certificate of Formation or these Bylaws. Any member of the executive committee may be removed by the Board of Directors by the affirmative vote of a majority of the full Board of Directors, whenever in its judgment the best interests of the corporation will be served thereby.

ARTICLE VI

NOTICES

Section 1.    Methods of Giving Notice. Whenever any notice is required to be given to any shareholder or director under the provisions of any statute, the Certificate of Formation or these Bylaws, it shall be given in writing and delivered personally, by mail or other delivery service or by electronic transmission to such shareholder or director when permitted by, in accordance with the requirements of and with the effect stated in, the TBOC, at such address as appears on the books of the corporation. Any such notice delivered by mail or other delivery service shall be deemed to be given at the time the same shall be deposited in the United States mail with sufficient postage thereon prepaid. Notice given by electronic transmission shall be deemed to be delivered when transmitted for delivery to the recipient.

Section 2.    Waiver of Notice. Whenever any notice is required to be given to any shareholder or director under any provision of the TBOC, the Certificate of Formation or these Bylaws, a written waiver thereof signed by such shareholder or director, as applicable, or a waiver by electronic transmission by such shareholder or director, whether before or after the date and time stated in such notice, shall be deemed equivalent to the giving of such notice. The waiver shall be delivered to the corporation and filed with the minutes of the meeting or with the corporate records, as applicable. Neither the business to be transacted at, nor the purpose of, any regular or special meeting need be specified in any waiver of notice.

Section 3.    Attendance as Waiver. Attendance or participation of a shareholder or director at a meeting shall constitute a waiver of notice of such meeting, except when the shareholder or director attends or participates in the meeting solely for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.

ARTICLE VII

USE OF A CONFERENCE TELEPHONE OR SIMILAR COMMUNICATIONS EQUIPMENT

Subject to the provisions required or permitted for notice of meetings, unless otherwise restricted by the Certificate of Formation or these Bylaws, shareholders, members of the Board of Directors or members of any committee designated by such Board may participate in and hold a meeting of such shareholders, Board or committee by conference telephone or similar communications equipment or another suitable electronic communications system, including videoconferencing technology or the Internet, or any combination, by means of which all persons participating in the meeting can communicate with each other, and participation in such a meeting shall constitute presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Voting at any such meeting shall be conducted in accordance with the TBOC.

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ARTICLE VIII

OFFICERS

Section 1.    Executive Officers. The officers of the corporation shall consist of a Chairman of the Board, a Chief Executive Officer, a President, one or more Vice Presidents (with such supplemental designation to indicate seniority or scope of duties as the Board of Directors may determine from time to time), a Secretary, and a Treasurer, each of whom shall be elected by the Board of Directors as provided in Section 2 of this Article; provided that any of such offices except President, Secretary and Treasurer may be allowed to become vacant by failure of the Board of Directors to fill the office. Any two or more offices may be held by the same person, except that the Chairman of the Board or the President and the Secretary shall not be the same person.

Section 2.    Election and Qualification. The Board of Directors shall annually choose (subject to the provisions of Section 1 of this Article) a Chairman of the Board, a Chief Executive Officer, a President, such Executive Vice Presidents and Senior Vice Presidents as the Board shall deem necessary, a Secretary, and a Treasurer, none of whom, except the Chairman of the Board, the Chief Executive Officer and the President need to be a member of the Board.

Section 3.    Division Officers. The Board of Directors may from time to time establish one or more divisions of the corporation and assign to such divisions responsibilities for such of the corporation’s business, operations and affairs as the Board may designate. The Board of Directors may appoint or authorize an officer of the corporation to appoint in writing officers of a division. Unless elected or appointed an officer of the corporation by the Board of Directors or pursuant to authority granted by the Board, an officer of a division shall not as such be an officer of the corporation, except that he or she shall be an officer of the corporation for the purposes of executing and delivering documents on behalf of the corporation or for other specific purposes, if and to the extent that he or she may be authorized to do so by the Board of Directors. Unless otherwise provided in the writing appointing an officer of a division, such officer shall hold office until his or her successor is appointed and qualified. Any officer of a division may be removed with or without cause by the Board of Directors or by the officer, if any, of the corporation then authorized by the Board of Directors to appoint such officer of a division. The Board of Directors may prescribe or authorize an officer of the corporation or an officer of a division to prescribe in writing the duties and powers and authority of officers of divisions and may authorize an officer of the corporation or an officer of a division to determine the compensation for officers of divisions.

Section 4.    Other Officers and Agents. The Board of Directors may elect or appoint a Vice Chairman and such Vice Presidents, other officers, assistant officers and agents as the Board may deem necessary, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board.

Section 5.    Salaries. Subject to the provisions of Section 3 of this Article, the compensation of all officers and agents of the corporation shall be determined by the Board of Directors.

Section 6.    Term, Removal and Vacancies. Each officer of the corporation shall hold office until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. Any officer may resign at any time upon giving written notice to the corporation. Any officer or agent or member of the executive committee elected or appointed by the Board of Directors may be removed by the Board of Directors whenever in its judgment the best interests of the corporation will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an officer or agent shall not of itself create contract rights. Any vacancy occurring in any office of the corporation by death, resignation, removal or otherwise shall be filled (subject to the provisions of Sections 1 and 3 of this Article) by the Board of Directors.

Section 7.    Chairman of the Board. The Chairman of the Board shall preside at all meetings of the shareholders and of the Board of Directors and shall have such other powers and duties as usually pertain to such office or as may be prescribed by the Board of Directors.

Section 8.    Chief Executive Officer. The Board of Directors may designate whether the Chairman of the Board or the President shall be the Chief Executive Officer of the corporation. The officer so designated as the

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Chief Executive Officer shall have general powers of oversight, supervision and management of the business and affairs of the corporation, and shall see that all orders and resolutions of the Board of Directors are carried into effect. He or she shall execute bonds, mortgages and other contracts requiring a seal under the seal of the corporation, except where required or permitted by law to be otherwise signed and executed, and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the corporation. The Chief Executive Officer shall have such other powers and duties as usually pertain to such office or as may be prescribed by the Board of Directors. If a Chief Executive Officer is not otherwise designated by the Board of Directors, the Chairman of the Board shall be the Chief Executive Officer of the corporation.

Section 9.    President. Subject to Section 10, the President, in the absence or disability of the Chairman of the Board, shall perform the duties and exercise the powers of the Chairman of the Board. The President shall perform such duties and exercise such other powers as usually pertain to such office or as may be delegated from time to time by the Board of Directors.

Section 10.    Vice Chairman of the Board. Unless otherwise determined by the Board of Directors, the Vice Chairman of the Board, in the absence or disability of the Chairman of the Board and the President, shall perform the duties and exercise the powers of the Chairman of the Board. The Vice Chairman shall perform such other duties and exercise such other powers as may be delegated from time to time by the Board of Directors or Chairman of the Board.

Section 11.    Vice Presidents. Unless otherwise determined by the Board of Directors, the Vice Presidents, in the order of their seniority as such seniority may from time to time be designated by the Board of Directors, shall perform the duties and exercise the powers of the President in the absence or disability of the President. They shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

Section 12.    Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of the shareholders, and shall record all the proceedings of the meetings of the corporation and of the Board of Directors in a book to be kept for that purpose, and shall perform like duties for the standing committees when required. He or she shall give, or cause to be given, notice of all meetings of the shareholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors. He or she shall keep in safe custody the seal of the corporation, and, when authorized by the Board of Directors, affix the same to any instrument requiring it. When so affixed, such seal shall be attested by his or her signature or by the signature of the Treasurer or an Assistant Secretary.

Section 13.    Assistant Secretaries. Unless otherwise determined by the Board of Directors, the Assistant Secretaries, in the order of their seniority as such seniority may from time to time be designated by the Board of Directors, shall perform the duties and exercise the powers of the Secretary in the absence or disability of the Secretary. They shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

Section 14.    Treasurer. The Treasurer shall have the custody of the corporate funds and securities, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation, and shall deposit all moneys and other valuable effects in the name and to the credit of the corporation in such depositories as may be designated by the Board of Directors. He or she shall disburse the funds of the corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

Section 15.    Assistant Treasurers. Unless otherwise determined by the Board of Directors, the Assistant Treasurers, in the order of their seniority as such seniority may from time to time be designated by the Board of Directors, shall perform the duties and exercise the powers of the Treasurer in the absence or disability of the Treasurer. They shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

Section 16.    Officers’ Bond. If required by the Board of Directors, any officer so required shall give the corporation a bond (which shall be renewed as the Board of Directors may require) in such sum and with such

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surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his or her office and for the restoration to the corporation, in case of his or her death, resignation, retirement or removal from office, of any and all books, papers, vouchers, money and other property of whatever kind in his or her possession or under his or her control belonging to the corporation.

ARTICLE IX

CERTIFICATES FOR SHARES

Section 1.    Certificated and Uncertificated Shares. Shares of capital stock of the corporation may, but shall not be required to, be issued in certificated form. If such stock is certificated, such certificates shall be numbered and shall be entered in the books of the corporation as they are issued, and shall be signed by the Chairman of the Board, the President or a Vice President, and the Secretary or an Assistant Secretary of the corporation, and may be sealed with the seal of the corporation or a facsimile thereof. The signatures of the Chairman of the Board, the President or Vice President and Secretary or Assistant Secretary, upon a certificate may be facsimiles, if the certificate is countersigned by a transfer agent or registered by a registrar, either of which is other than the corporation itself or an employee of the corporation. In case any officer who has signed or whose facsimile signature has been placed upon such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the corporation with the same effect as if he or she were such officer at the date of its issuance. If the corporation is authorized to issue shares of more than one class of stock or more than one series of any class, there shall be set forth upon the face or back of the certificate, or the certificate shall have a statement that the corporation will furnish to any shareholder upon request and without charge, a full statement of all of the powers, designations, preferences, and rights of the shares of each class authorized to be issued and the qualifications, limitations or restrictions thereof, and, if the corporation is authorized to issue any preferred or special class in series, the variations in the relative rights and preferences between the shares of each such series so far as the same have been fixed and determined, and the authority of the Board of Directors to fix and determine the relative rights and preferences of subsequent series. Each certificate representing shares shall state upon the face thereof that the corporation is organized under the laws of the State of Texas, the name of the person to whom issued, the number and the class and the designation of the series, if any, which such certificate represents and the par value or a statement that the shares are without par value. No shares of capital stock shall be issued until the consideration therefor has been fully paid.

Section 2.    Transfer of Shares. Subject to the provisions of Section 2 of Article Four of the Certificate of Formation, the capital stock held of record by a shareholder shall be transferable only on the transfer books of the corporation, subject to these Bylaws, by the owner in person, or by attorney or legal representative, written evidence of whose authority shall be filed with the corporation. No transfer of shares of capital stock shall be valid until such transfer has been entered on the books of the corporation by an entry showing from and to whom transferred. If stock is certificated, upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate, and record the transaction upon its books.

Section 3.    Lost, Stolen or Destroyed Certificate. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen or destroyed upon the making of an affidavit of that fact by the person claiming the certificate to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors, in its discretion and as a condition precedent to the issuance thereof, may require the owner of such lost, stolen or destroyed certificate or certificates, or his or her legal representative, to advertise the same in such manner as it shall require and/or to give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 4.    Closing of Transfer Records and Fixing Record Date. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or entitled to receive payment of any distribution, or in order to make a determination of shareholders for any other proper

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purpose, the Board of Directors may provide that the transfer records shall be closed for a stated period but not to exceed, in any case, sixty (60) days. If the transfer records shall be closed for the purpose of determining shareholders entitled to notice of or to vote at a meeting of shareholders, such ledger shall be closed for at least ten (10) days immediately preceding such meeting. In lieu of closing the transfer records, the Board of Directors may fix in advance a date as the record date for any such determination of shareholders, such date in any case to be not more than sixty (60) days, and, in case of a meeting of shareholders, not less than ten (10) days (or such longer period or may be required by the TBOC), prior to the date on which the particular action requiring such determination of shareholders is to be taken. If the transfer records are not closed and no record date is fixed for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders, or shareholders entitled to receive payment of a distribution, the date on which notice of the meeting is given to shareholders or the date on which the resolution of the Board of Directors declaring such distribution is adopted, as the case may be, shall be the record date for such determination of shareholders. When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this Section 4, such determination shall apply to any adjournment thereof, except where the determination has been made through the closing of the transfer records and the stated period of closing has expired.

Section 5.    Registered Shareholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive distributions, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Texas.

ARTICLE X

GENERAL PROVISIONS

Section 1.    Distributions. The Board of Directors from time to time may declare, and the corporation may pay, distributions on its outstanding shares in cash, property, or its own shares pursuant to law and subject to the provisions of the Certificate of Formation and these Bylaws.

Section 2.    Reserves. The Board of Directors may by resolution create a reserve or reserves out of surplus for any proper purpose or purposes, and may increase, decrease or abolish any such reserve in the same manner.

Section 3.    Checks. All checks or demands for money and notes of the corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors from time to time may designate.

Section 4.    Fiscal Year. The fiscal year of the corporation shall be the calendar year.

Section 5.    Seal. The corporate seal shall have inscribed thereon the name of the corporation and may be used by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

Section 6.    Forum. (a) Unless the corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the corporation to the corporation or the corporation’s shareholders, (iii) any action asserting a claim arising pursuant to any provision of the TBOC or the Certificate of Formation or these Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of the Certificate of Formation or these Bylaws or (v) any action asserting a claim governed by the internal affairs doctrine shall be the District Court of Dallas County, State of Texas, or, if such court does not have jurisdiction, the United States District Court for the Northern District of Texas, Dallas Division. Any person purchasing or otherwise acquiring any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Section 6.

(b)    If any action the subject matter of which is within the scope of Section 6(a) above is filed in a court other than the District Court of Dallas County, State of Texas, or the United States District Court for the Northern District of Texas, Dallas Division (a “Foreign Action”), in the name of any shareholder, such shareholder shall be deemed to have consented to (i) the personal jurisdiction of the District Court of Dallas County, State of Texas, and the United States District Court for the Northern District of Texas, Dallas Division in connection with any

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action brought in any such courts to enforce Section 6(a) above (an “Enforcement Action”) and (ii) having service of process made upon such shareholder in any such Enforcement Action by service upon such shareholder’s counsel in the Foreign Action as agent for such shareholder.

(c)    If any provision or provisions of this Section 6 shall be held to be invalid, illegal or unenforceable as applied to any person or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Section 6 (including, without limitation, each portion of any sentence of this Section 6 containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons and circumstances shall not in any way be affected or impaired thereby.

ARTICLE XI

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Section 1.    Actions, Suits, or Proceedings Other Than by or in the Right of the Corporation. The corporation shall, to the maximum extent permitted or required by the TBOC or other applicable law, as the same exists, may exist or be amended (but, in the case of any such new law or amendment and unless applicable law otherwise requires, only to the extent that such new law or amendment permits the corporation to provide broader indemnification rights than such law permitted the corporation to provide prior to such new law or amendment), indemnify and hold harmless any person who was or is a party or is threatened to be made a party to, or who is or was involved in any manner (including, without limitation, as a witness) in, any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was or has agreed to become a director, officer, employee or agent of the corporation, or is or was serving or has agreed to be a delegate of the corporation to serve at the request of the corporation as a representative of another corporation, partnership, joint venture, trust or other enterprise or organization or an employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity, against costs, charges, expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such investigation, claim, action, suit or proceeding and any appeal therefrom.

For purposes of Article XI, (a) a “delegate” means a person who, while serving as a director of the corporation, is or was serving at the request of the corporation as a representative of another enterprise, another organization, or an employee benefit plan, and a person is a delegate to an employee benefit plan if the performance of the person’s official duties to the corporation also imposes duties on or otherwise involves service by the person to the plan or participants in or beneficiaries of the plan, and (b) a “representative” means a person who is (i) serving as a partner, director, officer, venturer, proprietor, trustee, employee, administrator, or agent of an enterprise or other organization or of an employee benefit plan; or (ii) serving a similar function for an enterprise or other organization or for an employee benefit plan.

Section 2.    Actions or Suits by or in the Right of the Corporation. The corporation shall, to the maximum extent permitted or required by the TBOC or other applicable law, as the same exists, may exist or be amended (but, in the case of any such new law or amendment and unless applicable law otherwise requires, only to the extent that such new law or amendment permits the corporation to provide broader indemnification rights than such law permitted the corporation to provide prior to such new law or amendment), indemnify and hold harmless any person who was or is a party or is threatened to be made a party to, or who is or was involved in any manner (including, without limitation, as a witness) in, any threatened, pending or completed investigation, claim, action, suit or proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was or has agreed to become a director, officer, employee or agent of the corporation, or is or was serving or has agreed to be a delegate of the corporation to serve at the request of the corporation as a representative of another corporation, partnership, joint venture, trust or other enterprise or organization or an employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity, against costs, charges and expenses (including attorneys’ fees and amounts paid in settlement)

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actually and reasonably incurred by him or her or on his or her behalf in connection with the defense or settlement of such investigation, claim, action, suit or proceeding and any appeal therefrom.

Section 3.    Indemnification for Costs, Charges, and Expenses of Successful Party; Suits Initiated by a Director, Officer, Employee, Agent or Delegate. Notwithstanding the other provisions of this Article XI, to the extent that a director, former director, officer, employee, agent or delegate of the corporation has been wholly successful on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, in defense of any investigation, claim, action, suit or proceeding referred to in Sections 1 and 2 of this Article, he or she shall be indemnified against all costs, charges and expenses (including attorneys’ fees) actually and reasonably incurred by him or her or on his or her behalf in connection therewith. Notwithstanding the other provisions of this Article XI, except with respect to a proceeding to enforce rights to indemnification or advances under Section 6 of this Article, the corporation shall be required to indemnify a director, former director, officer, employee, agent or delegate under this Article in connection with an investigation, claim, action, suit or proceeding initiated or brought by such person (including any counterclaim or cross-claim) only if such investigation, claim, action, suit or proceeding was authorized by the Board of Directors.

Section 4.    Determination of Right to Indemnification.

(a)    Any indemnification under Sections 1 and 2 of this Article XI (unless required by Section 3 of this Article XI or ordered by a court) shall be paid by the corporation upon a determination that (i) the person to be indemnified (A) acted in good faith, (B) reasonably believed (1) in the case of conduct in the person’s official capacity, that the person’s conduct was in the corporation’s best interests, and (2) in any other case, that the person’s conduct was not opposed to the corporation’s best interests, and (C) in the case of a criminal proceeding, that the person did not have a reasonable cause to believe that his conduct was unlawful; and (ii) with respect to expenses, the amount of expenses other than a judgment is reasonable. Action taken or omitted by a person or delegate with respect to an employee benefit plan in the performance of the person’s duties for a purpose reasonably believed by the person to be in the interest of the participants and beneficiaries of the plan is for a purpose that is not opposed to the best interests of the corporation. Action taken or omitted by a delegate to another enterprise for a purpose reasonably believed by the delegate to be in the interest of the other enterprise or its owners or members is for a purpose that is not opposed to the best interests of the corporation. A person does not fail to meet the standard under this Section 4 solely because of the termination of any investigation, claim, action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent.

(b)    The determination under this Section 4 shall be made promptly after a written request for indemnification has been made (i) by the directors by a majority vote of directors who at the time of the vote are disinterested and independent, regardless of whether the directors who are disinterested and independent constitute a quorum, or (ii) by a committee of the Board of Directors designated by majority vote of the directors who at the time of the vote are disinterested and independent, regardless of whether the directors who are disinterested and independent constitute a quorum, and is composed solely of directors who are disinterested and independent, or (iii) by special legal counsel selected by the Board of Directors or a committee by a vote in accordance with clause (i) or (ii) of this Section 4(b) in a written opinion, or (iv) by the vote of the holders of a majority of the voting power of all of the shares entitled to vote thereon that excludes the shares held by directors who are not disinterested and independent.

(c)    Indemnification under this Article XI of a person who is found liable to the corporation or is found liable because the person improperly received a personal benefit: (i) is limited to reasonable expenses (including costs, attorneys’ fees and amount paid in settlement) actually incurred by the person in connection with the proceeding, (ii) does not include a judgment, a penalty, a fine, and an excise or similar tax, including an excise tax assessed against the person with respect to an employee benefit plan, and (iii) may not be made in relation to a proceeding in which the person has been found liable for (A) willful or intentional misconduct in the performance of the person’s duty to the corporation, (B) breach of the person’s duty of loyalty owed to the corporation, or (C) an act or omission not committed in good faith that constitutes a breach of a duty owed by the person to the corporation.

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(d)    A person is considered to have been found liable in relation to a claim, issue, or matter only if the liability is established by an order, including a judgment or decree of a court, and all appeals of the order are exhausted or foreclosed by law.

(e)    The only basis upon which a finding that indemnification may not be made is that such indemnification is prohibited by law or is beyond the scope of the right to indemnification conferred herein.

Section 5.    Advance of Costs, Charges and Expenses. In furtherance, but not in limitation, of the foregoing provisions, to the extent permitted by the TBOC or other applicable law, as the same exists, may exist or be amended (but, in the case of any such new law or amendment and unless applicable law otherwise requires, only to the extent that such new law or amendment permits the corporation to provide broader rights to payment of expenses than such law permitted the corporation to provide prior to such new law or amendment), and the other provisions of this Section 5, all costs, charges and expenses (including attorneys’ fees and amounts paid in settlement) incurred by an director, delegate or officer of the corporation in defending a civil or criminal investigation, claim, action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such investigation, claim, action, suit or proceeding; provided, however, that the payment of such costs, charges and expenses incurred by a director, delegate or officer in his or her capacity as a director, delegate or officer (and not in any other capacity in which service was or is rendered by such person while a director, delegate or officer) in advance of the final disposition of such investigation, claim, action, suit or proceeding shall be made only upon receipt of (a) a written affirmation by the director, delegate or officer of such person’s good faith belief that such person has met the standard of conduct necessary for indemnification under this Article XI, and (b) a written undertaking by or on behalf of the director, delegate or officer to repay all amounts so advanced in the event that it shall ultimately be determined that such director, delegate or officer has not met the required standard of conduct under Section 4 of this Article XI or that indemnification is prohibited by Section 4. Such costs, charges and expenses incurred by former directors, employees and agents shall be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate. The Board of Directors may, in the manner set forth above, and upon approval of such director, delegate, officer, former director, employee, or agent of the corporation, authorize the corporation’s counsel to represent such person, in any investigation, claim, action, suit or proceeding, whether or not the corporation is a party to such investigation, claim, action, suit or proceeding.

Section 6.    Procedure for Indemnification. Any (i) indemnification under Sections 1, 2 and 3 shall be made promptly, and in any event within sixty (60) days, or (ii) advance of costs, charges and expenses under Section 5 of this Article XI shall be made promptly, and in any event within twenty (20) days, in each case upon the written request of the director, officer, employee, agent or delegate to the Secretary of the corporation. The right to indemnification or advances as granted by this Article XI shall be enforceable by the director, officer, employee, agent or delegate in any court of competent jurisdiction, if the corporation denies such request, in whole or in part, or if no disposition thereof is made within the prescribed time period for such payment. Such person’s costs and expenses (including attorneys’ fees) incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of costs, charges and expenses under Section 5 of this Article XI where the required undertaking, if any, has been received by the corporation) that indemnification or advancement of costs and expenses is prohibited by law or beyond the scope of the right to indemnification conferred herein, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its Board of Directors or a committee thereof, its independent legal counsel, and its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct, nor the fact that there has been an actual determination by the corporation (including its Board of Directors or a committee thereof, its independent legal counsel, and its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 7.    Other Rights; Continuation of Right to Indemnification. The indemnification and advancement of costs, charges and expenses provided by this Article XI shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of costs, charges and expenses may be entitled under

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any law (common or statutory), other Bylaw provision, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the corporation. All rights under this Article shall vest at the time a person becomes a director, officer, employee, agent or delegate, shall continue as to a person who has ceased to be a director, officer, employee, agent or delegate as to actions taken while he or she was such a director, officer, employee, agent or delegate, and shall inure to the benefit of the estate, heirs, executors and administrators of such person. All rights under this Article XI shall be deemed to be a contract between the corporation and each director, officer, employee, agent or delegate of the corporation who serves or served in such capacity at any time while this Article is in effect. Any repeal or modification of this Article XI or any repeal or modification of relevant provisions of the TBOC or any other applicable laws shall be prospective only and shall not in any way diminish any rights of such director, officer, employee, agent or delegate or the obligations of the corporation arising hereunder.

Section 8.    Extent of Indemnification. In addition to the specific indemnification provided for herein, the corporation shall indemnify each person who is or was or has agreed to become a director, officer, employee or agent of the corporation, or is or was serving or has agreed to serve as a delegate at the request of the corporation as a representative of another corporation, partnership, joint venture, trust or other enterprise or organization or employee benefit plan to the fullest extent authorized or permitted (a) by the TBOC, or any other applicable law, new law or by any amendment thereof or other statutory provision in effect on the date hereof, or (b) by the corporation’s Certificate of Formation as in effect on the date hereof. Subject to the exceptions and conditions set forth in Article XI, Section 2 of these Bylaws, the corporation shall also advance expenses to any of the foregoing individuals to the fullest extent authorized or permitted (i) by the TBOC, or any other applicable law, new law or by any amendment thereof or other statutory provision in effect on the date hereof, or (ii) by the corporation’s Certificate of Formation as in effect on the date hereof.

Section 9.    Predecessor Corporation. The corporation shall indemnify persons who served as directors, delegates, officers, employees and agents of the corporation’s predecessor corporation, A. H. Belo Corporation, a Delaware corporation (“AHC Delaware”), for actions taken or omitted to be taken, in such capacities with AHC Delaware at or prior to the merger of AHC Delaware with and into the corporation (the “Merger”) to the same extent that the corporation would be able to indemnify such persons if such persons were serving in identical capacities with the corporation after the Merger and as if such acts or omissions had occurred after the Merger. In addition, with respect to actions taken or omitted to be taken, while serving in such capacities with AHC Delaware prior to the Merger, such persons shall continue to have all such rights to indemnification and advancement of expenses as were provided under the bylaws of AHC Delaware at the time of the Merger, the obligations with respect to which rights were assumed by the corporation as obligations of the corporation pursuant to and as a consequence of the Merger.

Section 10.    Insurance. Notwithstanding the foregoing, the corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee, agent or delegate of the corporation, or is or was serving or has agreed to be a delegate of the corporation to serve at the request of the corporation as a representative of another corporation, partnership, joint venture, trust or other enterprise or organization or an employee benefit plan against any liability asserted against him or her and incurred by him or her or on his or her behalf in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of this Article.

Section 11.    Savings Clause. If this Article XI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director, officer, employee, agent and delegate of the corporation as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the corporation, to the full extent permitted by any applicable portion of this Article XI that shall not have been invalidated and to the full extent permitted by applicable law.

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ARTICLE XII

AMENDMENTS

The initial Bylaws of the corporation shall be adopted by the Board of Directors. The power to alter, amend, or repeal the Bylaws or adopt new Bylaws, subject to repeal or change by action of the shareholders, is vested in the Board of Directors. Thus, these Bylaws may be altered, amended, or repealed or new Bylaws may be adopted by the affirmative vote of a majority of the Board of Directors at any regular or special meeting of the Board, subject, however, to repeal or change by the affirmative vote of the holders of at least two-thirds of the voting power of all of the outstanding shares entitled to vote thereon, voting as a single class. These Bylaws may be altered, amended or repealed or new Bylaws may be adopted at any regular or special meeting of shareholders at which a quorum is present or represented by the affirmative vote of not less than two-thirds of the voting power of all of the outstanding shares entitled to vote thereon at such meeting, voting together as a single class, and present or represented thereat. Notice of the proposed alteration, amendment, adoption, repeal or change shall be contained in the notice of such meeting of shareholders.

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AH Belo-PS-18

NOTICE TO PARTICIPANTS

IN THE

A. H. BELO SAVINGS PLAN

(the “Savings Plan”)

You should have received by separate correspondence a Notice of Internet Availability of Proxy Materials (the “Notice”) informing you of your ability to access the A. H. Belo Corporation (“A. H. Belo” or the “Company”) proxy materials on the website referred to in the Notice or to request to receive a printed set of the proxy materials. The proxy materials relate to the 2018 Annual Meeting of Shareholders of A. H. Belo that will be held in the auditorium of our corporate headquarters at 1954 Commerce Street, Dallas, Texas 75201, on Wednesday, June 6, 2018, at 10:00 a.m. (local time). The A. H. Belo Board of Directors has fixed the close of business on April 9, 2018 as the record date (the “Record Date”) for the determination of shareholders entitled to receive notice of and to vote at the 2018 Annual Meeting of Shareholders or any adjournment(s) thereof. The annual meeting will be held for the purpose of electing directors, ratifying the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm, voting on adoption of an Agreement and Plan of Merger and approval of reincorporation in Texas and considering any other matters that properly may come before the meeting or any postponement or adjournment of the meeting.

Directions to the Trustee

Only Fidelity Management Trust Company, as the trustee of the Savings Plan (“Fidelity”), can vote the shares of A. H. Belo stock held by the Savings Plan. However, under the terms of your plan, you are entitled to instruct Fidelity how to vote the shares of A. H. Belo stock that were allocated to your plan account at the close of business on the Record Date. Voting instructions with respect to shares held in the Savings Plan must be received by 11:59 p.m. Eastern Time on June 4, 2018, and may not be provided at the meeting.

The Notice you received includes instructions on how to access the proxy materials and how to provide your voting instructions to Fidelity via the Internet. It also provides information on how to request a printed set of the proxy materials, including a voting instruction card. Your participation is important and your vote is confidential. Please take the time to vote your plan shares via the Internet using the instructions included in the Notice, by using the toll-free telephone number provided in the proxy materials, or, if you opt to receive paper copies, by completing the voting instruction card and returning it in the envelope provided.

With respect to the Savings Plan, Fidelity will vote all A. H. Belo shares held by the plan in accordance with the voting instructions that are received via mail, telephone, or Internet on or before June 4, 2018 from participants in the plan, unless Fidelity determines such instructions are contrary to the requirements of the Employee Retirement Income Security Act of 1974, as amended (ERISA). If you sign, date and return a paper voting instruction card but do not check any boxes on the card, then Fidelity will vote your plan shares FOR all nominees standing for election as directors, FOR ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm and FOR adoption of an Agreement and Plan of Merger and approval of reincorporation in Texas. In addition, at its discretion, Fidelity is authorized to vote on any other matter that properly may come before the meeting or any adjournment or postponement of the meeting.

Confidentiality and Instructions

Your voting instructions to Fidelity are strictly confidential and will not be revealed, directly or indirectly, to any director, officer, or other employee of A. H. Belo or to anyone else, except as otherwise required by law. Therefore, you should feel completely free to instruct Fidelity to vote your plan shares in the manner you think best.

Voting Deadline

Because of the time required to tabulate voting instructions from participants before the annual meeting, Fidelity must establish a cut-off date for receipt of voting instructions. The cut-off date is June 4, 2018, and therefore it is important that you act promptly to vote your plan shares on or before that date. Voting instructions received by Fidelity after the cut-off date will not be tabulated. If Fidelity does not receive timely instructions from you with respect to your plan shares, Fidelity will vote your shares in the same proportion as the shares for which voting instructions have been received from other participants in the Savings Plan.

Further Information

If you are a direct shareholder of A. H. Belo, please note that you must vote your directly-owned shares and your plan shares separately. You may not use the card or the voter identification information with respect to your directly-owned shares to vote your plan shares. Your direct vote of non-plan shares is not confidential.

If you have questions regarding the information provided to you, you may contact the plan administrator at (800) 835-5098 between 8:00 a.m. and 5:00 p.m., Central Time, Monday through Friday.

Your ability to instruct Fidelity how to vote your plan shares is an important part of your rights as a participant. Please consider the proxy materials carefully and provide your voting instructions to us promptly.

April 23, 2018

FIDELITY MANAGEMENT TRUST COMPANY

as Trustee of the A. H. BELO SAVINGS PLAN

A. H. BELO CORPORATION ATTN: CORPORATE SECRETARY 1954 COMMERCE STREET DALLAS, TX 75201

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 p.m. Eastern Time the day prior to the annual meeting date. Voting instructions with respect to A. H. Belo Corporation shares held in the A. H. Belo Savings Plan (the “Savings Plan”) must be received by 11:59 p.m. Eastern Time on June 4, 2018, and may not be provided at the meeting.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day prior to the annual meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day prior to the annual meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	E36818-P03317-Z71858	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

A. H. BELO CORPORATION		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote “FOR” the following nominees:
1.	Election of Directors Nominees	☐	☐	☐

01) James M. Moroney III
02) Ronald D. McCray

The Board of Directors recommends a vote “FOR” Proposals 2 and 3:						For	Against	Abstain
2.	Ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm.					☐	☐	☐

3.	Adoption of an Agreement and Plan of Merger and approval of reincorporation in Texas.					☐	☐	☐

NOTE: In their discretion, the proxyholders and trustee are authorized to vote on any other matters that may properly come before the meeting or any adjournment(s) thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Company’s 2018 Proxy Statement, Annual Report for Year Ended December 31, 2017 and Notice to Plan Participants are available at www.proxyvote.com.

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E36819-P03317-Z71858

A. H. BELO CORPORATION Annual Meeting of Shareholders June 6, 2018 at 10:00 AM CDT This proxy is solicited by the Board of Directors

Appointment of Proxies: The undersigned hereby appoints James M. Moroney III, Katy Murray, and Christine E. Larkin, or any one or more of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes each of them to represent and to vote as designated on the reverse side all the shares of the common stock of A. H. Belo Corporation (“A. H. Belo”) held of record by the undersigned on April 9, 2018 at the 2018 Annual Meeting of Shareholders, and any adjournment or postponement thereof.

Voting Instructions by Participants in the Savings Plan: This proxy/voting instruction card, when properly completed and returned by you, constitutes voting instructions to Fidelity Management Trust Company (“Fidelity”), as the trustee of the Savings Plan, to vote the shares of A. H. Belo common stock allocated to your plan account as of April 9, 2018 at the 2018 Annual Meeting of Shareholders, and any adjournment or postponement thereof, and also constitutes voting instructions to Fidelity for a proportionate number of shares of A. H. Belo common stock in the Savings Plan for which voting instructions have not been received. Your instructions to Fidelity will be held in confidence and will be made available only to the inspectors of the election at the Annual Meeting, none of whom is an employee of A. H. Belo. Please use the other side of this form in giving your instructions.

THIS PROXY/VOTING INSTRUCTION CARD, WHEN PROPERLY COMPLETED AND RETURNED BY YOU, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY YOU. YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOXES. IF YOU SIGN, DATE AND RETURN A PROXY/VOTING INSTRUCTION CARD BUT DO NOT CHECK ANY BOXES ON THE CARD, THEN THIS PROXY/VOTING INSTRUCTION CARD WILL BE VOTED “FOR” ALL NOMINEES STANDING FOR ELECTION AS DIRECTORS, “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, “FOR” THE ADOPTION OF AN AGREEMENT AND PLAN OF MERGER AND APPROVAL OF REINCORPORATION IN TEXAS, AND IN THE PROXYHOLDERS’ OR THE TRUSTEE’S, AS APPLICABLE, DISCRETION ON ANY OTHER MATTER PRESENTED AT THE MEETING.

Continued and to be signed on reverse side